Exhibit 10.1

CONTRIBUTION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

THE DIRECTV GROUP, INC.,

HUGHES NETWORK SYSTEMS, INC.,

SKYTERRA COMMUNICATIONS, INC.

AND

HUGHES NETWORK SYSTEMS, LLC

DATED AS OF

DECEMBER 3, 2004

TABLE OF CONTENTS

			TAB
1.	DEFINITIONS.		1

2.	THE TRANSACTIONS.		1

	2.1	Contribution of Assets.	1

	2.2	Description of Contributed Assets.	1

	2.3	Excluded Assets.	4

	2.4	Assumption of Liabilities; Excluded Liabilities.	5

	2.5	Disposition of Other HNS Businesses.	8

	2.6	Consents; Assignment of Contracts and Rights; Transition Services; Financial Support Arrangements.	8

	2.7	Financing; Payment of Purchase Price; Purchase and Sale of Membership Interests.	11

	2.8	Closing; Closing Date.	12

	2.9	Allocation of Purchase Price.	12

	2.10	Working Capital Adjustment; Minimum Cash Balance.	13

	2.11	No Set-Off.	14

3.	ADDITIONAL UNDERTAKINGS AND COVENANTS.		14

	3.1	Consents and Approvals.	14

	3.2	Operation of the Business; Cancellation of Certain Intercompany Obligations.	15

	3.3	Maintenance of Insurance Policies.	19

	3.4	Public Announcements.	20

	3.5	Investor’s Access to Information; Confidentiality.	20

	3.6	Preservation of Records and HNS’s Access to Information.	21

	3.7	Agreements Regarding Tax Matters.	22

	3.8	United Kingdom Value Added Tax.	23

	3.9	Closing Conditions.	24

	3.10	Audit; Cooperation.	25

	3.11	Agreements with Respect to Spaceway and the Boeing Contract.	25

	3.12	Pre-Closing Payment of Certain Indebtedness.	28

	3.13	Communications Licenses.	28

	3.14	ChinaCast.	28

	3.15	Negotiation with Others; Disposition of Securities.	29

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	3.16	No Solicitation.	29

4.	REPRESENTATIONS AND WARRANTIES OF HNS.		30

	4.1	Organization, Standing; Transferred Subsidiaries.	30

	4.2	Authorization.	30

	4.3	Binding Obligation.	31

	4.4	Noncontravention.	31

	4.5	Taxes.	31

	4.6	Financial Statements; Undisclosed Liabilities.	33

	4.7	Absence of Certain Changes.	34

	4.8	Real Property Matters.	34

	4.9	Intellectual Property.	35

	4.10	Sufficiency of and Title to Assets.	36

	4.11	Litigation; Compliance with Laws.	36

	4.12	Insurance.	37

	4.13	Governmental Approvals.	37

	4.14	Foreign Benefit Matters.	37

	4.15	U.S. Employee Benefit Matters.	39

	4.16	Contracts.	39

	4.17	Environmental Matters.	41

	4.18	Licenses and Permits.	42

	4.19	Labor.	42

	4.20	Brokers.	43

	4.21	Affiliate Transactions.	43

	4.22	Investment Representations.	43

	4.23	Newco.	43

	4.24	Earth Stations and Ground Facility Rights.	44

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.		44

	5.1	Organization, Standing, Qualification.	44

	5.2	Authorization.	45

	5.3	Binding Obligation.	45

	5.4	Noncontravention.	45

	5.5	Litigation; Compliance with Laws.	45

	5.6	Financing.	46

	5.7	Qualifications to Hold Communications Licenses.	46

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	5.8	Condition of Business; Independent Investigation.	46

	5.9	SEC Documents; Undisclosed Liabilities.	46

	5.10	SkyTerra Stock.	47

	5.11	Brokers.	48

	5.12	Purchaser Representations.	48

6.	FOREIGN EMPLOYEE MATTERS.		48

7.	U.S. EMPLOYEE MATTERS.		48

8.	CLOSING.		48

	8.1	Conditions Precedent to Obligations of Each Party.	48

	8.2	Conditions Precedent to Obligations of the Investor.	49

	8.3	Conditions Precedent to Obligation of Parent and HNS.	50

	8.4	Updated Disclosure Schedule.	51

	8.5	Deliveries by HNS.	51

	8.6	Deliveries by the Investor.	53

	8.7	Deliveries by Newco.	53

9.	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES.		54

	9.1	Survival of Representations; Exclusive Remedy.	54

	9.2	Agreement of Parent to Indemnify.	55

	9.3	Agreement of the Investor to Indemnify.	55

	9.4	Limits of Indemnification.	55

	9.5	Special Indemnification by Parent.	56

	9.6	Special Indemnification by Newco.	56

	9.7	Conditions of Indemnification.	56

	9.8	Tax Controversies; Assistance and Cooperation.	58

	9.9	Notice of Breaches of Representations and Warranties.	58

10.	TERMINATION.		59

	10.1	Termination.	59

	10.2	Effect of Termination.	60

11.	MISCELLANEOUS.		60

	11.1	Additional Actions and Documents.	60

	11.2	Expenses.	60

	11.3	Bulk Sales; Transfer Taxes.	60

	11.4	Assignment.	61

	11.5	Entire Agreement; Amendment.	61

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11.6	Waiver.	62

11.7	Severability.	62

11.8	Governing Law.	62

11.9	Notices.	62

11.10	Headings.	64

11.11	Interpretation; Absence of Presumption.	64

11.12	Execution in Counterparts.	64

11.13	Limitation on Benefits.	65

11.14	Binding Effect.	65

11.15	Jurisdiction.	65

11.16	Provisional Relief; Specific Performance.	65

11.17	Waiver of Jury Trial.	65

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CONTRIBUTION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS CONTRIBUTION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Contribution Agreement”) is entered into as of December 3, 2004 by and among The DIRECTV Group, Inc., a Delaware corporation (“Parent”), Hughes Network Systems, Inc., a Delaware corporation (“HNS”), SkyTerra Communications, Inc., a Delaware corporation (the “Investor”) and Hughes Network Systems, LLC, a newly formed Delaware limited liability company (“Newco”).

WHEREAS, HNS, a wholly-owned subsidiary of Parent, among other things, operates the Business, and desires to contribute to Newco, and Newco desires to acquire and accept from HNS, certain assets of the Business, and to assume certain liabilities associated therewith, for and in consideration of the purchase price and on the terms and conditions set forth herein;

WHEREAS, in connection with the contribution of the assets of the Business by HNS to Newco, Newco will acquire at Closing (by assignment, license or other means) rights to certain Intellectual Property attributable to the Business from Parent that as of the Closing Date are owned by Parent, and Parent will obtain a license back to the Intellectual Property transferred to Newco, pursuant to an Intellectual Property Agreement between Newco and Parent to be entered into at Closing;

WHEREAS, the parties desire to obtain debt financing for Newco, a portion of the proceeds of which will be used by Newco to pay the Purchase Price to HNS on the Closing Date as more fully set forth herein;

WHEREAS, after obtaining such debt financing, HNS desires to sell to the Investor, and the Investor desires to purchase from HNS, 50% of the membership interests in Newco; and

WHEREAS, the parties desire to enter into certain additional agreements and arrangements described herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. For all purposes of this Contribution Agreement, certain capitalized terms not otherwise defined herein shall have the meanings set forth on Exhibit A.

2. THE TRANSACTIONS.

2.1 Contribution of Assets. On the terms and subject to the conditions of this Contribution Agreement, Parent hereby agrees to cause HNS to, and HNS hereby agrees to, contribute, assign, transfer, convey and deliver, or cause one or more of Parent’s Affiliates to contribute, assign, transfer, convey and deliver, to Newco, and Newco hereby agrees to acquire, assume and accept from HNS and one or more of Parent’s Affiliates, if applicable, the Contributed Assets (as defined in Section 2.2). The contribution of the Contributed Assets shall be effected at Closing, as more fully set forth herein.

2.2 Description of Contributed Assets. The “Contributed Assets” shall consist of (except for the Excluded Assets (as defined in Section 2.3)) the following Assets:

(a) All of HNS’s right, title, and interest in the Assets of HNS used, held for use or intended to be used by HNS primarily in the conduct of the Business together with all such other Assets acquired by HNS after the date hereof and used by HNS primarily in the conduct of the Business less any such Assets disposed of by HNS after the date hereof in compliance with this Contribution Agreement, including all of HNS’s right, title and interest in the following Assets, in each case to the extent used, held for use or intended to be used by HNS primarily in the conduct of the Business:

(i) All cash and cash equivalents included in the calculation of the Closing Cash Balance;

(ii) All Owned Real Property, including all buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon;

(iii) All Contracts under which HNS leases, subleases, licenses, uses or occupies or has the right to use, occupy or purchase, now or in the future any real or personal property (except as listed on Section 2.3(d) of the Disclosure Schedule);

(iv) Other than Intellectual Property, all personal property and interests therein, including machinery, equipment, furniture, office equipment, computers and related components, earth stations and other communications equipment, vehicles, spare and replacement parts, office furnishings, supplies and other tangible personal property;

(v) All inventory (including raw materials, component parts, works-in-progress, finished goods, returned goods and packaging materials);

(vi) All Contracts with third parties, including confidentiality agreements with parties interested in acquiring the Business which shall be assigned by Parent to HNS prior to Closing, space segment Contracts, customer and supplier Contracts, reseller and other distribution Contracts;

(vii) All Contracts between HNS and its Affiliates that are for the provision or receipt of commercial services, including all receivables or other amounts owed to HNS thereunder provided that such Contracts are identified on Section 2.2(a)(vii) of the Disclosure Schedule;

(viii) All Contracts between or exclusively among HNS, HNS Europe, HNS UK and the Transferred Subsidiaries, to the extent such Contracts are not cancelled or terminated pursuant to Section 3.2(c);

(ix) All accounts, accounts receivable and notes receivable from third parties which are not Affiliates of HNS, whether or not billed or accrued, together with any unpaid interest, penalties or fees accrued thereon or other amounts due with respect thereto, and any security or collateral for any of the foregoing;

(x) All expenses (other than in respect of Taxes described in Section 2.4(b)(i)) that have been prepaid by HNS, including lease and rental payments;

(xi) All rights, claims, credits, causes of action, recoveries, refunds or rights of set-off (whether known or unknown, matured or unmatured, accrued or contingent) against Persons (other than if such right, claim, credit, cause of action, recovery, refund or right of set-off arises from a Contract between HNS and its Affiliates which is not identified on Section 2.2(a)(vii) of the Disclosure Schedule), including unliquidated rights under manufacturers’ and vendors’ warranties;

(xii) Copies of all books, files, catalogs, Documents, sales and promotional materials, surveys, property records, papers, agreements, correspondence, databases and records relating to the Contributed Assets or the Assumed Liabilities (excluding those relating to Excluded Assets or Excluded Liabilities, which shall remain the sole property of HNS; provided, however, that to the extent information in documents relating to Excluded Assets or Excluded Liabilities is reasonably likely to have a material impact on the future operations of Newco notwithstanding such Excluded Assets and Excluded Liabilities being retained by HNS (or applicable Affiliate), Newco shall be entitled to review such documents upon reasonable prior notice to and in accordance with reasonable procedures specified by HNS);

(xiii) All performance and other bonds, security and other deposits, advance payments, prepaid credits (other than in respect of Taxes), prepaid expenses, advances and deferred charges that have been prepaid by HNS, including lease and rental payments;

(xiv) To the extent transferable, all Governmental Approvals (and pending applications therefor), including all Communications Licenses (and pending applications therefor);

(xv) All goodwill (excluding goodwill associated with any trademarks or service marks of HNS or any of its Affiliates (other than the Transferred Subsidiaries) that are not part of the Intellectual Property conveyed to Newco pursuant to the Intellectual Property Agreement) generated by or associated with the Business;

(xvi) The rights to Intellectual Property set forth in the Intellectual Property Agreement;

(xvii) All telephone, telex and telecopier numbers used in the Business;

(xviii) All of the Assets reflected on the Latest Balance Sheet, other than those Assets disposed of (A) after June 30, 2004 and prior to the date hereof in the Ordinary Course of Business and (B) after the date hereof, in compliance with this Contribution Agreement;

(xix) Contributed Spaceway Assets;

(xx) The HNS UK Assets; and

(xxi) All rights to insurance proceeds, and all rights and claims on the part of HNS and its Affiliates for recoupment, reimbursement or coverage under insurance policies covering either (A) the Contributed Assets that have been damaged or destroyed prior to Closing to the extent such Contributed Assets have not on or prior to Closing been repaired or replaced with Contributed Assets of substantially equal value and utility to the Business or (B) any Liability that is included within the Assumed Liabilities.

(b) Additionally, the Contributed Assets shall consist of all of HNS’s and its Affiliates’ right, title and interest in the capital stock, capital or other equity interests in the entities listed on Section 2.2(b) of the Disclosure Schedule (the “Acquired Companies”).

(c) Notwithstanding anything to the contrary contained herein, to the extent any Asset used, held for use or intended to be used by HNS primarily in the conduct of the Business is owned by any Affiliate of HNS and such Asset would have been a Contributed Asset if it were owned by HNS (excluding Intellectual Property which shall be transferred or otherwise dealt with in the Intellectual Property Agreement), such Asset shall be deemed to be a Contributed Asset for all purposes of this Contribution Agreement, and each of Parent and HNS shall do, and shall cause its Affiliates to take, such actions as are necessary to contribute, assign, transfer, convey and deliver such Asset to Newco in accordance with the terms hereof, including the actions set forth in Sections 2.6 (a), (b), (i) and 11.1.

2.3 Excluded Assets. The “Excluded Assets,” which shall not be included in the Contributed Assets, shall consist of the following Assets:

(a) Subject to Section 2.10 and except as set forth in Section 2.2(a)(i), all cash and cash equivalents (including the Purchase Price, the Membership Interest Purchase Price and the proceeds of the sale of the San Diego Premises) or similar type investments, bank accounts, certificates of deposit, Treasury bills and marketable securities held by HNS or any of its Affiliates (other than any such Assets held by the Transferred Subsidiaries at Closing, but including any such Assets transferred by the Transferred Subsidiaries to HNS or any of its Affiliates prior to Closing), including all cash and cash equivalents of HNS and its Affiliates used as collateral for Financial Support Arrangements and deposits with utilities, insurance companies and other Persons;

(b) All original books and records which otherwise would be included in the Contributed Assets pursuant to Section 2.2(a)(xii) to the extent that HNS or any of its Affiliates (excluding the Transferred Subsidiaries) shall be required to retain the same pursuant to any applicable Law (in which case copies of such books and records shall be provided to Newco reasonably promptly upon request), or that contain information primarily relating to any Excluded Asset, Excluded Liability or any Excluded Business (subject to Newco’s right to review the same under Section 2.2(a)(xii)), or any employee of HNS or any of its Affiliates that is not a Transferred Employee (in which case copies of such books and records to the extent used primarily in the Business (and unrelated to Excluded Assets or Excluded Liabilities, but subject to Newco’s right to review the same under Section 2.2(a)(xii)) shall be provided to Newco reasonably promptly upon request);

(c) All real property at 10450 Pacific Center Court, San Diego, California, including all buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (except to the extent such fixtures owned by HNS have been removed by HNS in compliance with the lease for such real property) (the “San Diego Premises”)

(d) The Contracts under which HNS leases, subleases, licenses, uses or occupies or has the right to use or occupy real property listed on Section 2.3(d) of the Disclosure Schedule (the “Excluded Real Property Leases”);

(e) All refunds (including, without duplication, any refunds payable to HNS pursuant to Section 3.7(e))of (or rebates related to) Income Taxes of HNS and all prepaid Income Taxes of HNS for any Tax year or portion thereof ending on or before the Closing Date;

(f) All insurance policies maintained by Parent or HNS with respect to the Business or otherwise, and all proceeds, rights or claims under any such policies (other than as described in Section 2.2(a)(xxi) or Section 3.3(b));

(g) All capital stock or other equity interests in each of the Excluded Subsidiaries, HNS and all of its Affiliates (other than the Transferred Subsidiaries and the other entities listed on Section 2.2(b) of the Disclosure Schedule);

(h) All intercompany receivables (including intercompany promissory notes) (whether or not billed or accrued) or other amounts owed to HNS by any of HNS’s Affiliates (other than receivables or other amounts owed arising out of Contracts between HNS and its Affiliates for the provision or receipt of commercial products or services that are included in the Contributed Assets and other than those described in Section 2.2(a)(viii));

(i) All Assets used, held for use or intended to be used (including Assets currently in construction or under development) by HNS primarily in the conduct of the Excluded Businesses (including the Assets set forth on Section 2.3(i) of the Disclosure Schedule) and all Assets of the Excluded Subsidiaries;

(j) Other than the Intellectual Property that is being transferred to Newco pursuant to the Intellectual Property Agreement, all of the Intellectual Property of Parent, HNS or the Excluded Subsidiaries;

(k) All rights, claims, credits, causes of action or rights of set-off related to the Transaction Documents;

(l) All rights, claims, credits, causes of action or rights of set-off related to Excluded Liabilities;

(m) Excluded Spaceway Assets; and

(n) Other Assets of HNS or its Affiliates (other than the Transferred Subsidiaries and the other entities listed on Section 2.2(b) of the Disclosure Schedule if such entities would be considered Affiliates) which are not used, held for use or intended to be used by HNS primarily in the conduct of the Business or specifically identified as “Contributed Assets” in Section 2.2.

2.4 Assumption of Liabilities; Excluded Liabilities.

(a) Subject to the terms and conditions of this Contribution Agreement, effective at Closing, HNS shall transfer, or cause one of Parent’s Affiliates to transfer to Newco, and Newco shall assume and accept from HNS and one or more of Parent’s Affiliates, if applicable, the Assumed Liabilities. The “Assumed Liabilities” shall mean all Liabilities (other than Excluded Liabilities) of HNS of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise, whether presently in existence or arising hereafter, to the extent relating to or arising out of the operation, affairs or conduct of the Business or the Contributed Assets, including the following:

(i) All Liabilities that (A) are set forth on or reflected in the Latest Balance Sheet or the notes thereto or are otherwise incurred after June 30, 2004 and before the date hereof in the Ordinary Course of Business or after the date hereof in accordance with this Contribution Agreement, but only to the extent such Liabilities are not Excluded Liabilities, (B) are clearly identified on any of the Disclosure Schedules delivered hereunder (as opposed to identified within any Contract referenced therein), but only to the extent such Liabilities are not Excluded Liabilities, or (C) are otherwise a Liability that Newco expressly is assuming pursuant to this Contribution Agreement;

(ii) All Liabilities relating to or arising under Contributed Assets, including Contracts (including transition services, procurement and other Contracts which are listed on Section 2.4(a)(ii) of the Disclosure Schedule but not any Contracts with any Affiliate of HNS which are not identified on Section 2.2(a)(vii) of the Disclosure Schedule), whether or not the Contracts have been completed or terminated prior to the Closing Date, whether arising prior to, on or after the Closing Date, including Liabilities arising from or relating to the performance or non-performance of Contracts by HNS, any Transferred Subsidiary or any other Person;

(iii) All Liabilities under Equipment Lease Arrangements;

(iv) All accounts, accounts payable and notes payable to third parties which are not Affiliates of HNS, whether or not billed or accrued, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(v) All Liabilities in respect of employees of the Business (except as set forth in Section 2.4(b)(vii)), and beneficiaries of employees of the Business, including Liabilities under or relating to the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), or any similar state or local Law, except to the extent that the same constitute Excluded Liabilities or as otherwise provided in Exhibit I or J to be retained by HNS;

(vi) All Liabilities relating to errors or omissions or allegations of errors or omissions or claims of design or other defects with respect to any product sold or service provided by the Business prior to, on or after the Closing Date;

(vii) All Liabilities relating to warranty obligations or services with respect to any product sold or service provided by the Business prior to, on or after the Closing Date;

(viii) All Legal Compliance Liabilities, to the extent relating to or arising out of any action of Newco after the Closing Date; provided, however, that Newco shall have no liability for a Release of a Hazardous Substance that occurred on or prior to the Closing Date except to the extent it has Knowledge of such Release and fails to mitigate its damages arising therefrom or is negligent with respect to such Release;

(ix) All Liabilities relating to the Real Property (except Legal Compliance Liabilities as set forth in the proviso to Section 2.4(a)(viii)) included in the Contributed Assets, whether arising prior to, on or after the Closing Date;

(x) All Liabilities for any Taxes arising from or with respect to the Contributed Assets or the operations of the Business prior to, on or after the Closing Date, other than Taxes as set forth in Section 2.4(b)(i);

(xi) All Liabilities (except to the extent they constitute Legal Compliance Liabilities, which shall be governed by Section 2.4(a)(viii)) relating to applicable Laws and any regulations, decisions or orders promulgated thereunder arising prior to, on or after the Closing Date;

(xii) All Liabilities arising from or relating to Proceedings listed on Section 2.4(a)(xii) of the Disclosure Schedule;

(xiii) All Liabilities under Contracts between HNS and its Affiliates that are for the provision or receipt of commercial products or services, including payables and other amounts owed thereunder provided that such Contracts are identified on Section 2.2(a)(vii) of the Disclosure Schedule;

(xiv) The HNS UK Liabilities;

(xv) All Liabilities incurred between the date hereof and the Closing Date by HNS at the written request or with the written consent of the Investor; and

(xvi) All Liabilities created or incurred on or after Closing in connection with the operation of the Business after Closing, including Liabilities relating to the ownership by Newco or any of its successors or assigns of the Contributed Assets, or relating to the Transferred Employees, or the conduct of the Business or any other business, in each case, from and after the Closing Date, including any and all Proceedings in respect thereof.

(b) Notwithstanding any other provision set forth herein, Newco shall not assume or accept and shall not be liable or responsible for, and HNS shall retain and be responsible for, any Liability of any kind, character or description, whether liquidated or unliquidated, known or unknown, identified in any section of the Disclosure Schedule or not so identified, fixed or contingent, accrued or unaccrued, existing in HNS, HNS Europe, HNS UK or any Transferred Subsidiary, absolute, determined, determinable or indeterminable, or otherwise, whether presently in existence or arising hereafter from, relating to, in connection with or attributable to the following (collectively, the “Excluded Liabilities”):

(i) All Liabilities for Taxes of HNS, HNS Europe, HNS UK or the Transferred Subsidiaries, or relating to the Business or the Contributed Assets, for (A) any Tax period that ends on or prior to the Closing Date and (B) the portion of any Straddle Period that ends on the Closing Date, in each case, except to the extent such Taxes are reflected as a liability that is taken into account in the calculation of the Final Working Capital Amount under Section 2.10;

(ii) All Liabilities of the Excluded Businesses and Excluded Assets (including the Excluded Real Property Leases);

(iii) All Legal Compliance Liabilities (including Legal Compliance Liabilities relating to or arising under Contracts included in the Contributed Assets) other than those arising under Environmental, Safety and Health Laws, to the extent relating to or arising out of any action or inaction of Parent, HNS, the Transferred Subsidiaries and their respective Affiliates on or prior to the Closing Date;

(iv) All Legal Compliance Liabilities arising under Environmental, Safety and Health Laws on or prior to the Closing Date (but excluding any new or increased Liabilities to the extent resulting from or arising out of any action of Newco or any Person other than Parent, HNS or their respective Affiliates after Closing or failure of such parties to take action with respect to conditions of which they have Knowledge), provided, however, that Newco shall have no liability for a Release of a Hazardous Substance that occurred prior to the Closing Date except to the extent it has Knowledge of such Release and fails to mitigate its damages arising therefrom or is negligent with respect to such Release;

(v) Other than as contemplated by Section 11.2, all Liabilities, whether presently in existence or arising after the date of this Contribution Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by HNS or its Affiliates in connection with the Contemplated Transactions;

(vi) All intercompany payables (including intercompany promissory notes) (whether or not billed or accrued) or other amounts owed by HNS to any of its Affiliates (other than payables or other amounts owed arising out of Contracts between HNS and its Affiliates for the provision or receipt of commercial products or services or between or exclusively among HNS and the Transferred Subsidiaries that are included in the Assumed Liabilities);

(vii) All Liabilities (including Taxes and penalties) under, related to or arising out of (including those imposed by statute) Employee Benefit Plans or the UK Plan, except to the extent otherwise provided in Exhibit J to be assumed by Newco;

(viii) All Liabilities of HNS and Parent under the Transaction Documents;

(ix) All Liabilities arising out of Proceedings against HNS and its Affiliates involving the Business initiated prior to the Closing Date and not listed on Section 2.4(a)(xii) of the Disclosure Schedule as being assumed by Newco; and

(x) All Liabilities relating to Indebtedness.

2.5 Disposition of Other HNS Businesses.

The parties hereto acknowledge that (i) the Business does not include the Excluded Businesses and therefore, the Business does not represent the entire business and operations of HNS as it previously has been conducted, (ii) the Financial Statements only reflect the operations of the VSAT Business and do not reflect the results of operations of the Excluded Businesses, and (iii) HNS and its Subsidiaries have sold or transferred, certain of their Assets which do not constitute part of the Business, including the Excluded Businesses.

2.6 Consents; Assignment of Contracts and Rights; Transition Services; Financial Support Arrangements.

(a) HNS will use commercially reasonable efforts to obtain, and will cause its Affiliates to use commercially reasonable efforts to obtain, prior to Closing all Consents under any Contracts or other agreements that constitute Business Assets as may be required in connection with the Contemplated Transactions so as to preserve all rights of and benefits to HNS and its Affiliates thereunder. The Investor and Newco shall provide HNS with such reasonable assistance and information as is reasonably requested by HNS to obtain such Consents. All costs and expenses incurred in obtaining the Consents shall be borne by the party incurring the costs and expenses.

(b) Notwithstanding anything herein to the contrary, this Contribution Agreement shall not constitute an agreement to assign or otherwise contribute, convey or transfer any Contributed Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, contribution, conveyance or transfer thereof, or entering into any such agreement or arrangement, without the Consent of a third party, would constitute a breach of, or other contravention under, any Contract to which HNS is a party, be ineffective with respect to any party thereto or violate applicable Law (a “Transfer Restricted Asset”). In the event that any Contract or Governmental Approval requiring the Consent of one or more of the other parties thereto to transfer such Contract or Governmental Approval is not obtained prior to Closing, Newco and HNS shall use, and HNS shall cause its Affiliates to use, commercially reasonable efforts from and after Closing to obtain the Consent of the other parties to any such Contract or Governmental Approval; provided, that nothing herein shall require the parties hereto to obtain the Consent of the other parties to any commercial “off-the-shelf” software licenses with an original acquisition cost to HNS of less than $50,000 and nothing herein shall require the parties hereto to pay any money or otherwise give value to any Person from whom Consent is requested to obtain such Consent. Upon receipt of each such Consent in form and substance reasonably acceptable to Newco, the corresponding Transfer Restricted Asset shall automatically, without further action necessary on the part of Newco or HNS, become a Contributed Asset. Newco and the Investor shall cooperate reasonably with HNS in obtaining such Consents; provided, that neither Newco nor the Investor shall be required to, as a condition to HNS’s obtaining any Consent, (i) agree to any material changes in any Contract or Contributed Asset, or the imposition of any material condition to the transfer to Newco of any Contract or other Contributed Assets, or (ii) dispose of or make any material changes to the Business. If such Consent is not obtained with respect to any such Contract or Governmental Approval for which HNS is required by this Contribution Agreement to seek Consent, Newco and HNS shall effect an alternative arrangement, to the extent permitted by Law (a “Pass Through Arrangement”), in the form of a license, sublease, operating agreement or other arrangement which results in Newco’s receiving all the benefits and bearing (and HNS being reimbursed or made whole for) all third party costs and obligations with respect to each Transfer Restricted Asset; provided, that to the extent HNS shall be permitted to pass through any benefit in connection with a Governmental Approval for which Consent to transfer has not been obtained, HNS shall not be required to pass through such benefit beyond six months after Closing if such Governmental Approval is not material to the Business. Upon Newco’s written request from time to time after Closing, HNS will contribute, convey and transfer to Newco, and Newco will acquire, assume and accept from HNS those Transfer Restricted Assets then subject to a Pass Through Arrangement as specified in Newco’s written request, and upon such contribution, conveyance and transfer, any remaining obligation of HNS, Parent or their Affiliates to effect a Pass Through Arrangement with respect to the conveyed items shall cease and HNS, Parent and their Affiliates shall have no Liability with respect to any failure to obtain Consent for such contribution, conveyance and transfer.

(c) The parties hereto acknowledge and agree that from and after Closing (i) Newco will need the transition services from HNS and Parent described on Exhibit B and (ii) Parent and HNS will need the transition services from Newco described on Exhibit B. The party providing the transition services shall be reimbursed for its costs of providing such services (including a reasonable allocation of overhead) plus all reasonable out-of-pocket expenses incurred by such party in connection with the provision of such transition services, which costs and expenses shall be paid by the party receiving such services. The parties hereto agree to enter into a transition services agreement in the form attached hereto as Exhibit B to provide for the provision of the transition services described on Exhibit B in accordance with this Section 2.6(c) and Exhibit B (the “Transition Services Agreement”). The parties agree to negotiate in good faith to develop a reasonably detailed statement of services to be attached to the Transition Services Agreement as Schedule A consistent with the outline of services described on Exhibit B. In the event that the Transition Services Agreement has not been executed by Closing, (i) the parties agree to continue to negotiate in good faith and finalize such Schedule A to the Transition Services Agreement as soon as practicable after Closing, and (ii) Parent, Newco and HNS will continue to provide the transition services described on Exhibit B that are currently provided, in each case, in a manner and quality that are substantially consistent with past practice in performing such services and the party receiving such services will be obligated to reimburse the party performing the services consistent with the second sentence of this Section 2.6(c); provided that the obligation to provide services pursuant to this clause (ii) shall terminate on the earlier of the time that the Transition Services Agreement has been entered into and one hundred eighty (180) days after Closing.

(d) The parties hereto agree to negotiate in good faith the terms of and enter into an agreement to provide for the provision of services in accordance with the terms set forth on Exhibit C (the “DirecWay Agreement”). In the event that the DirecWay Agreement has not been executed by Closing, (i) the parties agree to continue to negotiate in good faith such DirecWay Agreement and to execute the same as soon as practicable after Closing, and (ii) Parent will provide the services contemplated by Exhibit C which Parent is providing on the date hereof in a manner and quality that are substantially consistent with past practice in performing such services for HNS, and Newco will be obligated to pay Parent for such services consistent with past practice; provided that the obligation of Parent to provide services pursuant to this clause (ii) shall terminate on the earlier of the time that the DirecWay Agreement has been entered into and 180 days after Closing.

(e) Parent and HNS shall deliver an updated schedule of the Financial Support Arrangements outstanding as of Closing. Newco shall use commercially reasonable efforts to cause the Financial Support Arrangements to be terminated by the date that is 90 days after the Closing Date. In furtherance of the foregoing, the parties hereto agree to use commercially reasonable efforts to cause Newco to provide substitute Financial Support Arrangements, reasonably acceptable to the Persons for whose benefit the Financial Support Arrangements were made, on or prior to the 90th day following the Closing Date, to replace guarantees, letters of support or similar instruments made by HNS for the benefit of the Transferred Subsidiaries not requiring any cash or other collateral and to provide financial information concerning Newco reasonably requested by those Persons for whose benefit the Financial Support Arrangements were made. The obligation to use commercially reasonable efforts under this Section 2.6(e) shall not require Newco (i) to make any payment to any Person or (ii) to provide or deliver to any Person any collateral (including cash, marketable securities or similar instruments), in each case in support of, or as a condition to, the replacement termination or release of any Financial Support Arrangements maintained by Parent, HNS or its Affiliates. All collateral which is not included in the Contributed Assets that is supporting or securing in whole or in part any Financial Support Arrangements shall be delivered to Parent promptly upon the release or termination of such Financial Support Arrangements.

(f) If at any time after the Closing Date, (i) any amounts are drawn on or paid under any Financial Support Arrangement (excluding amounts paid on or prior to the Closing Date or any amounts which would be an Excluded Liability) pursuant to which Parent, HNS or any of its Affiliates are obligated to reimburse the Person making such payment or collateralized by Assets of Parent, HNS or any of its Affiliates, or (ii) Parent, HNS or any of its Affiliates pay any amounts under, or any fees, costs or expenses relating to, any Financial Support Arrangement (excluding amounts paid on or prior to the Closing Date or any amounts which would be an Excluded Liability), Newco shall reimburse Parent or HNS for the full amount promptly after receipt from Parent or HNS of notice thereof accompanied by written evidence of the underlying obligation and amounts drawn or paid.

(g) In no event shall Parent, HNS or its Affiliates have any obligation to extend or renew or post any additional collateral for any Financial Support Arrangements after the Closing Date, or to keep any Financial Support Arrangements or collateral supporting such arrangements in place after the expiration of such Financial Support Arrangement. In the event that Newco fails to cause such Financial Support Arrangements to be terminated, Newco shall continue to use commercially reasonable efforts to cause such Financial Support Arrangements to be terminated in a manner reasonably acceptable to Parent as soon as possible after Closing.

(h) Promptly following execution of this Contribution Agreement, HNS and the Investor shall, and HNS shall cause its Affiliates to, negotiate in good faith to agree upon the terms of any further transfer documents and agreements as may be required to consummate the Contemplated Transactions. In the event that at any time after Closing, (i) any of Parent, HNS or Newco becomes aware that any Contributed Asset was not transferred to Newco at Closing, such party shall promptly notify the other parties to that effect and shall cooperate with the other parties to cause such Contributed Asset to be transferred to Newco, or (ii) any of Parent, HNS or Newco becomes aware that any Assumed Liability was not transferred to and assumed by Newco at Closing, such party shall promptly notify the other parties to that effect and shall cooperate with the other parties to cause Newco to assume such Assumed Liability.

(i) If the FCC consent to the Contemplated Transactions does not become a Final Order on or prior to the Closing Date and the FCC subsequently rescinds its consent and requires the parties to unwind the Contemplated Transactions at Closing by an Order whose effectiveness has not been stayed, the parties shall, to the extent permitted by Law, reconstitute the transactions by effectuating a mutually acceptable alternative arrangement, which allows Newco to operate the Business, but allows HNS to retain the requisite control over the operation of the facilities authorized under any Governmental Approvals that constitute Contributed Assets.

2.7 Financing; Payment of Purchase Price; Purchase and Sale of Membership Interests.

(a) The parties acknowledge that as of the date hereof, HNS has executed a Limited Liability Company Agreement of Newco in the form attached hereto as Exhibit D (the “Original LLC Agreement”) evidencing the 100% membership interest in Newco held by HNS.

(b) HNS and the Investor shall use their commercially reasonable efforts to secure, as soon as possible following the date of this Contribution Agreement, debt financing for Newco of at least Three Hundred Seventy Five-Million Dollars ($375,000,000) with principal terms that are not materially less favorable, taken as a whole, to Newco than the terms outlined in the commitment letters attached hereto as Exhibit E and otherwise on such terms and conditions as are customary for debt financings of such type (the “Financing”).

(c) At Closing, the Investor shall purchase from HNS, and HNS shall sell to the Investor, free and clear of all Encumbrances (except for any restrictions imposed by applicable securities Laws), a 50% membership interest in Newco (the “Investor Interest”) in consideration of (the “Membership Interest Purchase Price”) (x) a payment in cash of Fifty Million Dollars ($50,000,000) and (y) 300,000 shares of SkyTerra Stock. The number of shares of SkyTerra Stock to be issued to HNS pursuant to Section 2.7(c)(y) shall be adjusted proportionately to reflect any stock splits, combinations, reverse splits, recapitalizations or the like consummated after the date hereof and on or prior to the Closing Date. At Closing, (i) the cash portion of the Membership Interest Purchase Price shall be delivered by the Investor to HNS by wire transfer of immediately available funds to an account or accounts which shall be designated by HNS at least two (2) business days prior to the Closing Date and (ii) the shares of SkyTerra Stock shall be issued to HNS, free and clear of all Encumbrances (except for any restrictions imposed by applicable securities Laws).

(d) At Closing, immediately after the purchase and sale of the Investor Interest, HNS and the Investor each shall deliver to the other an executed counterpart copy of the Amended and Restated Limited Liability Company Agreement of Newco (the “Restated LLC Agreement”) in substantially the form attached hereto as Exhibit F evidencing the 50% membership interest held by HNS and the 50% membership interest held by the Investor.

(e) At Closing, for and in consideration of the conveyances described herein, Newco agrees to pay to HNS (using the proceeds of the Financing), and HNS agrees to accept from Newco, the amount of Two Hundred One Million Dollars ($201,000,000), (i) plus or minus, as applicable, the Severance Cap Adjustment, if any, (ii) plus the Prepaid Spaceway Amounts, if any, and (iii) plus or minus, as applicable, the amount, if any, as determined under Section 2.10 (the “Purchase Price”). At Closing, the Purchase Price shall be delivered by Newco to HNS by wire transfer of immediately available funds to an account or accounts which shall be designated by HNS at least two (2) business days prior to the Closing Date.

(f) Any and all payments under this Contribution Agreement, including the payment of the Purchase Price and the cash portion of the Membership Interest Purchase Price, shall be paid in United States Dollars.

(g) The parties (i) acknowledge that, for tax structuring reasons, to assist in the Financing and for other reasons, Newco will need to establish Subsidiaries to acquire and hold certain of the Business Assets and Transferred Subsidiaries and (ii) shall cooperate to determine and implement the corporate structure of Newco and such Subsidiaries.

2.8 Closing; Closing Date.

(a) The closing of the Contemplated Transactions (“Closing” and the date thereof being sometimes hereinafter referred to as the “Closing Date”) shall take place as soon as reasonably practicable (and in any event no later than three (3) business days) after the satisfaction or waiver of the conditions precedent set forth in Section 8.1 through Section 8.3 (other than conditions which, by their nature, are to be satisfied on the Closing Date). Closing shall be held at the offices of Parent’s counsel in Washington, D.C., or at such other location as the parties may mutually agree upon.

(b) At Closing, the following transactions shall be deemed to occur in the following order:

(1)	The conveyances contemplated by Section 2.1 and Section 2.4 hereof;

(2)	The consummation of the Financing (including the funding of the Financing);

(3)	The purchase and sale of the Investor Interest pursuant to Section 2.7(c); and

(4)	The payment of the Purchase Price to HNS.

2.9 Allocation of Purchase Price.

(a) As of the Closing Date, and pursuant to Revenue Ruling 99-5, the following shall be deemed to occur: the Investor shall purchase a percentage (the “Percentage”) of the Business Assets equal to the quotient of the sum of (x) $50,000,000 plus (y) the value of the SkyTerra Stock Consideration on the Closing Date (and, if applicable, the amount of the reduction in the Severance Cap by the SkyTerra Stock Shortfall Amount), divided by the value of Newco’s assets on the Closing Date, for an amount equal to (x) $50,000,000 plus (y) the SkyTerra Stock Consideration (and, if applicable, the amount of the reduction in the Severance Cap by the SkyTerra Stock Shortfall Amount), the Investor shall contribute its purchased portion of the Business Assets, and HNS shall contribute to Newco the Percentage of the Business Assets and shall sell the remainder of the Business Assets (subject to Liabilities) to Newco, which will constitute a newly formed partnership for Federal income tax purposes, as described in Section 721 of the Code, and Treas. Reg. § 1.707-3. Each party hereto agrees to make all Tax filings consistent with such treatment.

(b) The purchase price of the Business Assets (and those assumed liabilities treated as purchase price for Tax purposes) shall be allocated to the portion of the Business Assets deemed purchased by Newco as set forth in this Section 2.9.

(c) The parties agree to allocate the Purchase Price (and all other capitalized costs) under the principles of Section 1060 of the Code, and shall cooperate in making such allocation and executing such forms as are reasonably necessary in connection therewith.

(d) Except as otherwise agreed by the Investor and Parent, the parties agree to work together in good faith prior to Closing to structure the ownership of any Assets acquired from HNS UK in a manner that is Tax efficient to Newco and its members.

2.10 Working Capital Adjustment; Minimum Cash Balance.

(a) Within five (5) business days prior to the Closing Date, HNS shall deliver to the Investor a reasonable, good faith written estimate of (i) the Working Capital of the VSAT Business as calculated in accordance with Exhibit G-1(the “Estimated Working Capital Amount”) as of the Closing Date (the “Estimated Working Capital Statement”) and (ii) the amount of cash and cash equivalents of the Transferred Subsidiaries and any cash and cash equivalents otherwise included in the Business Assets (which, for this purpose, does not include any Assets included in the calculation of Working Capital) (the “Closing Cash Balance”) as of the Closing Date. HNS shall cause at least Five Million Dollars ($5,000,000) of the Closing Cash Balance to be in accounts in banks located in the United States.

(b) If (A) the Estimated Working Capital Amount is more than (B) the sum of the applicable amount specified in Exhibit G-2 (the “Working Capital Target Amount”) plus $15,000,000 (such sum, the “Upper Collar Amount”), then the difference between the Estimated Working Capital Amount and the Upper Collar Amount shall be added to the Purchase Price. If (A) the Estimated Working Capital Amount is less than (B) the result of the Working Capital Target Amount minus $15,000,000 (such result, the “Lower Collar Amount”), then the difference between the Lower Collar Amount and the Estimated Working Capital Amount shall be subtracted from the Purchase Price.

(c) If the Closing Cash Balance is less than Ten Million Dollars ($10,000,000) (the “Cash Target Amount”), the difference between the Cash Target Amount and the Closing Cash Balance shall be subtracted from the Purchase Price.

(d) As promptly as practicable following the Closing Date (but in no event later than ninety (90) days following the Closing Date), HNS shall prepare and deliver to Newco, or cause to be prepared and delivered to Newco, an unaudited statement setting forth the Working Capital of the VSAT Business as calculated in accordance with Exhibit G-1 (the “Final Working Capital Amount”) as of the close of business on the Closing Date (such statement, the “Final Working Capital Statement”).

(e) If by using the Final Working Capital Amount (as finally determined following any dispute resolution process initiated under Section 2.10(f)) instead of the Estimated Working Capital Amount for purposes of the Purchase Price adjustment pursuant to Section 2.10(b), the Purchase Price paid to HNS at Closing would have increased, then the amount of such increase shall be paid to HNS by Newco. If by using the Final Working Capital Amount (as finally determined following any dispute resolution process initiated under Section 2.10(f)) instead of the Estimated Working Capital Amount for purposes of the Purchase Price adjustment pursuant to Section 2.10(b), the Purchase Price paid to HNS at Closing would have decreased, then the amount of such decrease shall be paid to Newco by HNS. Any such payment shall be made in immediately available funds not later than five (5) business days after the final determination of the Final Working Capital Amount by wire transfer to a bank account designated in writing by the party entitled to receive the payment.

(f) In the event Newco believes the proposed Final Working Capital Statement as delivered by HNS is incorrect, Newco shall notify HNS in writing of its objections within sixty (60) days after receipt of the Final Working Capital Statement, and shall set forth, in writing and in reasonable detail, (i) the reasons for Newco’s objections, (ii) the items in dispute described with reasonable specificity, and (iii) the amount in dispute and the basis for the calculation of such amount. To the extent Newco does not object in writing and in reasonable detail as required and within such sixty (60) day period to the proposed Final Working Capital Statement as delivered by HNS, Newco shall be deemed to have accepted such Final Working Capital Statement and the Final Working Capital Amount set forth therein shall be deemed the finally determined Final Working Capital Amount. HNS and Newco shall endeavor, and shall, if requested, cause their respective accountants to endeavor, in good faith to resolve any dispute regarding the Final Working Capital Statement within thirty (30) days after HNS’s receipt of Newco’s notice of objections. If HNS and Newco are unable to resolve the disputed matters within such thirty (30) day period, HNS and Newco shall select a nationally known independent accounting firm (which firm shall not be the then-regular auditors of Parent, HNS, Newco or the Investor) to resolve the matters in dispute (in a manner consistent with this Section 2.10 and consistent with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Parent, HNS, Newco and the Investor. The fees and expenses, if any, of the accounting firm selected to resolve any disputes between HNS and Newco in accordance with this Section 2.10(f) shall be paid one-half by HNS and one-half by Newco.

(g) HNS shall make available to Newco and, upon request, to the independent accountants selected pursuant to Section 2.10(f), the books, records and Documents used or created in the preparation of the Final Working Capital Statement. Newco shall make available to HNS and, upon request, to the independent accountants selected pursuant to Section 2.10(f), the books, records and Documents used, created or prepared by or for Newco in connection with the review of the Final Working Capital Statement.

2.11 No Set-Off. No party hereto shall have the right to set off any amount to which such party is entitled hereunder for indemnification or otherwise against any payment such party is required to make hereunder or under any other Transaction Documents.

3. ADDITIONAL UNDERTAKINGS AND COVENANTS. The parties hereto hereby covenant and agree as follows:

3.1 Consents and Approvals.

(a) The parties hereto shall use commercially reasonable efforts to, as promptly as practicable, make the filings, if any, required under Hart-Scott-Rodino and shall as promptly as practicable make the filings required under any other Antitrust Laws (and not later than thirty (30) days after the date hereof in the case of any filings required under the Antitrust Laws of the Republic of Korea). In addition, as promptly as practicable, Newco shall use commercially reasonable efforts to make an application with the Department of State relating to registration as an exporter under International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130 (“ITAR”). Subject to Section 11.2(b), each party shall pay any filing fees associated with such filings made by such party (other than fees associated with Hart-Scott-Rodino which shall be payable solely by the Investor and reimbursed by Newco at Closing). The parties hereto shall comply at the earliest practicable date with any request for additional information, documents, or other materials received from the Federal Trade Commission or the Department of Justice or any other Governmental Authority, including international competition authorities.

(b) The parties hereto shall as promptly as practicable and in any event within fifteen (15) business days after the date hereof, and HNS shall cause its Affiliates to, file the necessary Communications Applications at the FCC, make the other filings, if any, required under the Communications Act, and within thirty (30) days after the date hereof, shall make the filings required under any other Communications Laws. The parties shall cooperate with one another in filing the Communications Applications and such other filings required under any other Communications Laws. Subject to Section 11.2(b), the cost of any fees payable to a Governmental Authority associated with such filings shall be borne equally by the Investor and HNS. The parties hereto also shall comply at the earliest practicable date with any request for additional information, documents, or other materials received from the FCC or from any other Governmental Authority responsible for communications matters.

(c) The parties hereto shall: (i) use their commercially reasonable efforts to obtain prompt termination of any waiting period under Hart-Scott-Rodino (including any extension of the initial thirty (30) day waiting period with respect to the Contemplated Transactions); (ii) furnish to the other parties such information and assistance as such parties reasonably may request as may be reasonably necessary in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority under any applicable Antitrust Law; (iii) keep the other parties promptly apprised of any material communications with, and inquiries or requests for information from, such Governmental Authorities in connection therewith; (iv) permit the other parties to review any material communication given by it to, and consult with the other parties in advance of any meeting or conference with any such Governmental Authority or, in connection with any Proceeding by a private party, with any other Person; and (v) use their commercially reasonable efforts to cause the condition set forth in Section 8.1(a) to be satisfied.

(d) The parties hereto shall: (i) use their commercially reasonable efforts to provide all requisite filings and notifications to the FCC and foreign Governmental Authorities, (ii) furnish to the other parties such information and assistance as such parties reasonably may request as may be reasonably necessary in connection with the preparation or prosecution of any such filings and notifications, (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities with respect to the Contemplated Transactions, (iv) keep the other parties apprised of the status of all applications filed with the FCC and all other Governmental Authorities responsible for communications matters, (v) permit the other parties to review any material communication given by it to, and consult with the other parties in advance of any meeting or conference with any such Governmental Authority and (vi) use its commercially reasonable efforts to cause the condition set forth in Section 8.1(c) and Section 8.1(e) of this Contribution Agreement to be satisfied.

(e) The Investor and HNS shall, and HNS shall cause its Affiliates to, use their commercially reasonable efforts to secure all such other Consents of any Governmental Authority required in order to consummate the Contemplated Transactions.

(f) In furtherance and not in limitation of the covenants of the parties contained in Section 3.1(c), the Investor shall use its commercially reasonable efforts to resolve objections, if any, which may be asserted by any Governmental Authority with respect to the Contemplated Transactions under Hart-Scott-Rodino and any other Antitrust Laws.

(g) In addition to the obligations set forth in Section 3.1(a), the parties shall promptly, but in no event later than sixty (60) days prior to Closing, make the filings required under the ITAR to notify the State Department regarding the Contemplated Transactions. The parties hereto shall also use commercially reasonable efforts to comply at the earliest practicable date with any request for additional information, documents, or other materials received from the State Department with respect to such filings.

3.2 Operation of the Business; Cancellation of Certain Intercompany Obligations.

(a) Except as otherwise contemplated by this Contribution Agreement, from the date of this Contribution Agreement until Closing, HNS shall, and shall cause HNS Europe, HNS UK and each Transferred Subsidiary to, unless the Investor otherwise consents in writing (such consent not to be unreasonably withheld):

(i) to the extent affecting the Business, Business Assets or Assumed Liabilities, operate and conduct the Business in all material respects in the Ordinary Course of Business including: (A) using its commercially reasonable efforts to keep available the services of its present officers and key employees of the Business generally; (B) using its commercially reasonable efforts to maintain the Business Assets in accordance with historic practices of the Business; (C) using its commercially reasonable efforts to maintain and preserve all relationships with suppliers, customers and other Persons, in each case having material business relationships with the Business; and (D) continuing to make capital expenditures in the Ordinary Course of Business and consistent with the current budget for the Business;

(ii) use all commercially reasonable efforts to (A) maintain Governmental Approvals and Communications Licenses necessary for the conduct of the Business as presently conducted and the operation of the Business Assets and (B) diligently prosecute all pending applications for Communications Licenses before Governmental Authorities and Proceedings with the FCC, except in each case for actions taken in the Ordinary Course of Business that would not reasonably be expected to have a Material Adverse Effect on the Business;

(iii) use all commercially reasonable efforts to maintain the Material Contracts in the Ordinary Course of Business;

(iv) continue to maintain and, to the extent necessary, pursue coordination and negotiation with respect to its ITU filings identified in Section 4.18 of the Disclosure Schedule and associated frequency registrations and intersystem coordination agreements in the Ordinary Course of Business; and

(v) pay or otherwise satisfy all of their Liabilities and Taxes with respect to the Business and the Business Assets when due, except to the extent contested in good faith by appropriate proceedings.

(b) Except as otherwise contemplated by this Contribution Agreement, from the date of this Contribution Agreement until Closing, HNS shall not, and shall cause HNS Europe, HNS UK and each Transferred Subsidiary not to, unless the Investor otherwise consents in writing (such consent not to be unreasonably withheld):

(i) take any action that would constitute a breach of the representations and warranties of HNS set forth herein or in another Transaction Document (the operation of this section shall in no way impair or affect the representations and warranties herein);

(ii) (A) except in the Ordinary Course of Business, transfer, lease, or license to any other party, or otherwise dispose of, any single Business Asset having a book value in excess of $50,000 or any Business Assets having an aggregate book value in excess of $500,000, or (B) take any action that would violate any applicable Law, which violation would reasonably be expected to have a material adverse impact on the operations of the Business;

(iii) except in the Ordinary Course of Business, enter into any Contract that is expected by HNS to have aggregate revenue or aggregate obligations valued in excess of $250,000 (other than a customer Contract) which is or would be a Business Asset or Assumed Liability, or terminate, materially amend or intentionally fail to renew or default under (or intentionally take or intentionally omit to take any actions that, with or without the giving of notice or the passage of time or both, would constitute a default under), any Material Contract which is or would be a Business Asset or Assumed Liability;

(iv) create any Encumbrance on any Business Assets other than Permitted Encumbrances and such other Encumbrances which will be released on or prior to Closing;

(v) make any material change in its policies or practices with respect to collection of accounts receivable or payment of accounts payable of the Business and the Business Assets;

(vi) reduce the amount of inventory below those amounts maintained by HNS, HNS Europe, HNS UK or any Transferred Subsidiary in the Ordinary Course of Business;

(vii) fail to use commercially reasonable efforts to maintain the confidentiality of all Confidential Information related to the Business, the Business Assets and the Assumed Liabilities in accordance with its historic practices;

(viii) (A) increase the rate of compensation payable or to become payable to or any benefits provided to or on behalf of, any Prospective Newco Employee other than in the Ordinary Course of Business; (B) materially amend any employment, severance or similar or related agreement with any Prospective Newco Employee; (C) adopt any new foreign benefit plan if such plan would result in new or increased costs to Newco or constitute a Business Asset or Assumed Liability; (D) allow any Prospective Newco Employee to be eligible for any newly adopted Employee Benefit Plan, except as required by Law; (E) amend any existing Foreign Employee Benefit Plan or Employee Benefit Plan, except as otherwise required by Law, if such amendment would result in new or increased costs to Newco; or (F) enter into any new collective bargaining agreement, employment Contract or other Contract with any labor union or similar organization that applies to or covers Prospective Newco Employees, in any such case, that will be an Assumed Liability; provided, however, that with respect to clauses (C) and (E), HNS shall consult with the Investor prior to such action and HNS and the Investor shall have discussed in good faith desirable communications with Prospective Newco Employees with respect to such action;

(ix) (A) permit any Transferred Subsidiary to merge or consolidate with any Person, (B) acquire any material interest in any Person which will be part of the Business Assets or Assumed Liabilities, (C) acquire a substantial portion of the Assets of any Person which will be part of the Business Assets or Assumed Liabilities, (D) acquire any division or line of business of any Person which will be part of the Business Assets or Assumed Liabilities, or (E) otherwise acquire any material Asset outside the Ordinary Course of Business that is accompanied by an Assumed Liability in excess of $1,000,000;

(x) issue, deliver, pledge, encumber or sell, or authorize the issuance, delivery, encumbrance or sale, to any Person any capital stock or other equity securities of any Transferred Subsidiary, or any option, warrant or other right to acquire equity securities in any Transferred Subsidiary;

(xi) take or omit to take any action which would reasonably be expected have a Material Adverse Effect on the Business, the Business Assets or any Transferred Subsidiary;

(xii) take any action that would prevent it from performing or cause it not to perform its agreements, covenants or other obligations hereunder or under the other Transaction Documents or fail to satisfy its Closing conditions;

(xiii) effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act or any similar Law, with respect to the Business, without complying with the notice requirements and all other provisions of the WARN Act and any similar Law;

(xiv) make any material Tax election, other than in the Ordinary Course of Business, that could reasonably be expected to effect any Tax Liability related to the Business in any period after the Closing Date or settle, or cause HNS Europe, HNS UK or any Transferred Subsidiary to settle, any Tax Liability or controversy;

(xv) settle or cause HNS Europe, HNS UK or any Transferred Subsidiary to settle any material litigation which is an Assumed Liability or relates to the Business Assets, if such settlement would reasonably be expected to have a material adverse impact on the operations of the Business following Closing;

(xvi) other than investments in the Transferred Subsidiaries, enter into or make investments in any Persons (including through joint venture relationships) in excess of $500,000 in the aggregate; and

(xvii) enter into any Contract to or otherwise agree to, in writing or otherwise, take any of the actions described above in this Section 3.2(b).

(c) Notwithstanding the provisions of this Section 3.2, HNS and its Affiliates (including the Excluded Subsidiaries) are permitted to repay, offset, cancel or otherwise eliminate all intercompany accounts and intercompany obligations (including accounts payable, accounts receivable, and profit and loss sharing obligations) in existence between HNS (or any of its Affiliates, including the Excluded Subsidiaries) and any of the Transferred Subsidiaries, on or before the Closing Date; provided that the foregoing shall not apply to accounts and obligations that arise out of the Contracts between HNS and any of its Affiliates listed on Section 2.2(a)(vii) of the Disclosure Schedule that are for the provision or receipt of commercial products or services (which Contracts shall remain in place). Notwithstanding the provisions of this Section 3.2, HNS and its Affiliates shall, if and to the extent requested by the Investor, repay, offset, cancel or otherwise eliminate all intercompany accounts and intercompany obligations (including accounts payable, accounts receivable, and profit and loss sharing obligations) in existence between or exclusively among HNS, HNS Europe, HNS UK and the Transferred Subsidiaries, on or before the Closing Date. Notwithstanding the provisions of this Section 3.2, HNS is permitted to cause any and all of the Transferred Subsidiaries to transfer to HNS or its Affiliates (as directed by HNS) all cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills, and marketable securities held by the Transferred Subsidiaries, through and until the Closing Date. Such transfers may be effected by a cash dividend or distribution or repayment of intercompany indebtedness or similar means. The parties hereto agree that, effective from and after Closing, (i) Newco and the Transferred Subsidiaries shall be released automatically and without any further action from any and all (A) Liabilities under each Contract with HNS and its Affiliates other than the Contracts set forth on Section 2.2(a)(vii) of the Disclosure Schedule, (B) Liabilities for breach of contract claims of HNS and its Affiliates existing as of the Closing Date, whether known or unknown, with respect to the Contracts set forth on Section 2.2(a)(vii) of the Disclosure Schedule (except with respect to claims for rights to payment for services thereunder) and (C) tort claims of HNS and its Affiliates existing as of the Closing Date, whether known or unknown; and (ii) HNS and its Affiliates shall be released automatically and without any further action from any and all (A) Liabilities under each Contract with the Transferred Subsidiaries other than the Contracts set forth on Section 2.2(a)(vii) of the Disclosure Schedule, (B) Liabilities for breach of contract claims of the Transferred Subsidiaries existing as of the Closing Date, whether known or unknown, with respect to the Contracts set forth on Section 2.2(a)(vii) of the Disclosure Schedule (except with respect to claims for rights to payment for services thereunder) and (C) tort claims of the Transferred Subsidiaries existing as of the Closing Date, whether known or unknown.

(d) Prior to Closing, Parent shall cause Newco not to (i) conduct any business operations whatsoever or (ii) enter into any Contract of any kind or acquire any Asset or incur any Liability, except as may be specifically contemplated by this Contribution Agreement or as the parties may otherwise agree.

3.3 Maintenance of Insurance Policies.

(a) Prior to Closing, Parent has maintained insurance programs which provide certain coverage for HNS and its Affiliates. From and after Closing, Newco shall be responsible for obtaining and maintaining its own insurance programs separately from Parent and/or HNS insurance programs. Notwithstanding the foregoing, (i) Parent and HNS, upon the request of Newco, shall cooperate with and use commercially reasonable efforts to assist Newco in the transition to its own separate insurance coverage from and after Closing, and shall provide Newco with any information that is in the possession of Parent and is reasonably available and necessary to obtain such insurance coverage, (ii) each of the parties hereto, upon the request of one party, shall cooperate with and use commercially reasonable efforts to assist the other in the collection of proceeds from insurance claims made under any Insurance Policy (as defined below) for the benefit of any insured party and (iii) each of the parties hereto shall use commercially reasonable efforts not to take any action that would jeopardize or otherwise interfere with any party’s ability to collect any proceeds payable pursuant to any Insurance Policy.

(b) With respect to any claims in respect of the Business Assets arising out of events, acts or omissions occurring prior to Closing, for which Newco or other covered parties may be entitled to assert a claim for recovery under any policy of insurance maintained by Parent or HNS prior to Closing, other than a directors & officers liability insurance policy (an “Insurance Policy”), in accordance with the terms thereof, Parent and HNS, at the request of Newco, shall use commercially reasonable efforts in asserting, or assisting Newco in asserting, such claims under any such Insurance Policy; provided that in all cases (except with respect to insurance proceeds included in the Business Assets pursuant to Section 2.2(a)(xxi)): (i) Newco shall promptly pay or reimburse Parent or HNS, as the case may be, for all reasonable costs and expenses incurred by Parent or HNS in connection with such claims (whether such claims were made before or are made after Closing), (ii) Newco shall be obligated to pay or reimburse Parent or HNS for any obligations with respect to any retrospective premium adjustments to the extent but only to the extent that such premiums are actually paid and directly result from claims made post-Closing by Newco for pre-Closing Assumed Liabilities under “claims made” insurance policies, (iii) to the full extent permitted by Contract and Law, the control and administration of such Insurance Policies shall remain with Parent, (iv) such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations (including out-of-pocket legal and administrative costs and attorney’s fees under such Insurance Policies) of Parent or HNS in respect thereof, (v) with respect to claims made Insurance Policies, such claims must have been reported within the time frames required by such policies, and (vi) Newco shall promptly report to Parent and HNS any such claims and keep Parent and HNS reasonably informed with regard to the status thereof. Parent (or, in the event that the primary economic burden is to be borne by Newco by virtue of deductibles, retentions and retrospective premium adjustments, Parent and Newco) and Parent’s insurers shall have the right to control the investigation, defense and settlement of all claims, but no such settlement may be effected without the consent of Newco, which consent shall not unreasonably be withheld or delayed. Notwithstanding anything to the contrary contained herein, Newco shall have the right to assert claims under Insurance Policies at any time to the extent that such claim arises from, relates to or is otherwise in connection with the Business Assets or the Assumed Liabilities. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Affiliates be obligated to maintain or extend any Insurance Policy or coverage after Closing or purchase any supplemental or tail coverage.

3.4 Public Announcements. From the date hereof, Parent, HNS, Newco and the Investor shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Contribution Agreement and the Contemplated Transactions, and none of Parent, HNS, Newco, the Investor nor their respective Affiliates, shall issue or otherwise make any public announcement or communication pertaining to this Contribution Agreement or the Contemplated Transactions without the prior consent of the Investor (in the case of Parent, Newco, HNS and their Affiliates) or Parent (in the case of the Investor and its Affiliates), except as required by Law or by any U.S. Governmental Authority (including the FCC) or by the rules and regulations of, or pursuant to any agreement with, any stock exchange. None of the foregoing parties shall unreasonably withhold approval from the other with respect to any such press release or public announcement. If any party determines, with the advice of counsel, that it is required by Law to make this Contribution Agreement, the other Transaction Documents or any terms hereof or thereof public or otherwise issue a press release or make a similar public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other parties regarding such disclosure, seek confidential treatment for such terms or portions of this Contribution Agreement or the other Transaction Documents as may be requested by the other parties (other than in connection with the filings with the FCC) and disclose only such information as is legally compelled to be disclosed. For the avoidance of doubt, the restrictions set forth in this section shall not apply to communications by any party to employees, customers, potential customers and other third parties of the Business in connection with performance of this Contribution Agreement and the Transaction Documents.

3.5 Investor’s Access to Information; Confidentiality.

(a) From the date hereof until Closing and as permitted by Law, HNS shall, and HNS shall cause its Affiliates to: (i) provide the Investor and its Representatives with prompt and reasonable access during regular business hours, and in a manner so as not to interfere with the normal business operations of HNS or its Affiliates, to all premises, properties, key personnel, accountants and auditors, books, records (including Tax records), Contracts, and Documents of or pertaining to the Business, the Business Assets and the Assumed Liabilities to the extent that the same do not relate to the Excluded Assets or Excluded Liabilities (except to the extent that information in documents relating to Excluded Assets or Excluded Liabilities is reasonably likely to have a material impact on the future operations of Newco notwithstanding such Excluded Assets and Excluded Liabilities being retained by HNS (or applicable Affiliate)), including with respect to any Transferred Subsidiary; (ii) furnish the Investor and its Representatives with all financial, operating and other data and information related to the Business, the Business Assets and the Assumed Liabilities (including copies thereof) to the extent that the same do not relate to the Excluded Assets or Excluded Liabilities (except to the extent that information in documents relating to Excluded Assets or Excluded Liabilities is reasonably likely to have a material impact on the future operations of Newco notwithstanding such Excluded Assets and Excluded Liabilities being retained by HNS (or applicable Affiliate)), as the Investor may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by the Investor, with the Investor’s investigation of the Business, the Business Assets and the Assumed Liabilities, and to the extent that it would have a material impact on the future operations of Newco, the Excluded Assets and Excluded Liabilities. Parent and HNS shall, and shall cause their respective Representatives to, provide the potential sources of the Financing with the same access to information as is afforded the Investor hereunder. Parent and HNS shall assist and cooperate with the potential sources of Financing, which assistance and cooperation shall include using their respective commercially reasonable efforts to cause (i) HNS or its legal counsel to provide customary legal opinions to the extent requested by the Persons providing the Financing, (ii) HNS’s auditors to (x) cooperate generally with the Investor and, to the extent provided by auditors under applicable accounting practices, to provide “cold comfort” letters to the extent requested by Persons providing the Financing and (y) consent to the inclusion of HNS’s VSAT Business audit reports in any offering or private placement memorandum and (iii) HNS’s senior management employees to participate in the marketing of any debt or equity securities, including going on a “road show.”

(b) The parties acknowledge that Apollo Management, L.P. or one of its Affiliate(s) and HNS and one or more of its Affiliates previously have each executed a Confidentiality Agreement, which Confidentiality Agreements will continue in full force and effect in accordance with their terms. Prior to Closing, the Investor, HNS and Parent will hold, and will use commercially reasonable efforts to cause its directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Confidential Information confidential in accordance with the terms of the Confidentiality Agreement; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement (other than the provisions thereof relating to compliance with applicable Laws, including export Laws), the parties hereto shall be permitted to talk to and share Confidential Information with any Person providing the Financing (including such Person’s Representatives) and any potential Permitted Person that will take equity, general or limited partner or member, voting, profit sharing or other form of co-investment interest in the transaction so long as such Person agrees in writing to be bound by the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary herein, Parent and HNS, on one hand, and the Investor, on the other, shall be entitled to seek equitable relief (including injunctive relief) to protect their interest in any of their Confidential Information.

3.6 Preservation of Records and HNS’s Access to Information.

(a) On and after the Closing Date, Newco shall preserve all books and records of the Business that it receives from HNS at Closing for a period of six (6) years commencing on the Closing Date (or in the case of books and records relating to Tax, employment and employee benefits matters, until the expiration of the applicable statutes of limitations to which such records relate).

(b) On and after the Closing Date, if HNS or any of its Affiliates is subject to a Proceeding with any Person other than the Investor or Newco which is not an Excluded Liability, Newco shall afford HNS and its Affiliates and their Representatives reasonable access upon reasonable prior notice during normal business hours and in a manner so as not to interfere with the normal operations of Newco to all employees, offices, properties, agreements, records, books and affairs of Newco and any Transferred Subsidiary reasonably related to the operations of the Business that are the subject matter of such Proceeding prior to Closing and provide copies of such information concerning the Business as HNS or its Affiliates may reasonably request to enable HNS and its Affiliates to investigate reasonably the subject matter of any such Proceeding and respond to any claims or discovery requests related thereto; provided, however, that Newco shall not be required to provide any information to HNS or its Affiliates which could constitute a waiver of any attorney-client privilege or violate any contractual obligation of Newco or any Transferred Subsidiary other than any such contractual obligation entered into after the date of this Contribution Agreement. Any such access shall be conditioned upon (i) the execution by HNS and any applicable Affiliates or representatives of a confidentiality agreement reasonably acceptable to Newco and (ii) the prompt reimbursement by HNS of reasonable, out-of-pocket fees, costs and expenses (including legal fees) incurred by Newco to comply with such requests.

(c) On and after the Closing Date, with respect to any Proceeding asserted by any Person other than the Investor or Newco which is an Excluded Liability, whether pending or arising on or after the Closing Date, Newco shall cooperate with and reasonably assist HNS in the investigation, defense, prosecution or settlement of any such Proceeding, including providing whatever information, support, evidence and witnesses as are reasonably available and necessary for the investigation, defense, prosecution or settlement of any such Proceeding. Parent shall reimburse Newco for all reasonable out-of-pocket fees, costs and expenses incurred by Newco in connection with such cooperation and assistance.

3.7 Agreements Regarding Tax Matters.

(a) With respect to the Business Assets, the Transferred Subsidiaries and the Business, each of HNS, the Investor and Newco shall (i) provide the others with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any tax authority or Proceeding involving any Governmental Authority relating to liability for Taxes, (ii) retain and provide to the other all records and other information that may be relevant to any such Tax Return, audit or examination, Proceeding or determination and (iii) provide the other with any final determination of any such audit or examination, Proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, each party shall retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending on or prior to the Closing Date.

(b) HNS shall be responsible for filing all Tax Returns relating to the Business Assets, the Transferred Subsidiaries or the Business for periods ending on or before the Closing Date; provided, that such Tax Returns shall be reasonably acceptable to Newco, and a copy of such Tax Returns shall be delivered to Newco when filed. Newco shall be responsible for filing all Tax Returns relating to the Business Assets, the Transferred Subsidiaries or the Business for periods beginning after the Closing Date. If permitted by a Governmental Authority, Newco and HNS shall file separate Tax Returns and separately pay their respective Taxes for their respective portions of any Straddle Period. If separate Tax Returns with respect to a Straddle Period are not permitted, Newco shall prepare and file or cause to be prepared and filed the applicable Tax Return relating to such Straddle Period. Newco shall provide HNS with a draft of each Straddle Period Tax Return referred to in the immediately preceding sentence and shall consider in good faith revisions to such Tax Return that are reasonably requested by HNS that are in accordance with applicable Law and HNS’s past practices. Newco and HNS shall be responsible for paying Taxes as set forth in Section 2.4(a)(x), Section 2.4(b)(i) and Section 3.7(c). HNS shall pay to Newco the amount of Taxes it is responsible for paying at least ten (10) business days prior to the date such Taxes are due and payable.

(c) For purposes of Section 3.7(b), HNS shall be responsible for paying and shall indemnify Newco against all Pre-Closing Taxes. “Pre-Closing Taxes” shall be all Taxes of HNS, HNS Europe, HNS UK or any Transferred Subsidiary or related to the Business Assets that are not Assumed Liabilities. In the case of a Straddle Period, “Pre-Closing Taxes” shall include (i) all Income Taxes of such Straddle Period measured as if such Straddle Period ended as of the end of the Closing Date (and including the Contemplated Transaction) and (ii) taxes other than Income Taxes, shall be apportioned on a daily basis, with HNS responsible for a proportion of such Taxes based on a fraction, the numerator of which shall be the number of days in the applicable tax period ending on and including the Closing Date, and the denominator of which shall be the total number of days in such tax period.

(d) Each of Newco and HNS shall provide reimbursement for any Straddle Period Tax which is the responsibility of such party pursuant to this Section 3.7 and which is paid by the other party hereto within thirty (30) days following the receipt of notice of the Tax payable and the portion that is the liability of such party.

(e) If Newco or any Transferred Subsidiary receives a refund of (or credit or rebate in lieu of a refund related to) (i) any Tax of HNS or any Transferred Subsidiary arising in a period ending on or before the Closing Date or (ii) any prepaid Tax of HNS or any Transferred Subsidiary (including for foreign, federal, state and local excise, sales, use and value added Taxes paid on a monthly basis) with respect to sales and operations prior to the Closing Date, Newco shall pay or cause to be paid, within the thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund to HNS. If Newco or any Transferred Subsidiary receives a refund of (or rebate in lieu of a refund related to) any other Tax of HNS or any Transferred Subsidiary arising in a Straddle Period, Newco shall pay or cause to be paid, within the thirty (30) days following the receipt of such Tax refund, the portion of such Tax refund that relates to Taxes that were the responsibility of HNS pursuant to Section 3.7(c). Newco shall not be obligated to pay any amounts to HNS as a consequence of the carryback of a Tax loss or other Tax assets generated after the Closing Date to a period ending on or before the Closing Date.

(f) HNS, the Investor and Newco agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions).

(g) All Tax sharing agreements and similar agreements currently in effect with respect to or involving the Business Assets, the Transferred Subsidiaries or the Business shall be terminated as of the Closing Date insofar as they relate to such Business Assets, Transferred Subsidiaries or the Business. After the Closing Date, Newco and the Transferred Subsidiaries shall not be bound by any such Tax sharing agreements or have any liability thereunder.

3.8 United Kingdom Value Added Tax.

(a) HNS, Newco and the Investor intend that article 5 of the United Kingdom Value Added Tax (Special Provisions) Order 1995 (“Article 5”) shall apply to the sale of the Business Assets, so that the sale is treated as neither a supply of goods nor a supply of services.

(b) If nevertheless any United Kingdom Value Added Tax (“UK VAT”) is payable on any supply by HNS under this Contribution Agreement, Newco shall pay the amount of that UK VAT in addition to the price (and indemnify HNS for any interest and penalties imposed by HM Customs & Excise (“Customs”) arising out of the treatment by HNS and Newco of the sale as described in Section 3.8(a)) and HNS shall issue to Newco a proper UK VAT invoice in respect of that UK VAT.

(c) Without limiting Section 3.8(b), UK VAT shall be treated as payable if Customs rule that it is payable. If Customs so rule on or before the Closing Date, the UK VAT shall be payable by Newco at Closing provided that a valid UK VAT invoice is provided at that time. If Customs so rule on or after the Closing Date, the UK VAT shall be payable by Newco within five days after HNS gives Newco written notice of the ruling and issues a valid invoice in respect of such UK VAT.

(d) If Newco fails to pay the amount of UK VAT before the end of the period specified under Section 3.8(c), it shall pay interest on that amount from the latest date in that period until actual payment (excluding any period for which interest indemnified under Section 3.8(b) runs) at a rate equal to the Adjustment Interest Rate.

(e) With a view to procuring that Article 5 applies, the parties hereto (i) shall ensure that Newco becomes registered for UK VAT not later than the Closing Date; (ii) warrant that the Business Assets are to be used by Newco in carrying on the same kind of business as that carried on by HNS; (iii) warrant that Newco has, or shall by the Relevant Date have, properly made an election to waive exemption in respect of any United Kingdom freehold or leasehold land being transferred under this Contribution Agreement, with effect from a day not later than the Relevant Date (having obtained the written permission of Customs if necessary) and has, or shall by that date have, duly given to Customs the written notification of the election required to make the election effective; (iv) covenant that Newco shall not revoke the election within three months after the Relevant Date; and (v) warrant that Newco has, or shall by the Relevant Date have, notified HNS that the election to waive exemption referred to in clause (iii) of this Section 3.8(e) will not be disapplied as a result of VATA 1994 Schedule 10 paragraph 2(3AA). In this Section 3.8(e), “Relevant Date” shall have the same meaning as in paragraph 3 of Article 5.

(f) In respect of any United Kingdom freehold or leasehold land under this Contribution Agreement mentioned in Section 3.8(e)(iii), either (i) without prejudice to that Section, Newco shall on or before the Closing Date give to HNS evidence reasonably satisfactory to HNS and Parent that the election has been made and written notification duly given in accordance with that Section; or (ii) if Newco does not give that evidence, it shall be assumed that those things have not been done and notwithstanding Section 3.8(e)(iii), Newco shall on the Closing Date pay to HNS the amount of UK VAT chargeable upon production of a valid UK VAT invoice in respect of any United Kingdom freehold or leasehold land being transferred under this Contribution Agreement on that assumption but any forbearance of HNS to insist on its rights under this Section 3.8(f) shall be without prejudice to its rights under the preceding provisions of this Section 3.8(f).

(g) References in Sections 3.8(e)(i) through 3.8(e)(v) to Newco shall be construed as references to the transferee within the meaning of the corresponding provision of Article 5.

(h) The parties hereto intend that section 49 of the Value Added Tax Act 1994 shall apply to the sale of the HNS UK Assets under this Contribution Agreement and accordingly: (i) HNS shall on the Closing Date deliver to Newco all records referred to in section 49; (ii) HNS shall not make any request to Customs for those records to be preserved by HNS rather than Newco; (iii) Newco shall preserve those records for such period as may be required by Law, and shall do so in the United Kingdom; (iv) Newco shall during that period or such longer period as it retains the records permit HNS reasonable access to them in the United Kingdom to inspect or make copies of them; (v) Newco shall not cease to retain the records without first giving HNS a reasonable opportunity to inspect and remove such of them as HNS wishes; and (vi) HNS (or any Person for the time being nominated under this clause) may by written notice to Newco nominate another Person for the purpose of sub-Sections (iv) and (v) of this Section 3.8(h) in which case the reference in those sub-Sections to HNS shall be read as a reference to the Person nominated.

(i) If any of the UK Assets being transferred are considered to be Capital Items as defined in Part XV of the Value Added Tax Regulations of 1995 (the “Capital Items Scheme”) and those Capital Items are within the period of adjustment specified by the Capital Items Scheme, then HNS shall deliver to Newco all details of the VAT relating to the original acquisition of those Assets and details of the Capital Items Scheme calculations and adjustments made during the period covered by the Capital Items Scheme.

(j) Notwithstanding any provision herein to the contrary, this Section 3.8 shall apply only to a sale of assets within the United Kingdom, if any.

3.9 Closing Conditions.

From the date of this Contribution Agreement until the earlier of Closing or termination of this Contribution Agreement pursuant to Section 10, each of HNS, the Investor and its respective Subsidiaries shall use their respective commercially reasonable efforts to cause to be fulfilled and satisfied all of the other party’s (and the mutual) conditions to Closing set forth in Section 8.

3.10 Audit; Cooperation.

(a) Promptly following the date hereof, HNS shall use commercially reasonable efforts to retain Deloitte & Touche to conduct a Statement of Auditing Standards 100 (“SAS 100”) review of the unaudited balance sheet for the VSAT Business at and as of June 30, 2004, together with statements of operations and cash flows and notes thereto for the six-month period ended June 30, 2004 (the “Interim Statements”) and to conduct an audit of the balance sheet for the VSAT Business at and as of December 31, 2003, December 31 2002 and December 31, 2001, together with statements of operations and cash flows and notes thereto (the “Annual Statements”). The Interim Statements and the Annual Statements are to be prepared by HNS in accordance with GAAP and in conformity with Articles 3-01 and 3-02 of Regulation S-X as well as any other applicable Securities Laws (together, the “Relevant Accounting Rules”). HNS shall use commercially reasonable efforts to assist Deloitte & Touche in connection with the SAS 100 review of the Interim Statements and the audit of the Annual Statements, including providing Deloitte & Touche with such information and assistance as it may reasonably request in connection with the completion of the SAS 100 review and audit, subject to compliance with applicable Law and the terms and conditions of the engagement letter with Deloitte & Touche, if any. HNS shall deliver to the Investor the Interim Statements and the Annual Statements together with Deloitte & Touche’s SAS 100 review and audit reports relating thereto as soon as reasonably practical, but in no event later than February 28, 2005. Similarly, promptly following the date hereof, HNS shall use commercially reasonable efforts to engage Deloitte & Touche to conduct a SAS 100 review of the unaudited balance sheet of the VSAT Business at and as of September 30, 2004, December 31, 2004, and, if necessary to consummate the Financing, at and as of March 31, 2005, together with the related statements of operations and cash flows and notes thereto for the applicable quarter and year to date periods, and HNS shall prepare such financial statements in accordance with the Relevant Accounting Rules. HNS shall deliver to the Investor the applicable unaudited financial statements and the review report(s) of Deloitte & Touche with respect to its SAS 100 review(s), subject to compliance with applicable Law, as soon as reasonably practical. Within 30 days after the end of each full calendar month between the date hereof and Closing, HNS shall deliver to the Investor the balance sheet of the VSAT Business as of the end of each such month, along with the statement of operations for such month, which financial statements shall be of the type prepared by HNS in the Ordinary Course of Business (and which will not be in accordance with GAAP).

(b) HNS shall be responsible for any and all fees or expenses of Deloitte & Touche and any other fees or expenses incurred in connection with the preparation and audit or review of financial statements or otherwise pursuant to this Section 3.10.

(c) As soon as practicable following January 1, 2005, HNS shall use commercially reasonable efforts to retain Deloitte & Touche to audit and to deliver to the Investor not later than April 30, 2005 an audited balance sheet for the Business at and as of December 31, 2004, December 31, 2003 and December 31, 2002, together with statements of operations and cash flows and notes thereto for the fiscal years ending on such dates in accordance with GAAP and in conformity with the Relevant Accounting Rules.

3.11 Agreements with Respect to Spaceway and the Boeing Contract.

(a) The Investor and Newco acknowledge that HNS and/or Parent is retaining the following Assets (the “Excluded Spaceway Assets”): (i) all rights to and associated with Spaceway 1 and Spaceway 2, as and when constructed and launched pursuant to the Boeing Contract, and (ii) all rights described on Section 2.3(m) of the Disclosure Schedule.

(b) HNS and Parent acknowledge that Newco is acquiring the following Assets (the “Contributed Spaceway Assets”) at Closing: (i) all rights to and associated with Spaceway 3, as and when constructed pursuant to the Boeing Contract, including the benefit of all payments previously made by HNS and/or Parent to Boeing in connection with the construction of Spaceway 3, and the option for the launch of Spaceway 3, (ii) all rights associated with any replacement or additional satellites ordered by Newco in accordance with the Boeing Contract, including a proposed additional satellite to be ordered by Newco and to serve as part of the Spaceway Business as operated by Newco (“Spaceway 4”), (iii) the Ground Facility Rights described on Section 2.2(a)(xix) of the Disclosure Schedule (the rights described in clauses (i), (ii) and (iii) of this paragraph being referred to collectively as the “Assigned Boeing Rights”), and (iv) the other rights described on Section 2.2(a)(xix) of the Disclosure Schedule.

(c) From and after Closing, Newco shall be responsible for all costs and obligations associated with the Contributed Spaceway Assets, including those incurred under the Boeing Contract with respect to the remaining payments with regard to Spaceway 3 and payments with respect to the launch option relating to Spaceway 3, any replacement or additional satellites such as Spaceway 4 obtained under the Boeing Contract at Newco’s request and any expansion or extension of the Ground Facility Rights obtained under the Boeing Contract at Newco’s request. Newco will be responsible for all continuing software, hardware, development integration, testing and any other costs associated with Spaceway 3 and any replacement or additional satellites such as Spaceway 4 ordered by Newco, including payments remaining under the Boeing Contract, costs of completing manufacture, integration, testing and commencement of service, and all launch and insurance costs with respect thereto. Newco shall reimburse and indemnify Parent and HNS against any cost and obligation arising out of the Assigned Boeing Rights.

(d) Unless the modifications to the Boeing Contract referred to in the next paragraph have been completed by the Closing Date, in order to effect the transfer of the Contributed Spaceway Assets at Closing to Newco while permitting HNS and/or Parent to retain the Excluded Spaceway Assets, commencing on the Closing Date Parent will pass through to Newco the benefit of the Assigned Boeing Rights and following Closing Newco will bear (and Parent will be reimbursed or made whole for) all third party costs and obligations associated therewith. Until the modifications to the Boeing Contract referred to in the next paragraph have become effective, (A) Parent and HNS will not agree to any material modifications of the Assigned Boeing Rights, and (B) following Closing, Parent and HNS will (i) seek approval from Boeing for representatives of Newco to exercise the rights of the customer with respect to Spaceway 3 and any replacement or additional satellites such as Spaceway 4 ordered by Newco under the Boeing Contract, including attending meetings at Boeing facilities, monitoring progress under the Boeing Contract, receiving copies of reports and other information and having access to Boeing personnel, and (ii) enforce the Assigned Boeing Rights against Boeing on behalf of Newco, at Newco’s reasonable direction and for Newco’s account and at Newco’s expense. If Spaceway 3 is delivered pursuant to the Boeing Contract while Parent is the only customer thereunder, Newco (rather than Parent) will take title to Spaceway 3 upon its delivery in accordance with the terms of the Boeing Contract.

The parties shall cooperate in good faith to negotiate with Boeing suitable modifications and/or new provisions to the Boeing Contract, to be effective on and after the Closing Date, to effect the intent of the parties hereto set forth in this Section 3.11 and with respect to the rights to be retained by HNS and Parent under the Boeing Contract and the Assigned Boeing Rights to be conveyed to (and Liabilities assumed by) Newco.

(e) At Closing, the parties will enter into the Spaceway Services Agreement in substantially the form attached hereto as Exhibit H for the provision of the services described on Exhibit H (the “Spaceway Services Agreement”). The parties agree to negotiate in good faith to develop a reasonably detailed Statement of Work to be attached to the Spaceway Services Agreement consistent with the outline of services described on Exhibit H within forty-five (45) days after the date hereof, or such longer period as Parent and the Investor shall mutually agree.

(f) If at any time or from time to time following Closing, Parent (or any Affiliate of Parent then holding the relevant rights thereto) decides to sell, lease all or substantially all of the capacity on, transfer or otherwise dispose of, directly or indirectly (collectively, “Transfer”), either (or both) Spaceway 1 or Spaceway 2 (the “Parent Offered Assets”) to a third party who is not an Affiliate of Parent, then Newco will have the irrevocable option (the “Newco Purchase Option”) to acquire the Parent Offered Assets upon the following terms and conditions: Prior to any Transfer of any of the Parent Offered Assets to a third party who is not an Affiliate of Parent, Parent shall deliver a written offer notice (the “Parent Offer Notice”) to Newco identifying the price and other terms and conditions of the proposed Transfer in such detail as to provide a reasonable person with sufficient information to determine whether to exercise the Newco Purchase Option and offering (the “Parent Offer”) to Transfer the Parent Offered Assets to Newco for such price and on such other terms and conditions. Newco shall have the right, exercisable by delivery of written notice to Parent within 90 days (the “Newco First Ninety Day Period”) after delivery of the Parent Offer Notice, to accept or reject the Parent Offer. Newco shall deliver notice of its acceptance or rejection of the Parent Offer to Parent prior to the expiration of the Newco First Ninety Day Period. If Newco fails to deliver notice of its acceptance or rejection of the Parent Offer prior to the expiration of the Newco First Ninety Day Period, Newco shall be deemed to have rejected the Parent Offer. If Newco accepts the Parent Offer, subject to the receipt of any necessary Governmental Approvals, the closing of the Transfer of the Parent Offered Assets to Newco shall take place on a date mutually agreeable to the parties but not later than 120 days after Newco’s delivery of notice of acceptance of the Parent Offer. In the event that Newco does not exercise the Newco Purchase Option within the Newco First Ninety Day Period, Parent may, within a period of 90 days commencing upon the expiration of the Newco First Ninety Day Period, enter into an agreement to Transfer the Parent Offered Assets to one or more third parties (none of which is a Newco Specified Person) at a price not less than the price specified in the Parent Offer Notice and on other terms no less favorable to Parent than the terms and conditions set forth in the Parent Offer Notice, with closing to occur not later than 120 days following the parties entering into such agreement. If such an agreement is not entered into within 90 days after the expiration of the Newco First Ninety Day Period and the Transfer is not consummated within the 120 days following the date such agreement is executed, the proposed Transfer of such Parent Offered Assets shall again be subject to the provisions of this paragraph (f). As a condition to any Affiliate of Parent acquiring the Parent Offered Assets, such Affiliate shall, and Parent shall cause such Affiliate to, execute an agreement with Newco acknowledging the foregoing obligations and agreeing to be bound by the foregoing obligations as if such Affiliate were “Parent” pursuant to this Section 3.11(f). Newco shall be permitted to assign its right set forth in this Section 3.11(f) to any of its Affiliates.

(g) If at any time or from time to time following Closing, Newco (or any Affiliate of Newco then holding the relevant rights thereto) decides to Transfer any or all of Spaceway 3 or Spaceway 4 (the “Newco Offered Assets”) to a third party who is not an Affiliate of Newco, then Parent will have the irrevocable option (the “Parent Purchase Option”) to acquire the Newco Offered Assets upon the following terms and conditions: Prior to any Transfer of any of the Newco Offered Assets to a third party who is not an Affiliate of Newco, Newco shall deliver a written offer notice (the “Newco Offer Notice”) to Parent identifying the price and other terms and conditions of the proposed Transfer in such detail as to provide a reasonable person with sufficient information to determine whether to exercise the Parent Purchase Option and offering (the “Newco Offer”) to Transfer the Newco Offered Assets to

Parent for such price and on such other terms and conditions. Parent shall have the right, exercisable by delivery of written notice to Newco within 90 days (the “Parent First Ninety Day Period”) after delivery of the Newco Offer Notice, to accept or reject the Newco Offer. Parent shall deliver notice of its acceptance or rejection of the Newco Offer to Newco prior to the expiration of the Parent First Ninety Day Period. If Parent fails to deliver notice of its acceptance or rejection of the Newco Offer prior to the expiration of the Parent First Ninety Day Period, Parent shall be deemed to have rejected the Newco Offer. If Parent accepts the Newco Offer, subject to the receipt of any necessary Governmental Approvals, the closing of the Transfer of the Newco Offered Assets to Parent shall take place on a date mutually agreeable to the parties but not later than 120 days after Parent’s delivery of notice of acceptance of the Newco Offer. In the event that Parent does not exercise the Parent Purchase Option within the Parent First Ninety Day Period, Newco may, within a period of 90 days commencing upon the expiration of the Parent First Ninety Day Period, enter into an agreement to Transfer the Newco Offered Assets to one or more third parties (none of which is a Parent Specified Person) at a price not less than the price specified in the Newco Offer Notice and on other terms no less favorable to Newco than the terms and conditions set forth in the Newco Offer Notice, with closing to occur not later than 120 days following the parties entering into such agreement. If such an agreement is not entered into within 90 days after the expiration of the Parent First Ninety Day Period and the Transfer is not consummated within the 120 days following the date such agreement is executed, the proposed Transfer of such Newco Offered Assets shall again be subject to the provisions of this paragraph (g). As a condition to any Affiliate of Newco acquiring the Newco Offered Assets, such Affiliate shall, and Newco shall cause such Affiliate to, execute an agreement with Parent acknowledging the foregoing obligations and agreeing to be bound by the foregoing obligations as if such Affiliate were “Newco” pursuant to this Section 3.11(g). Parent shall be permitted to assign its right set forth in this Section 3.11(g) to any of its Affiliates.

(h) Notwithstanding the foregoing, the provisions set forth in Section 3.11(g) shall not apply to a Transfer (i) that would constitute a Drag-Along Transaction (as defined in the Investor Rights Agreement) or (ii) that is otherwise subject to the provisions of the Investor Rights Agreement.

3.12 Pre-Closing Payment of Certain Indebtedness.

Prior to Closing, HNS shall or shall cause one or more of its Affiliates to repay in full or otherwise discharge, terminate or cancel all outstanding Indebtedness. Notwithstanding the foregoing, in no event shall HNS or its Affiliates have any obligation to repay, discharge, terminate or cancel any Equipment Lease Arrangements.

3.13 Communications Licenses. In the event HNS or any Transferred Subsidiary learns of any Proceeding before any Governmental Authority to revoke, suspend, cancel, refuse to renew or modify, or impose a forfeiture or other sanction with respect to, any of the Communications Licenses identified on Section 4.18 of the Disclosure Schedule, HNS or such Transferred Subsidiary promptly will notify the Investor of the same in writing and, except for any such Proceeding that would not reasonably be expected to have a Material Adverse Effect on the Business, will take all reasonable measures to contest in good faith any such Proceeding.

3.14 ChinaCast. The parties acknowledge and agree that the shares of ChinaCast Communication Holdings Limited held by or on behalf of HNS as of the date hereof (the “ChinaCast Shares”) will be transferred to Newco at Closing (or as promptly as practicable thereafter) because of certain commercial advantages available to Newco as a result of Newco holding the ChinaCast Shares. Newco shall hold the ChinaCast Shares for the account and for the economic benefit of HNS. During such time as Newco holds the ChinaCast Shares in trust for HNS, Newco shall (i) be entitled to register the shares in the name of Newco, (ii) be entitled to vote the ChinaCast Shares in its discretion, (iii) not pledge or otherwise permit any Encumbrance to exist with respect to the ChinaCast Shares (except for restrictions imposed by applicable securities Laws and for Encumbrances existing on the date hereof) and (iv) not be permitted to sell, transfer, assign or otherwise dispose of the ChinaCast Shares, except that Newco may sell all or part of the ChinaCast shares at fair market value to one or more third Persons (who are not Affiliates of Newco or the Investor) in one or more transactions. In the event that Newco sells the ChinaCast Shares in accordance with clause (iv) of the immediately preceding sentence, Newco will deliver the proceeds of such sale (net of any transaction costs, Taxes required to be withheld, sales commissions or broker fees) to HNS promptly (and in any event within five (5) days after the date of any such sale). On the date that is the three (3) year anniversary of the Closing Date (or the next business day if such date is not a business day), Newco will assign, transfer, convey and deliver all of the ChinaCast Shares held by Newco, if any, back to HNS. Newco and HNS agree to execute all transfer documents, proxies and similar instruments reasonably requested by the other to implement the provisions of this Section 3.14. For the avoidance of doubt, the ChinaCast Shares shall be Excluded Assets for all purposes under this Contribution Agreement.

3.15 Negotiation with Others; Disposition of Securities. From the date of this Contribution Agreement until Closing or earlier termination of this Contribution Agreement pursuant to the terms hereof, Parent, HNS, Newco and their Representatives shall, and HNS shall cause its Affiliates to, deal exclusively with the Investor and its Affiliates and Representatives regarding the acquisition of or investment in the Business, the Business Assets and the Investor Interest, whether by way of merger, purchase of equity interests, purchase of Assets or otherwise (a “Potential Transaction”) and, without the prior written consent of the Investor, neither Parent, HNS, Newco nor their respective Representatives shall, and HNS shall cause its Affiliates not to, directly or indirectly: (i) solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by Parent, HNS, Newco or otherwise), other than the Investor or its Affiliates or a party designated by the Investor, with respect to a Potential Transaction; (ii) provide information or documentation with respect to Parent, HNS, Newco or their respective Affiliates to any Person, other than the Investor and its Representatives and Affiliates or a party designated by the Investor, with respect to a Potential Transaction; or (iii) enter into an agreement with any Person, other than the Investor or its Affiliates, providing for any Potential Transaction. If Parent, HNS, Newco their respective Affiliates or their respective Representatives receives an inquiry, offer or proposal relating to any of the above (unsolicited or otherwise), HNS shall immediately notify the Investor in writing of the identities of the Persons making such inquiry, offer or proposal and the terms of such inquiry, offer or proposal to the extent that the same does not violate any contractual obligation or other obligation of confidentiality existing on the date hereof. Promptly following the execution and delivery of this Contribution Agreement, Parent, HNS, Newco and their respective Representatives shall (i) immediately cease all discussions, negotiations and communications with all other Persons regarding any Potential Transaction and (ii) use their respective commercially reasonable efforts to enforce any contractual rights HNS may have to cause to be returned to HNS or destroyed all materials relating to HNS previously distributed to prospective purchasers or otherwise in connection with any Potential Transaction.

3.16 No Solicitation. From the Closing Date through and including the second anniversary of the Closing Date, none of Parent, HNS or their Subsidiaries shall solicit, directly or indirectly, any Transferred Employee then in the employ of Newco to become employed by Parent, HNS or any of their Subsidiaries; provided, however, that the following activities of Parent, HNS and their Subsidiaries shall not be deemed to be direct or indirect solicitation of any Transferred Employees: (i) placing public advertisements in print, video or electronic media (including advertisements in trade media) that are not targeted or focused on Newco specifically, (ii) engaging firms to conduct searches for employees that are not targeted or focused on Newco specifically, or (iii) offering to employ or employing any Transferred Employee who (A) initiates discussions regarding such employment prior to any direct or indirect solicitation by Parent, HNS or their Subsidiaries, (B) responds to any advertisement of the type identified in clause (i) or responds to any inquiries from searches of the type identified in clause (ii), or (C) has been terminated by Newco or its Subsidiaries prior to commencement of employment discussions between Parent, HNS or their Subsidiaries and such Transferred Employee.

4. REPRESENTATIONS AND WARRANTIES OF HNS. Except as set forth on the Disclosure Schedule (or the Updated Disclosure Schedule with respect to representations and warranties made as of the Closing Date), HNS hereby represents and warrants to the Investor, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization, Standing; Transferred Subsidiaries.

(a) HNS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each Transferred Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is applicable to such Transferred Subsidiary) under the Laws of its jurisdiction of organization, and, in the case of any Transferred Subsidiary registered in the United Kingdom, is up to date in respect of all filings required by Law and its statutory books are true, complete and up to date in all material respects. HNS and each Transferred Subsidiary are duly qualified to do business in each jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary to carry on the Business as now conducted, except where the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Business. Each of Parent and HNS has full corporate power and authority, and each Transferred Subsidiary has all requisite power and authority to conduct the Business as presently conducted. Each of Parent and HNS has the full corporate power and authority to execute and deliver this Contribution Agreement and the other Transaction Documents to which it is a party and to carry out the Contemplated Transactions.

(b) Section 4.1(b) of the Disclosure Schedule sets forth a complete list of the Transferred Subsidiaries, the portion of the issued and outstanding securities of each Transferred Subsidiary held by HNS and the jurisdiction of organization of each such Transferred Subsidiary. HNS directly or indirectly owns the shares or other equity interests of each Transferred Subsidiary and each other entity listed on Section 2.2(b) of the Disclosure Schedule free and clear of all Encumbrances, except for Permitted Encumbrances and except for restrictions imposed by applicable securities Laws. The Transferred Subsidiaries are direct or indirect wholly-owned Subsidiaries of HNS (except for qualifying shares held by employees or directors as required by applicable Law). Section 2.2(b) of the Disclosure Schedule sets forth the percentage ownership that such shares or other equity interest represents in such Transferred Subsidiary or, to the Knowledge of HNS, such other entity. There are no outstanding securities of the Transferred Subsidiaries convertible into or exchangeable or exercisable for shares or other equity interests or ownership interests in any Transferred Subsidiary, or options, warrants or other rights to acquire shares or other equity interests or ownership interests in any Transferred Subsidiary. All shares or other equity interests of the Transferred Subsidiaries have been validly issued and are fully paid and non-assessable (where applicable) and there has been no violation of any preemptive rights or similar rights with respect to such shares or equity interests. In respect of any Transferred Subsidiary organized under the laws of the People’s Republic of China, the full amount of the registered capital thereof has been duly contributed and such contribution has been registered with appropriate Governmental Authorities. The shares of capital stock or other equity interests of the Transferred Subsidiaries are not subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of the capital stock or other equity interests of the Transferred Subsidiaries, other than this Contribution Agreement.

4.2 Authorization. The execution and delivery of, and performance by HNS and Parent of the Transaction Documents has been duly authorized by all necessary corporate action on the part of HNS and Parent, and no other corporate proceedings on the part of HNS or Parent are necessary to authorize the Transaction Documents, or to consummate the Contemplated Transactions.

4.3 Binding Obligation. This Contribution Agreement and each other Transaction Document executed or to be executed by Parent, HNS or their respective Affiliates pursuant hereto, have been or will be at Closing executed and delivered in accordance with the provisions thereof, and (assuming such agreements constitute the legal and binding obligations of the Investor or each other party thereto other than Parent, HNS and its Affiliates) shall each constitute a valid and binding obligation of Parent, HNS or such Affiliates enforceable in accordance with its terms (i) except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, including statutory and other Laws regarding fraudulent conveyances or preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a Proceeding at law or in equity.

4.4 Noncontravention. Neither the execution and the delivery of this Contribution Agreement or the other Transaction Documents, nor the consummation of the Contemplated Transactions, will, in any material respect, (a) violate any provision of the organizational documents of Parent, HNS, HNS Europe, HNS UK or any Transferred Subsidiary, (b) violate any provision of applicable Law binding upon Parent, HNS, HNS Europe, HNS UK or any Transferred Subsidiary that is applicable to the Business or any of the Business Assets, (c) conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract, or (d) give rise under the requirements of any applicable Laws of the United Kingdom or the terms or provisions governing any Foreign Employee Benefit Plan operated in the United Kingdom to (i) any Liability of HNS Europe or HNS UK to pay a debt in respect of any funding shortfall in any pension scheme under Section 4.14 of the Disclosure Schedule, or (ii) any right on the part of the trustees of any pension scheme set forth on Section 4.14 of the Disclosure Schedule to be able to call for payment of such a debt in respect of a funding shortfall which may exist at Closing, except with respect to clauses (b), (c) and (d) for such conflicts or violations which would not reasonably be expected to have a Material Adverse Effect on the Business or a material adverse effect on the ability of HNS or Parent to consummate the Contemplated Transactions.

4.5 Taxes.

(a) All material Tax Returns required to be filed by HNS, its Affiliates or any of the Acquired Companies by or with respect to the Business or the Business Assets or with respect to which Newco or an Acquired Company (collectively, the “Tax Group”) could have liability have been or will be timely filed (taking into account any extensions validly obtained) and all such Tax Returns are complete and accurate in all material respects.

(b) All Taxes (i) shown to be due on such Tax Returns (or payable pursuant to any assessments with respect to such Tax Returns) and (ii) that have become due and for which any member of the Tax Group could be liable have been timely paid. None of the Business Assets are subject to any lien for Taxes.

(c) There is no material action, suit, claim, assessment, investigation or audit pending against any Acquired Company or with respect to Taxes in respect of the Business or the Business Assets.

(d) Each member of the Tax Group has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes (including sales Taxes, employee-related Taxes and VAT) for which any member of the Tax Group could be held liable.

(e) Each Acquired Company is not, and has not been, a “personal holding company” within the meaning of Section 542 of the Code.

(f) No material deficiency for any Tax or claim for additional Taxes has been asserted, assessed or proposed against any Acquired Company in writing, and none of the Acquired Companies has granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Acquired Company has incurred any material Taxes after the date of the Financial Statements, other than in the Ordinary Course of Business.

(g) None of HNS Europe, HNS UK or any Transferred Subsidiary is a party to any Tax sharing indemnity or similar agreement allocating Tax liability that has not or will not be terminated on the Closing Date without any future liability.

(h) No Acquired Company has incurred any liability to make or possibly make any payments, either alone or in conjunction with any other payments, that:

(i) are non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law); or

(ii) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code.

(i) No Acquired Company is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) No Acquired Company will be required to include in income during a taxable period that ends after the Closing Date any income that economically accrued and was accounted for prior to the Closing Date by reason of the installment method of accounting or the completed contract method of accounting. None of the Parent, HNS nor any Transferred Subsidiary (nor any of their Affiliates) has or will make any election for U.S. tax purposes that could materially affect the tax liability of any Transferred Subsidiary, or cause any Transferred Subsidiary to waive the use of net operating losses or deductions in any foreign jurisdiction.

(k) No Acquired Company has agreed to, and no Acquired Company is required to, make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local or foreign law), and neither the Internal Revenue Service nor any other Tax authority has proposed any such adjustments or changes in accounting methods;

(l) No Acquired Company has ever been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, other than the group in which it currently is a member, that can reasonably be expected to affect the tax liability of Newco;

(m) The Tax Liability for the Transferred Subsidiaries for all tax periods that end on or prior to the Closing Date, and for the portion of any Straddle Period that is before the period beginning on the day after the Closing Date, is fully reserved on the Latest Balance Sheet;

(n) Newco is, and at all times since its formation has been, treated as disregarded for U.S. Federal income tax purposes.

4.6 Financial Statements; Undisclosed Liabilities.

(a) Section 4.6(a) of the Disclosure Schedule sets forth the consolidated unaudited balance sheet of the VSAT Business as of June 30, 2004 (the “Latest Balance Sheet”) and as of December 31, 2003, December 31, 2002 and December 31, 2001 and the related consolidated unaudited statements of operations and cash flow of the VSAT Business for the six-month period ended June 30, 2004 and for the three years ended December 31, 2003, December 31, 2002 and December 31, 2001 (collectively, the “Financial Statements”). The Financial Statements have been prepared from, and are in accordance with, the books and records of HNS on a basis consistent in all material respects with the manner in which the businesses of HNS have been reported (other than adjustments relating to the treatment of Equipment Lease Arrangements, the exclusion of businesses other than the VSAT Business or the treatment of intercompany transactions) for inclusion in the consolidated financial statements of Parent, which consolidated financial statements of Parent were prepared in accordance with GAAP consistently applied. The Financial Statements (including any related notes or schedules) present fairly in all material respects the financial position and results of operations and cash flow of the VSAT Business for the periods set forth therein.

(b) There are no Liabilities of HNS, HNS Europe, HNS UK or the Transferred Subsidiaries relating to the VSAT Business of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be shown on a balance sheet prepared in accordance with GAAP and that constitute Assumed Liabilities and that in the aggregate would reasonably be expected to have a Material Adverse Effect on the Business, other than: (i) Liabilities disclosed in the Financial Statements or clearly identified in notes thereto, (ii) Liabilities under any Contract, lease or license disclosed in the Disclosure Schedule (other than any Liabilities arising out of breaches of contract required to be disclosed in the Disclosure Schedule and not disclosed) and (iii) Liabilities incurred in the Ordinary Course of Business since June 30, 2004.

(c) The most recently filed audit accounts of the Transferred Subsidiaries registered in the United Kingdom have been prepared and audited in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom and give a true and fair view of the state of affairs of each such Transferred Subsidiary and of its profits and losses for the period to which such accounts relate.

(d) Section 4.6(d) of the Disclosure Schedule sets forth all outstanding Indebtedness of the Business as of the date hereof.

(e) When delivered in accordance with the terms hereof, the Final Working Capital Statement shall have been prepared from, and in accordance with, the books and records of HNS. The Final Working Capital Statement, when delivered in accordance with the terms hereof, shall be prepared and calculated in accordance with Exhibit G-1 and consistent with the preparation of the Estimated Working Capital Statement. Any disputes relating to the Final Working Capital Statement shall be governed by Section 2.10(f).

4.7 Absence of Certain Changes. Except for matters that would be permitted in accordance with Section 3.2 if they occurred after the date of this Contribution Agreement, since June 30, 2004 to the date of this Contribution Agreement there has not been:

(a) any event or occurrence that would reasonably be expected to have a Material Adverse Effect on the Business or the Business Assets and has not been rectified or repaired;

(b) any transaction or commitment made, or any Material Contract entered into, by HNS or any of its Affiliates relating primarily to the Business or any Assets that would constitute Business Assets, or any termination or amendment by HNS or its Affiliates of any Material Contract or other right relating primarily to the Business, in any case, which would reasonably be expected to have a Material Adverse Effect on the Business, other than commitments in the Ordinary Course of Business and the Contemplated Transactions;

(c) any increase in the compensation of any current employee of the Business at a vice president level or above, other than compensation increases in the Ordinary Course of Business or nondiscretionary increases pursuant to Employee Benefit Plans disclosed in Section 4.15 of the Disclosure Schedule or referenced in Exhibit J; and

(d) any event or occurrence described in Section 3.2(b).

4.8 Real Property Matters.

(a) Section 4.8(a) of the Disclosure Schedule contains a true and complete list of all the real property owned in fee by HNS or any of its Affiliates used primarily in connection with the Business (the “Owned Real Property”). HNS and its Affiliates, as the case may be, has good, valid, fee simple and marketable title to each parcel of Owned Real Property, including all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) liens for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings, and (iii) other Encumbrances which, individually or in the aggregate, would not reasonably be expected to materially interfere with HNS’s or the Affiliates’, as the case may be, use and enjoyment of such Owned Real Property for the Business. There are no outstanding contracts for the sale of any of the Owned Real Property. There are no leases, subleases, licenses, concessions or any other Contracts, options or rights of first refusal or agreements granting to any Person other than HNS, or its Affiliates, as the case may be, any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof. No Owned Real Property is subject to any pending or, to the Knowledge of HNS, threatened condemnation Proceeding by any Governmental Authority.

(b) Except for the Excluded Real Property Leases, Section 4.8(b) of the Disclosure Schedule contains a true and complete list of all leases, subleases, sub-subleases, licenses and other agreements under which HNS or any of its Affiliates leases, subleases, licenses, uses or occupies (whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use, occupy, or purchase, now or in the future, any real property that is used primarily in connection with the Business (collectively, the “Real Property Leases,” and the property subject to the Real Property Leases together with the Owned Real Property, the “Real Property”). HNS has furnished to the Investor, or otherwise made available for the Investor’s review in HNS’s data room, true, correct and complete copies of all Real Property Leases or has furnished the material terms thereof if no true and complete copy is available. Each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of HNS or one of its Affiliates, as the case may be, enforceable against HNS or such Affiliate, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, with respect to each Real Property Lease (i) there is no default or event which, with notice or lapse of time or both, would constitute a default on the part of HNS or such Affiliate, as the case may be, or, to the Knowledge of HNS, any other party thereto and (ii) neither HNS nor such Affiliate, as the case may be, has assigned, sublet or transferred its leasehold interest. HNS or the applicable Affiliate has a good and valid leasehold interest in each Real Property Lease free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) liens for Taxes and general and special assessments not in default and payable without penalty or interest or which are being contested in good faith by appropriate proceedings and (iii) other liens which do not materially interfere with HNS’s or such Affiliate’s use and enjoyment of such Real Property Lease for the Business.

4.9 Intellectual Property.

To HNS’s Knowledge, HNS or Parent owns or has adequate licenses or other rights to use and otherwise exploit the Intellectual Property used or intended to be used by HNS to conduct the Business (for purposes of this Section 4.9, “intended to be used” is as of the Closing Date). Parent owns, controls or otherwise has the right to transfer the Assigned Patents, Assigned Marks and Other Intellectual Property (as such terms are defined in the Intellectual Property Agreement), and is free to and has the authority to assign or transfer them to Newco. To HNS’s Knowledge, each of the Assigned Patents and Licensed Patents (as defined in the Intellectual Property Agreement) is valid and enforceable. The Intellectual Property that has been assigned or licensed to Newco pursuant to this Contribution Agreement or the Intellectual Property Agreement, together with the Intellectual Property that is subject to the “covenant not to assert” specified in Section 4.1 of the Intellectual Property Agreement, constitute all of the Intellectual Property that is owned or controlled by Parent or HNS and used or intended to be used by HNS to conduct the Business. Parent or HNS or its Subsidiaries, as applicable, have used commercially reasonable efforts to maintain and protect their rights in and to the material Intellectual Property owned or licensed by Parent or HNS or its Subsidiaries that is used or intended to be used in the Business or intended to be used in that portion of the Spaceway Business to be transferred to Newco pursuant to this Contribution Agreement. To the Knowledge of HNS, (i) neither Parent nor HNS nor its Subsidiaries has infringed or is now infringing on any Intellectual Property belonging to another Person in connection with the operations of the Business, (ii) neither Parent nor HNS nor its Subsidiaries has received any written claim or notice, or otherwise has Knowledge, of infringement, misappropriation or claims of breach or other violation of the Intellectual Property rights of others in connection with HNS’s or its Subsidiaries’ operation of the Business, and (iii) neither HNS nor its Subsidiaries nor Parent has provided any third party any written claim or notice that such third party has infringed upon, misappropriated or breached, or otherwise violated their rights in any Intellectual Property used or intended to be used in connection with the Business. Other than the Intellectual Property that is assigned, licensed or otherwise made available to Newco under the Intellectual Property Agreement and the Contribution Agreement, neither Parent nor HNS nor its Subsidiaries has any rights in any Intellectual Property (other than certain trademarks or service marks) that either Parent or HNS or its Subsidiaries currently own or have the right to grant a sublicense to or other rights in, and that is currently used or intended to be used by HNS in the Business or that HNS intends to use in that portion of the Spaceway Business to be transferred to Newco pursuant to this Contribution Agreement. No Intellectual Property being assigned, licensed or otherwise made available to Newco in the Intellectual Property Agreement is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or exploitation thereof in the Business, or restricting the licensing thereof by HNS, its Subsidiaries or Parent to any Person, other than such which would not reasonably be expected to have, individually and collectively, a Material Adverse Effect on the

Business. Neither Parent nor HNS or its Subsidiaries has assigned, licensed or otherwise made available to a third party any substantial portion of the Intellectual Property that is assigned, licensed or otherwise made available to Newco in the Intellectual Property Agreement or Contribution Agreement, that has the effect of materially enabling such third party to compete with any material Business of Newco as of the date of the Contribution Agreement. This Section 4.9 contains the only representations and warranties of HNS or Parent in this Contribution Agreement, or any other Contract executed in connection with this Contribution Agreement, regarding the Intellectual Property used by HNS in the Business, and no other provision hereof or thereof shall be construed to contain any such representation or warranty.

4.10 Sufficiency of and Title to Assets.

(a) HNS or one or more of its Subsidiaries has good and valid title in and to, or a valid leasehold interest in, or a valid license for, each of the Contributed Assets free and clear of any and all Encumbrances, except for Permitted Encumbrances and such other Encumbrances which will be released on or prior to Closing. Subject to the receipt of any Consents of the third parties listed on Section 4.4 of the Disclosure Schedule, HNS and its Subsidiaries, as applicable, has the right and power to contribute, convey, assign, transfer and deliver to Newco good and valid title in and to, or a valid leasehold interest in, or a valid license for, all of the Contributed Assets, free and clear of any and all Encumbrances, except for Permitted Encumbrances, and except as would not reasonably be expected to have a Material Adverse Effect on the Business.

(b) The Transferred Subsidiaries have good and valid title in and to, or a valid leasehold interest in, or a valid license for, the Transferred Subsidiary Assets, free and clear of any and all Encumbrances, except for Permitted Encumbrances and such other Encumbrances which will be released on or prior to Closing. None of the Transferred Subsidiary Assets constitutes state-owned assets as such term is understood under the Laws of the People’s Republic of China, except for the Assets leased or licensed from state-owned companies.

(c) Except for the Financial Support Arrangements and except for Intellectual Property, the Business Assets, together with the services to be provided under the Transition Services Agreement and the services to be provided under the Spaceway Services Agreement, constitute, and on the Closing Date, will constitute, all of the Assets and services which HNS and its Affiliates, currently use in connection with the VSAT Business or which are currently being developed as part of the Spaceway Business, and shall be sufficient to enable Newco to operate the Business in the same manner as it was operated on the date hereof and at Closing.

4.11 Litigation; Compliance with Laws.

(a) Except for rulemaking proceedings or other Proceedings of general applicability, there are no Proceedings pending, or to the Knowledge of HNS, threatened, against HNS or any of its Affiliates with respect to the Business, Business Assets, the Contemplated Transactions, or any Transferred Subsidiary at law or in equity, or before or by any court or arbitrator, domestic or foreign, or any other Governmental Authority that would reasonably be expected to have a Material Adverse Effect on the Business. HNS and the Transferred Subsidiaries are not operating under, subject to or in default with respect to any material Order of any court, arbitrator or any other Governmental Authority with respect to the Business or the Business Assets that would reasonably be expected to have a Material Adverse Effect on the Business.

(b) HNS, HNS Europe, HNS UK and each Transferred Subsidiary have complied and are in compliance with all applicable Laws to which the Business, the Business Assets or the Assumed Liabilities are subject, except for any failure to comply that would not reasonably be expected to have a Material Adverse Effect on the Business. Neither HNS nor any Transferred Subsidiary has received any notice from any Person regarding any actual or alleged violation of any Law with respect to the Business or the Business Assets, except for any alleged violation that would not reasonably be expected to have a Material Adverse Effect on the Business.

4.12 Insurance.

(a) HNS, HNS Europe, HNS UK and the Transferred Subsidiaries maintain or are the beneficiaries of valid and currently effective insurance policies or binders of insurance or programs of self-insurance with respect to the Business in such types and amounts as are consistent with customary practices and standards of similar companies.

(b) Section 4.12(b) of the Disclosure Schedule sets forth a list of the policies of insurance currently maintained by HNS and its Affiliates with respect to the Business Assets and the Business, with respect to the products, properties, Assets and operations of the Business, and all such policies are in full force and effect. None of the limits or caps on the insurance policies listed on Section 4.12(b) of the Disclosure Schedule have been exhausted or diminished to a level that the remaining coverage would not be customary for similarly situated companies.

4.13 Governmental Approvals. The execution, delivery and performance by HNS and Parent of the Transaction Documents to which such Person is a party requires no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(a) compliance with any applicable requirements of Hart-Scott-Rodino and other Antitrust Laws and competition Laws and the rules and regulations thereunder;

(b) compliance with any applicable requirements of the Communications Act and other Communications Laws and the rules and regulations thereunder;

(c) notifications to, or applications for consent from, Governmental Authorities required with respect to the HNS Permits; and

(d) such other Consents the failure to obtain or make would not have, individually or in the aggregate, a Material Adverse Effect on the Business or the Business Assets.

4.14 Foreign Benefit Matters.

(a) This Section 4.14 relates to employee benefit matters for (i) Acquired Companies located outside the United States (each a “Foreign Operation”) with personnel who are directly employed by the applicable Foreign Operation (“Foreign Employees”) or personnel who are employed by a services company (“Foreign Services Company”) and who are assigned to work at any Foreign Operation pursuant to the terms of a services agreement with such Foreign Operation (“Foreign Contract Employees”) and (ii) personnel directly employed by HNS UK or personnel who are employed by a services company and who are assigned to work at HNS UK pursuant to the terms of a services agreement with HNS UK (“HNS UK Employees”).

(b) Except as required by the Laws of Brazil, the People’s Republic of China, the Czech Republic, France, Germany, India, Indonesia, Italy, Mexico, the Russian Federation, South Africa, the United Arab Emirates, and the United Kingdom (collectively, the “Laws of the HNS Countries of Operation”), the Foreign Operations and HNS UK do not maintain, contribute to or participate in any material employee benefit plan, program, pension, deferred compensation, retirement, superannuation, life assurance or other similar plan, agreement, commitment or arrangement, whether directly or indirectly (collectively, “Foreign Employee Benefit Plans”). HNS has furnished or otherwise made available for the Investor’s review in HNS’s data room true and complete copies of each Foreign Employee Benefit Plan or a summary of such plan including all material information of each Foreign Employee Benefit Plan required to permit the Investor to form a reasonably accurate view of such Foreign Employee Benefit Plan and the benefits (including contingent benefits) provided or to be provided under them.

(c) To HNS’s Knowledge, the Foreign Operations and HNS UK are in compliance, in all material respects, with the payment to all social insurance, pension, health care and profit sharing programs required under the Laws of the HNS Countries of Operation applicable to the employment of the Foreign Employees or HNS UK Employees. There are no unsatisfied Liabilities with respect to the Foreign Employees or HNS UK Employees that would have a Material Adverse Effect on Newco. There are no unsatisfied Liabilities with respect to the UK Plan that would have an adverse effect on Newco nor will the Contemplated Transactions result in any Liability with respect to the UK Plan that would have an adverse effect on Newco.

(d) The employee side letter dated the date hereof sets forth for each Foreign Employee and each HNS UK Employee the location, job title, 2004 annual base salary, 2003 bonus, years of service and details of those employees on maternity, paternity or parental leave or who are absent because of disability or long-term leave of absence and who may have a statutory or contractual right to return to work. HNS has made available to the Investor complete copies of all the material written employment agreements and offer letters entered into and with current Foreign Employees and HNS UK Employees, as set forth in the employee side letter dated the date hereof.

(e) The employee side letter dated the date hereof sets forth a complete list of all current Foreign Contract Employees. HNS has furnished or otherwise made available for the Investor’s review in HNS’s data room true, correct and complete copies of the agreements with each Foreign Services Company (“Foreign Services Agreements”). Each Foreign Services Company is in material compliance with (i) its respective Foreign Services Agreement and (ii) all applicable Laws of the HNS Country of Operation as they apply to services in connection with the Foreign Services Agreement.

(f) (i) The Foreign Operations and HNS UK are in material compliance with all employment practices, terms and conditions of employment, wages and hours described in the agreements and contracts entered into with Foreign Employees and HNS UK Employees; (ii) each Foreign Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms or provisions and with the requirements of all applicable Laws of the HNS Countries of Operation and there are no material practices, agreements or commitments, undertakings or assurances (whether or not constituting a legally binding commitment) relating to benefits which are not referred to in the documents disclosed; (iii) the Foreign Operations and HNS UK have not received written communication of any intention by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct any proceeding affecting the Foreign Operations or HNS UK; (iv) no labor strike, material slowdown, material work stoppage, material lockout, or material complaint, claim or petition in any proceeding is actually pending or, to HNS’s Knowledge, threatened against or affecting the Foreign Operations or HNS UK; (v) the Foreign Operations and HNS UK have not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to the Foreign Employees of the Foreign Operations or the HNS UK Employees of HNS UK that could have, individually or in the aggregate, a Material Adverse Effect on the Business; (vi) none of the Foreign Operations operates a pension plan which is a defined benefit plan as such term is defined in section 3(35) of ERISA; (vii) no HNS UK Employee has transferred to HNS UK under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981; and (viii) no Foreign Employee Benefit Plan operated in the United Kingdom is contracted out within the meaning of the Pension Schemes Act 1933.

4.15 U.S. Employee Benefit Matters.

(a) In this Contribution Agreement, the term “Employee Benefit Plan” means any of the following: an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, each material “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, an employment, consulting, severance or similar contract, plan, program, arrangement or policy and any other plan, program, policy or arrangement providing for benefits, compensation, retention payments, bonuses, fees, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, change in control benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits that is maintained, administered or contributed to by HNS or any of its ERISA Affiliates and covers any current or former Business Employee or any current or former U.S. full-time employee who was employed by HNS or any of its Affiliates on or after December 22, 2003 and whose services were primarily related to the Business. Section 4.15(a) of the Disclosure Schedule sets forth a complete list of each Employee Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, and each other material Employee Benefit Plan that covers any current or former employed Business Employee or any current or former U.S. full time employee who was employed by HNS or any of its Affiliates on or after December 22, 2003 and whose services were primarily related to the Business.

(b) The employee side letter dated the date hereof sets forth the location, job title, current annual base salary, 2003 bonus and 2003 commissions provided to each of the Business Employees whose services are primarily related to the Business, such Business Employee’s years of service, and whether such Business Employee is actively at work or on leave of absence, disability or medical leave.

(c) HNS has furnished or otherwise made available for the Investor’s review in HNS’s data room true and complete copies of each Employee Benefit Plan disclosed, or required to be disclosed, on Section 4.15(a) of the Disclosure Schedule or a summary of such plan.

(d) Neither HNS nor any ERISA Affiliate has incurred any unsatisfied Liability (other than Pension Benefit Guaranty Corporation (“PBGC”) premiums) to the PBGC, the Internal Revenue Service or any other individual or entity under Title IV of ERISA, Sections 412 or 4980B of the Code or Part 6 of Title I of ERISA and no event or condition exists that could result in the imposition of any liability on HNS or any ERISA Affiliate under such provisions that could reasonably have an adverse effect on Newco.

4.16 Contracts.

(a) Except for Contracts that do not constitute Assumed Liabilities, HNS, HNS Europe, HNS UK and the Transferred Subsidiaries, with respect to the Business and the Business Assets, are not parties to or otherwise bound by or subject to (such Contracts that fit within the following categories shall be referred to herein as the “Material Contracts”):

(i) any Contracts which would be “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act) of HNS, HNS Europe, HNS UK and the Transferred Subsidiaries, taken as a whole, if HNS were a reporting company under the Exchange Act;

(ii) any Contract containing any covenant limiting the freedom of HNS, HNS Europe, HNS UK or any Transferred Subsidiary, in respect of the Business or the operations of the Business, to compete with any Person in any geographic area in any material respect if such Contract will be binding on Newco after Closing;

(iii) any Contract in effect on the date of this Contribution Agreement relating to the disposition or acquisition of any material Assets of, or any interest in, any business enterprise which forms a part of the Business other than in the Ordinary Course of Business;

(iv) any Indebtedness;

(v) any Financial Support Arrangements;

(vi) any Contract with a customer, distributor or reseller of the Business that had aggregate revenue in calendar year 2003 greater than $1,000,000 or is expected by HNS to have aggregate revenue in calendar year 2004 greater than $1,000,000;

(vii) any Contract with a trade supplier to the Business pursuant to which HNS or any Transferred Subsidiary made aggregate payments in calendar year 2003 greater than $1,000,000 or pursuant to which HNS or any Transferred Subsidiary is expected by HNS to make payments in calendar year 2004 greater than $1,000,000;

(viii) any Contract relating to any joint venture or partnership arrangement with any third party involving an investment requirement for the period following Closing of greater than $500,000; and

(ix) any Contract (other than a commercial Contract) with any U.S. Governmental Authority that is not subject to an obligation of confidentiality and involves commitments of HNS greater than $500,000.

(b) Each Material Contract is a legal, valid and binding obligation of HNS, HNS Europe, HNS UK or the applicable Transferred Subsidiary, enforceable against HNS, HNS Europe, HNS UK or the applicable Transferred Subsidiary, and, to HNS’s Knowledge, the other party to such contract, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and HNS, HNS Europe, HNS UK or the applicable Transferred Subsidiary is not in default and has not failed to perform any material obligation thereunder, and, to the Knowledge of HNS, there does not exist any event, condition or omission which would constitute a breach or default (whether by lapse of time or notice or both) by any other Person under a Material Contract, in each case which would reasonably be expected to result in the termination of such Material Contract or result in a Liability in excess of $500,000. HNS has furnished to the Investor, or otherwise made available for the Investor’s review in HNS’s data room, true and complete copies of all Material Contracts, including all amendments thereto, or has furnished the material terms thereof if no true or complete copy is available.

(c) For each Contract with a U.S. Governmental Authority being performed in whole or part by HNS or its Affiliates which is or will be a Business Asset, neither a U.S. Governmental Authority nor any prime contractor or subcontractor to HNS or any of its Affiliates has notified HNS or its Affiliates that HNS or its Affiliates has breached or violated any Laws, and neither an uncured material breach of contract nor a violation of Laws in connection with such Contracts with U.S. Governmental Authorities has occurred; no termination for default, cure notice or show cause notice is in effect; and no U.S. Governmental Authority has issued any written notice of any material claim against HNS or its Affiliates. None of HNS, the Transferred Subsidiaries or, to the Knowledge of HNS, any of their respective officers, directors, employees or consultants are under criminal or civil investigation by any U.S. Governmental Authority relating to any activity or obligation under any Contract with a U.S. Governmental Authority being performed in whole or part by HNS or its Affiliates. None of HNS, the Transferred Subsidiaries or, to the Knowledge of HNS, any of their respective officers, directors, employees or consultants have notice of any qui tam complaint, with respect to any alleged irregularity, misstatement, omission or any other matter with respect to a Contract with a U.S. Governmental Authority performed or being performed in whole or part by HNS or any of its Affiliates. None of HNS and its Affiliates, or, to the Knowledge of HNS, their officers, directors, employees or consultants, has been debarred or suspended, or received a notice of proposed debarment or suspension, from any U.S. governmental procurement programs in the past three years and no such actions are pending, and none of the foregoing entities or persons are on the list of parties excluded from procurement programs in the United States, in each case to the extent the same would reasonably be expected to have a material adverse impact on the operations of the Business following Closing.

(d) Each of Parent and HNS hereby represents and warrants that the Investor has been provided copies or reproductions of all provisions (including relevant specifications) contained in the Boeing Contract or any other Contract between Parent or one of its Subsidiaries, on the one hand, and Boeing or one of its Affiliates, on the other hand, that relate to or are otherwise applicable to Spaceway 3.

4.17 Environmental Matters. Except with respect to any Excluded Liabilities: (a) the Business Assets and HNS’s, HNS Europe’s, HNS UK’s and the Transferred Subsidiaries’ operation of the Business do not violate any Environmental, Safety and Health Laws, except for any failure to comply that would not reasonably be expected to have a Material Adverse Effect on the Business; (b) HNS, HNS Europe, HNS UK and the Transferred Subsidiaries maintain and comply with all permits required under Environmental, Safety and Health Laws that are necessary to use the Business Assets and operate the Business as currently used and operated, except for any failure to maintain or comply that would not reasonably be expected to have a Material Adverse Effect on the Business; (c) there are no past, pending or threatened Environmental Claims against HNS, HNS Europe, HNS UK and the Transferred Subsidiaries, and, to the Knowledge of HNS, there are no facts or circumstances that would reasonably be expected to form the basis of an Environmental Claim against HNS, HNS Europe, HNS UK and the Transferred Subsidiaries, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Business; (d) to the Knowledge of HNS, during the period of its ownership, operation or tenancy, no Releases of Hazardous Substances have occurred at, from, in, to, on, or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that would reasonably be expected to give rise to an Environmental Claim against HNS, HNS Europe, HNS UK or the Transferred Subsidiaries; (e) none of HNS, HNS Europe, HNS UK or any of the Transferred Subsidiaries, nor any of their respective predecessors, nor any entity previously owned by them, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location which would reasonably be expected to result in an Environmental Claim against HNS, HNS Europe, HNS UK or the Transferred Subsidiaries; (f) there are no underground storage tanks, active or abandoned, polychlorinated biphenyl containing equipment, or asbestos containing material (i) at the Owned Real Property, (ii) at any property subject to a Real Property Lease if HNS has leased a substantial majority of such property for at least five (5) years and HNS has conducted manufacturing activities at such property within five (5) years prior to the date hereof, or (iii) to the Knowledge of HNS, at any property subject to a Real Property Lease (and not described in the immediately preceding clause (ii)); and (g) except as have been provided to the Investor or otherwise made available for the Investor’s review in HNS’s data room, HNS, HNS Europe, HNS UK and the Transferred Subsidiaries are not in possession of any reports, studies, analyses, tests or monitoring pertaining to Hazardous Substances in, on or under any property relating to the Business Assets or pertaining to compliance with Environmental, Safety and Health Laws.

4.18 Licenses and Permits. HNS, HNS Europe, HNS UK and the Transferred Subsidiaries have all of the Communications Licenses necessary for the lawful conduct of the Business in substantially the same manner as the Business is currently conducted, except where the failure to have the same would reasonably be expected to have a Material Adverse Effect on the Business. Section 4.18 of the Disclosure Schedule sets forth a list of all material HNS Permits that are Communications Licenses and all material pending applications related to such Communications Licenses or related to the acquisition of new HNS Permits that would be Communications Licenses. HNS or one of its Affiliates is the holder of the Communications Licenses identified in Section 4.18 of the Disclosure Schedule. Section 4.18 of the Disclosure Schedule identifies the Communications Licenses with respect to which Governmental Approval is required in connection with the consummation of the Contemplated Transactions. Complete and correct copies of the Communications Licenses identified on Section 4.18 of the Disclosure Schedule have been delivered or made available to the Investor.

Except as would not reasonably be expected to have a Material Adverse Effect on the Business: (i) each Communications License identified on Section 4.18 of the Disclosure Schedule is validly issued and in full force and effect; (ii) none of HNS, HNS Europe, HNS UK or any Transferred Subsidiary is a party to and none of HNS, HNS Europe, HNS UK or any Transferred Subsidiary has any Knowledge of any Proceeding before any Governmental Authority to revoke, suspend, cancel, refuse to renew or modify, or impose a forfeiture or other sanction with respect to, any of the Communications Licenses identified on Section 4.18 of the Disclosure Schedule; (iii) HNS has no reason to believe that any of the Communications Licenses identified in Section 4.18 of the Disclosure Schedule will not be renewed in the Ordinary Course of Business; (iv) HNS, HNS Europe, HNS UK and the Transferred Subsidiaries are operating the facilities authorized under the Communications Licenses set forth in Section 4.18 of the Disclosure Schedule in accordance with their terms and such operation is in compliance with the Communications Laws; and (v) no event has occurred which, after notice or lapse of time or both, reasonably would be expected to result in revocation, suspension, adverse modification, non-renewal or termination of, or any order of forfeiture with respect to, any Communications License set forth on Section 4.18 of the Disclosure Schedule. Section 4.18 of the Disclosure Schedule sets forth a description of certain other licensing matters, which description is accurate and complete in all material respects.

4.19 Labor. None of HNS, HNS Europe, HNS UK or any of the Transferred Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by HNS or any of the Transferred Subsidiaries, nor, to the Knowledge of HNS, HNS Europe or HNS UK are there any activities or proceedings of any labor union to organize any such employees, or of employees to join any labor union or commence collective bargaining in any form.

4.20 Brokers. Except for HNS’s arrangement with Morgan Stanley, none of HNS, any Transferred Subsidiary or any of their respective Affiliates has retained any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees with respect to this Contribution Agreement, the other Transaction Documents or the Contemplated Transactions.

4.21 Affiliate Transactions. Except for compensation paid or payable by HNS or the Transferred Subsidiaries to bona fide employees of HNS or the Transferred Subsidiaries in the Ordinary Course of Business, none of (a) HNS, any current executive officer or shareholder of HNS holding in excess of 5% of the outstanding share capital of HNS, or any of their respective relatives or spouses or (b) any Transferred Subsidiary, any current executive officer or shareholder of any Transferred Subsidiary holding in excess of 5% of the outstanding share capital of HNS, or any of their respective relatives or spouses, is now, or has been during the last three (3) years, (x) a party to any transaction or Contract with HNS, any Transferred Subsidiary, or any of their respective employees or Affiliates which will be part of the Business, (y) the direct or indirect owner of an interest in any Person which is a present competitor, major supplier or major customer of HNS or any Transferred Subsidiary (other than beneficial holdings of less than 5% in publicly-held companies) or (z) a recipient of any benefit or payment in excess of $50,000 from HNS or a Transferred Subsidiary.

4.22 Investment Representations.

(a) HNS acknowledges that the membership interests in Newco and the shares of SkyTerra Stock to be received hereunder have not been and will not be registered or qualified under the Securities Act, or any state securities Laws and are offered in reliance upon an exemption from registration under the Securities Act and state securities Laws. Except for the transfer to the Investor contemplated by Section 2.7, the membership interests in Newco and the shares of SkyTerra Stock to be received by HNS hereunder shall be held by HNS for investment purposes only for its own account, and not with a view to or for sale in connection with any distribution of the membership interests in Newco or the shares of SkyTerra Stock, and HNS acknowledges that the membership interests in Newco and the shares of SkyTerra Stock that it will retain cannot be sold or otherwise disposed of unless they are registered under the Securities Act or pursuant to an exemption therefrom. Except for the transfer to the Investor contemplated by Section 2.7, HNS has no contract, understanding, agreement or arrangement with any Person to sell, transfer or grant a participation to such Person or any other Person, with respect to any or all of the membership interests in Newco or the shares of SkyTerra Stock it will receive in accordance with the provisions hereof.

(b) HNS is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the membership interests in Newco and the shares of SkyTerra Stock, and HNS is able to bear the economic risk of such ownership and understands that an investment in the membership interests in Newco and the shares of SkyTerra Stock involves substantial risks.

4.23 Newco.

Newco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Since its formation, Newco has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Contribution Agreement, the other Transaction Documents and the other matters related to the Contemplated Transactions. Newco has no operations, has not generated any revenues, and has no material Liabilities (other than those Liabilities incurred in connection with the foregoing). HNS owns all of the membership interests in Newco free and clear of all Encumbrances, except those arising under applicable securities Laws or as a result of this Contribution Agreement. Upon the sale of the Investor Interest to the Investor against payment therefor in accordance with Section 2.7, the Investor will acquire a 50% membership interest (on a fully diluted basis) in Newco as provided in Schedule A of the Restated LLC Agreement free and clear of all Encumbrances (except for any restrictions imposed by applicable securities Laws, the Restated LLC Agreement and the Investor Rights Agreement).

4.24 Earth Stations and Ground Facility Rights.

Section 2.2(a)(xiv) of the Disclosure Schedule and Section 4.18 of the Disclosure Schedule set forth a list, as of the date hereof, of all material Network Operation and Control Centers and transmitting and/or receive teleport earth station facilities located on Real Property (together, the “Earth Stations”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, the improvements to each Earth Station and all items of equipment used in connection therewith are (a) in good operating condition and repair and are suitable for their intended purposes and (b) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the Earth Station. To the Knowledge of HNS, no other radio communications facility is causing harmful interference to the transmission from or the receipt of signals by any Earth Station, except for any instances of harmful interference that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.

5. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. Except as set forth on the Investor Disclosure Schedule (or the Updated Investor Disclosure Schedule with respect to representations and warranties made as of the Closing Date), the Investor hereby represents and warrants to Parent and HNS, as of the date hereof and as of the Closing Date, as follows:

5.1 Organization, Standing, Qualification. The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Investor has the full corporate power and authority to carry on its business as presently conducted and to execute and deliver this Contribution Agreement and the other Transaction Documents to which it is a party and to carry out the Contemplated Transactions.

5.2 Authorization. The execution and delivery of, and performance by the Investor under, this Contribution Agreement and the other Transaction Documents to which it is a party and the consummation by the Investor of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Investor and no other corporate proceedings on the part of the Investor are necessary to authorize this Contribution Agreement and such other Transactions Documents, or to consummate the Contemplated Transactions.

5.3 Binding Obligation. This Contribution Agreement, and each other Transaction Document to be executed by the Investor pursuant hereto, have been or will be at Closing executed and delivered in accordance with the provisions thereof, and (assuming such agreements constitute the legal and binding obligations of Parent, HNS, Newco or its Affiliates, as the case may be) shall each constitute a valid and binding obligation of the Investor enforceable in accordance with its terms (a) except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, including statutory and other Laws regarding fraudulent conveyances or preferential transfers, and (b) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a Proceeding at Law or in equity.

5.4 Noncontravention. Neither the execution and the delivery of this Contribution Agreement or the other Transaction Documents, nor the consummation of the Contemplated Transactions, will, in any material respect, (a) violate any provision of the organizational documents of the Investor, (b) violate any provision of applicable Law binding upon the Investor, or (c) conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract, lease, license, instrument, note, bond, mortgage or deed of trust to which the Investor is a party, except with respect to clauses (b) and (c) for such conflicts or violations which would not reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the Contemplated Transactions.

5.5 Litigation; Compliance with Laws.

(a) Except as set forth in the SEC Documents and except for rulemaking proceedings or other Proceedings of general applicability, there are no Proceedings pending, or to the Knowledge of the Investor, threatened, against the Investor or any of its Subsidiaries at law or in equity, or before or by any court, arbitrator, domestic or foreign, or any other Governmental Authority that would reasonably be expected to have a Material Adverse Effect on the Investor. The Investor and its Subsidiaries are not operating under, subject to or in default with respect to any Order of any court, arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect on the Investor.

(b) The Investor and each of its Subsidiaries have complied and are in compliance with all applicable Laws to which any of them are subject (including the Sarbanes-Oxley Act of 2002), except for any failure to comply that would not reasonably be expected to have a Material Adverse Effect on the Investor. Neither the Investor nor any of its Subsidiaries has received any notice from any Person regarding any actual or alleged violation of any Law by the Investor or any such Subsidiary, except for any alleged violation that would not reasonably be expected to have a Material Adverse Effect on the Investor.

5.6 Financing. The Investor has, and at Closing will have, sufficient cash, marketable securities or other investments or available sources of credit to enable the Investor to consummate the Contemplated Transactions on the terms and conditions set forth in the Transaction Documents. Simultaneously with the execution and delivery of this Contribution Agreement, the Investor has delivered to Parent a true and correct copy of a pro forma balance sheet demonstrating that the Investor has and will have sufficient funds to allow the Investor to pay the cash portion of the Membership Interest Purchase Price.

5.7 Qualifications to Hold Communications Licenses. The Investor is not aware of any reason that its ownership interest in Newco as contemplated by this Contribution Agreement would prevent Newco from being legally, financially and otherwise qualified under the Communications Act and other applicable U.S. and foreign Communications Laws to be the licensee of and to own and operate the Business and to perform its obligations hereunder in all material respects. To the Investor’s Knowledge, no fact or circumstance exists relating to the qualifications or otherwise of the Investor as it relates to its proposed ownership interest in Newco as contemplated by this Contribution Agreement that (a) would reasonably be expected to prevent or delay, in any material respect, the FCC or other Governmental Authorities from granting approval of the Communications Applications; or (b) would reasonably be expected to prevent or delay, in any material respect, or otherwise disqualify Newco as the licensee, owner, operator or transferee of the Business in any jurisdiction.

5.8 Condition of Business; Independent Investigation. The Investor is an informed and sophisticated participant in the Contemplated Transactions, and has engaged expert advisors experienced in the evaluation and purchase of securities similar to the Investor Interest. The Investor has undertaken an investigation, has been provided with, has evaluated and has relied upon certain documents and information to assist it in making an informed and intelligent decision with respect to the execution of the Transaction Documents. The Investor acknowledges that neither Parent nor HNS makes any representation or warranty as to the prospects, financial or otherwise, or future revenues or results of the Business, and that any projections, estimates or forecasts of future revenues or results or events provided by or on behalf of Parent or HNS are subject to uncertainty and to the assumptions used in their preparation. The Investor is not relying on any representation or warranty of any Person with respect to the Contemplated Transactions, other than those representations and warranties specifically set forth in this Contribution Agreement, the other Transaction Documents and any certificates delivered in connection herewith or therewith that are made by HNS, Newco or the Parent. The Investor agrees that Newco shall accept the Contributed Assets and the Assumed Liabilities as they exist on the Closing Date based on the Investor’s inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Parent, HNS or any of their Affiliates, except as expressly set forth in the Transaction Documents.

5.9 SEC Documents; Undisclosed Liabilities.

(a) The Investor has filed all required reports, schedules, statements, forms and other documents with the Securities and Exchange Commission (the “SEC”) since January 1, 2002 (the “SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amendment or superseding filing), the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Investor included in the SEC Documents fairly present in all material respects the consolidated financial position of the Investor and its consolidated Subsidiaries and the consolidated results of operations and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the SEC Documents.

(b) There are no Liabilities of the Investor or its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, that are required to be reflected in the Investor’s financial statements in accordance with GAAP and that in the aggregate would reasonably be expected to have a Material Adverse Effect on the Investor, other than (i) Liabilities that are appropriately reflected or reserved for in the consolidated financial statements of the Investor included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, as filed with the SEC prior to the date hereof, (ii) Liabilities incurred since September 30, 2004 in the ordinary course of business consistent with past practice, (iii) Liabilities incurred pursuant to the Contemplated Transactions, and (iv) Liabilities discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice.

5.10 SkyTerra Stock.

(a) The shares of SkyTerra Stock to be issued to HNS in accordance with the terms hereof, when issued, shall be duly authorized and validly issued, fully paid and non-assessable and free of all Encumbrances (except for any restrictions imposed by applicable securities Laws).

(b) The authorized capital stock of the Investor consists of: (i) 200,000,000 shares of Common Stock, par value $.01 per share (the “SkyTerra Common Stock”); (ii) 100,000,000 shares of Non-voting Common Stock, par value $.01 per share (the “SkyTerra Non-voting Common Stock”); and (iii) 10,000,000 shares of Preferred Stock, par value $.01 per share (the “SkyTerra Preferred Stock”). As of the close of business on September 30, 2004, (A) 6,077,309 shares of SkyTerra Common Stock were issued and outstanding and 1,301,760 shares of SkyTerra Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to any plans of the Investor under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part on the value of, SkyTerra Common Stock, has been conferred on any Person (such stock options, units and other awards and plans, collectively, the “SkyTerra Stock Plans”), (B) 8,990,212 shares of SkyTerra Non-voting Common Stock were issued and outstanding, and (C) 1,199,007 shares of SkyTerra Preferred Stock designated as Series A Convertible Preferred Stock were issued and outstanding. All outstanding shares of SkyTerra Common Stock, SkyTerra Non-voting Common Stock and SkyTerra Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive rights (except in the case of SkyTerra Preferred Stock).

(c) No bonds, debentures, notes or other indebtedness generally having the right to vote on any matters on which stockholders of the Investor may vote are issued or outstanding.

5.11 Brokers. Except for the Investor’s arrangement with Bear Stearns, neither the Investor nor any of its Affiliates has retained any broker or finder or incurred any Liability or obligation for any brokerage fees, commissions or finder’s fees with respect to this Contribution Agreement, the other Transaction Documents to which it is a party or the Contemplated Transactions.

5.12 Purchaser Representations. The Investor acknowledges that the membership interests in Newco to be received hereunder have not been and will not be registered or qualified under the Securities Act, or any state securities Laws and are offered in reliance upon an exemption from registration under the Securities Act and state securities Laws. The membership interests in Newco to be received by the Investor hereunder shall be held by the Investor for investment purposes only for its own account, and not with a view to or for sale in connection with any distribution of the membership interests in Newco, and the Investor acknowledges that the membership interests in Newco that it will receive cannot be sold or otherwise disposed of unless they are registered under the Securities Act or pursuant to an exemption therefrom. The Investor does not have any contract, understanding, agreement or arrangement with any Person to sell, transfer or grant a participation to such Person or any other Person, with respect to any or all of the membership interests in Newco it will receive in accordance with the provisions hereof.

(b) The Investor is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the membership interests in Newco, and the Investor is able to bear the economic risk of such ownership and understands that an investment in the membership interests in Newco involves substantial risks.

6. FOREIGN EMPLOYEE MATTERS. Newco and HNS hereby agree as to the foreign employee and employee benefit matters set forth in Exhibit I.

7. U.S. EMPLOYEE MATTERS. Newco and HNS hereby agree as to U.S. employee and employee benefit matters set forth in Exhibit J.

8. CLOSING.

8.1 Conditions Precedent to Obligations of Each Party. The obligations of Parent, HNS and the Investor to consummate Closing are subject to the satisfaction (or waiver by each of the Investor and Parent) of the following conditions:

(a) Any applicable waiting period under Hart-Scott Rodino relating to the Contemplated Transactions shall have expired or been terminated;

(b) The European Commission shall have taken any applicable decision, whether or not conditional, that may be required under Article 6(1)(b) or, if the Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8(2) of Council Regulation (EC) No. 139/2004 (the “Regulation”) declaring the Contemplated Transactions compatible with the common market, or being deemed to have done so under Article 10(6) of the Regulation.;

(c) (i) The FCC shall have granted the Communications Applications filed with it pursuant to this Contribution Agreement and listed such grant in a public notice issued by the FCC and (ii) five (5) days shall have elapsed from the date of such public notice;

(d) A Financing meeting the requirements of Section 2.7(b) shall have been consummated, either prior to or concurrently with Closing;

(e) The Governmental Authorities listed on Section 8.1(e) of the Disclosure Schedule shall have granted the Communications Applications filed with them pursuant to this Contribution Agreement; and

(f) No Order of any U.S. federal or state (but not local) Governmental Authority or any Governmental Authority identified on Section 8.1(e) of the Disclosure Schedule that restrains, invalidates or prohibits the Contemplated Transactions or compels Investor or any of its Affiliates to dispose or hold separate any portion of the business or Assets of Investor or any of its Affiliates as a result of the consummation of the Contemplated Transaction shall be in effect.

8.2 Conditions Precedent to Obligations of the Investor. The obligation of the Investor to consummate Closing is subject to the satisfaction (or waiver by the Investor) of the following conditions:

(a) (i) Parent and HNS shall have performed and complied in all material respects with their respective obligations under this Contribution Agreement required to be performed or complied with by them at or prior to Closing, except for such obligations which are qualified by materiality or Material Adverse Effect in which case such obligations shall have been performed and complied with in all respects (taking into account any materiality or Material Adverse Effect qualifier contained therein), (ii) each of the representations and warranties of HNS and Parent contained in this Contribution Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct at and as of the date of this Contribution Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties which by their express terms are made as of a different date shall be required to be true and correct only as of such date, in each case except for inaccuracies or omissions that in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Business, and (iii) the Investor shall have received a certificate signed by an officer of HNS and Parent to the foregoing effect;

(b) Since the date hereof, there shall not have occurred and there shall not exist any event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on the Business or the Business Assets;

(c) Newco and each Transferred Subsidiary shall have received all Consents set forth on Section 8.2(c) of the Disclosure Schedule;

(d) Newco and HNS, or an Affiliate of HNS, as the case may be, shall have executed and delivered, on or before the Closing Date, the Transaction Documents that are required to be executed by Newco, HNS or such Affiliate, and Newco, Parent and HNS shall have delivered or caused to be delivered all other closing deliverables set forth in Section 8.5;

(e) Boeing and Parent shall have executed and delivered the Spaceway 3 Amendment;

(f) Thirty (30) days shall have elapsed since the date that HNS delivered to the Investor the Interim Statements and the Annual Statements required by Section 3.10, and the Interim Statements and the 2003 Annual Statements shall evidence financial or economic performance of the VSAT Business similar to or better than, in all material respects, the financial or economic performance of the VSAT Business evidenced by the Financial Statements for the same periods, and no more than two of the following individual balance sheet, statement of operations or cash flow items in the Interim Statements and the 2003 Annual Statements shall differ by more than the corresponding percentages (or dollar amounts in the case of (iii) below) set forth below from the comparable items in the Financial Statements for the same periods (after making adjustments to specific items on the Financial Statements, if any, necessary to reflect any reclassifications resulting from the SAS 100 review of the Interim Statements or the audit of the Annual Statements, without regard to any movements between the specific periods to which such items relate):

(i) 10% for (A) a decline in total assets less cash and cash equivalents, (B) an increase in short-term borrowings and current portion of long-term debt plus long-term debt, (C) a decline in revenues and (D) an increase in total operating costs and expenses (exclusive of depreciation and amortization expenses);

(ii) 15% for (A) a decline in revenues less cost of products sold and (B) an increase in expenditures for property; and

(iii) (A) $10 million decline for net cash provided by (used in) operating activities with respect to the Interim Statements and (B) $20 million decline for net cash provided by (used in) operating activities with respect to the 2003 Annual Statements;

provided that to the extent that there are any items of the Spaceway Business on the Financial Statements, items of such type will be deemed to be included in the Interim Statements and 2003 Annual Statements in a consistent manner for this purpose; and

(g) The condition set forth on Section 8.2(g) of the Disclosure Schedule has been satisfied.

8.3 Conditions Precedent to Obligation of Parent and HNS. The obligation of Parent and HNS to consummate Closing is subject to the satisfaction (or waiver by Parent) of the following conditions:

(a) (i) The Investor shall have performed and complied in all material respects with their respective obligations under this Contribution Agreement required to be performed or complied with by them at or prior to Closing, except for such obligations which are qualified by materiality or Material Adverse Effect in which case such obligations shall have been performed and complied with in all respects (taking into account any materiality or Material Adverse Effect qualifier contained therein), (ii) the representations and warranties of the Investor contained in this Contribution Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct at and as of the date of this Contribution Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties which by their express terms are made as of a different date shall be required to be true and correct only as of such date, in each case except for inaccuracies or omissions that in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Investor; and (iii) Parent and HNS shall have received certificates signed by an officer of the Investor to the foregoing effect;

(b) The Purchase Price shall have been paid to HNS as contemplated by Section 2.7(e); and

(c) The Investor or its assignee, as the case may be, shall have executed and delivered, on or before the Closing Date, the Transaction Documents that are required to be executed by the Investor; and the Investor shall have delivered or caused to be delivered all other closing deliverables set forth in Section 8.6.

8.4 Updated Disclosure Schedule.

(a) At any time prior to Closing, HNS shall be entitled to deliver to the Investor updates to, or substitutions of, the Disclosure Schedule solely with respect to (i) matters related to Section 4 that arise after the date hereof and (ii) Assumed Liabilities under Section 2.4(a)(xii) arising from or relating to Proceedings initiated after the date hereof against HNS or any of its Subsidiaries in the Ordinary Course of Business by any Person who is or was (A) employed by HNS or such Subsidiary or (B) a direct or indirect customer (or was associated with such customer) of HNS or such Subsidiary, which updates or substitutions shall be clearly marked as such (with such updates and substitutions, the “Updated Disclosure Schedule”). In the event that HNS delivers an Updated Disclosure Schedule within three (3) days of any scheduled Closing Date hereunder, the Investor shall be entitled to extend, by written notice to HNS, the scheduled Closing Date to the third day after it receives the Updated Disclosure Schedule and any information regarding the updates reasonably requested by the Investor, or if such day is not a business day, to the next business day. The delivery by HNS of the Updated Disclosure Schedules shall not prejudice any rights of any Newco Indemnified Person hereunder, including (i) the right to claim that the representations and warranties of HNS, when made on the date hereof, were inaccurate or false, (ii) the right to claim that the covenants and agreements of HNS and/or Parent contained herein were breached or (iii) the right to seek indemnification pursuant to Section 9 hereof. The Updated Disclosure Schedule shall be deemed to qualify the representations and warranties made as of the Closing Date and replace for such purpose, in whole or in part as the case may be, the Disclosure Schedule previously delivered hereunder for such purposes.

(b) At any time prior to Closing, the Investor shall be entitled to deliver to Parent updates to, or substitutions of, the Investor Disclosure Schedule solely with respect to matters related to Section 5 that arise after the date hereof, which updates or substitutions shall be clearly marked as such (with such updates and substitutions, the “Updated Investor Disclosure Schedule”). In the event that the Investor delivers an Updated Investor Disclosure Schedule within three (3) days of any scheduled Closing Date hereunder, Parent shall be entitled to extend, by written notice to the Investor, the scheduled Closing Date to the third day after it receives the Updated Investor Disclosure Schedule and any information regarding the updates reasonably requested by Parent, or if such day is not a business day, to the next business day. The delivery by the Investor of the Updated Investor Disclosure Schedules shall not prejudice any rights of any Parent Indemnified Person hereunder, including (i) the right to claim that the representations and warranties of the Investor, when made on the date hereof, were inaccurate or false, (ii) the right to claim that the covenants and agreements of the Investor contained herein were breached or (iii) the right to seek indemnification pursuant to Section 9 hereof. The Updated Investor Disclosure Schedule shall be deemed to qualify the representations and warranties made as of the Closing Date and replace for such purpose, in whole or in part as the case may be, the Investor Disclosure Schedule previously delivered hereunder for such purposes.

8.5 Deliveries by HNS. At Closing, HNS shall deliver, or cause to be delivered, to the Investor the following:

(a) A bill of sale and assumption agreement in substantially the form attached hereto as Exhibit K (the “Bill of Sale and Assumption Agreement”), and such other instruments and agreements customary in any applicable foreign jurisdiction or required by any foreign Governmental Authority as the Investor or HNS shall reasonably require to transfer to Newco title to the Contributed Assets or evidence the assumption by Newco of the Assumed Liabilities (collectively with the Bill of Sale and Assumption Agreement, the “Transfer Instruments”));

(b) Copies of the board, stockholder (and any equivalent actions for HNS Europe, HNS UK or any Transferred Subsidiary) and any other corporate resolution required in order to approve the consummation of the Contemplated Transactions, certified by an authorized officer of HNS, HNS Europe, HNS UK or the Transferred Subsidiaries, as applicable;

(c) The certificates contemplated by Section 8.2(a) signed by an executive officer of HNS and Parent;

(d) The Restated LLC Agreement executed by an authorized officer of HNS;

(e) The Investor Rights Agreement executed by an authorized officer of HNS;

(f) The Transition Services Agreement, if any, that has been agreed pursuant to Section 2.6(c), executed by an authorized officer of HNS and/or Parent, as appropriate;

(g) Special warranty deed, or comparable Transfer Instrument in favor of Newco, in customary form for the applicable jurisdiction, with respect to the Owned Real Property;

(h) The Intellectual Property Agreement, the Transition and Back Up Trademark License Agreement attached thereto as Schedule D, and the Confirmatory Intellectual Property Sublicense Agreement attached thereto as Schedule E, in each case, executed by an authorized officer of Parent;

(i) A Non-Competition Agreement in substantially the form attached hereto as Exhibit L (the “Non-Competition Agreement”) executed by an authorized officer of Parent and HNS;

(j) The Spaceway Services Agreement executed by an authorized officer of Parent and HNS;

(k) The DirecWay Agreement, if any, that has been agreed pursuant to Section 2.6(d), executed by an authorized officer of Parent;

(l) The Registration Rights Agreement executed by an authorized officer of HNS or, if applicable, its designee;

(m) Share certificates or other evidence representing all of the capital stock or equity interests in each Transferred Subsidiary and each of the other entities listed on Section 2.2(b) of the Disclosure Schedule, duly endorsed or accompanied by duly executed assignments separate from certificates in form suitable for transfer of such capital stock or equity interests to Newco effective as of the Closing Date;

(n) Duly executed copies of all Consents set forth on Section 8.2(c) of the Disclosure Schedule reasonably acceptable to the Investor;

(o) A certificate of HNS complying with the Code and treasury regulations promulgated thereunder, in form and substance reasonably acceptable to the Investor, certifying that the Contemplated Transactions hereby are exempt from withholding under Section 1445 of the Code; and

(p) Such other documents as the Investor may reasonably request in accordance herewith to consummate the Contemplated Transactions.

8.6 Deliveries by the Investor. At Closing, the Investor or its assignee, as the case may be, shall deliver to HNS the following:

(a) Payment of the cash portion of the Membership Interest Purchase Price in immediately available funds;

(b) Delivery of certificates in the name of HNS or its designee representing the shares of SkyTerra Stock to be issued pursuant to Section 2.7(c)(y);

(c) Copies of the resolutions of the Investor and, if applicable, its assignee, approving the consummation of the Contemplated Transactions certified by an authorized officer of the Investor and, if applicable, its assignee;

(d) The certificate contemplated by Section 8.3(a) signed by an executive officer of the Investor;

(e) The Restated LLC Agreement executed by an authorized officer of the Investor or its assignee, as the case may be;

(f) The Investor Rights Agreement executed by an authorized officer of the Investor or its assignee, as the case may be;

(g) The Registration Rights Agreement executed by an authorized officer of the Investor; and

(h) Such other documents as HNS or Parent may reasonably request in accordance herewith to consummate the Contemplated Transactions.

8.7 Deliveries by Newco. At Closing, Parent, HNS and the Investor (and its assignee, if applicable) shall cause Newco to deliver the following:

(a) Payment of the Purchase Price to HNS in immediately available funds;

(b) The Intellectual Property Agreement, the Transition and Back Up Trademark License Agreement attached thereto as Schedule D, and the Confirmatory Intellectual Property Sublicense Agreement attached thereto as Schedule E, in each case, executed by an authorized officer of Newco;

(c) The Bill of Sale and Assumption Agreement and any other Transfer Instruments (to the extent required to be executed by Newco);

(d) The Investor Rights Agreement executed by an authorized officer of Newco;

(e) The Transition Services Agreement, if any, that has been agreed pursuant to Section 2.6(c), executed by an authorized officer of Newco;

(f) The Non-Competition Agreement executed by an authorized officer of Newco;

(g) The Spaceway Services Agreement executed by an authorized officer of Newco;

(h) The DirecWay Agreement, if any, that has been agreed pursuant to Section 2.6(d), executed by an authorized officer of Newco;

(i) Copies of the board of manager, member and any other limited liability company resolution required in order to approve the consummation of the Contemplated Transactions, certified by the sole member of Newco; and

(j) Such other documents as Parent, HNS or the Investor may reasonably request in accordance herewith to consummate the Contemplated Transactions.

9. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES.

9.1 Survival of Representations; Exclusive Remedy.

(a) All representations and warranties of HNS, on one hand, and the Investor on the other, in this Contribution Agreement, any other Transaction Document or any certificate delivered in connection with the Contemplated Transactions (i) shall survive Closing, any investigation at any time made and the consummation of the Contemplated Transactions and (ii) shall terminate and expire thirty (30) days after the receipt by Newco of the final, audited financial statements for the year ended December 31, 2005, but not later than April 30, 2006, except with respect to (A) any claims as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Contribution Agreement on or prior to such date, in which case, such claims shall survive until the final resolution thereof, (B) any claims related to fraud or willful misconduct, or (C) as set forth in subsection (d) below.

(b) The covenants and agreements (but for the avoidance of doubt, not the representations and warranties) of the parties set forth herein and in any other Transaction Document shall survive Closing and any investigation at any time made and the consummation of the Contemplated Transactions until fully performed, unless limited by their terms or purpose.

(c) Except as set forth in Section 10.2, upon expiration or termination of this Contribution Agreement, the representations, warranties and covenants set forth herein shall be of no further force or effect, except with respect to any claim as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Contribution Agreement on or prior to expiration or termination.

(d) (i) HNS’s representations and warranties with respect to Sections 4.1, 4.2, 4.3, 4.5, 4.10(a), 4.20 and 4.23 (the “Excluded HNS Representations”) and the Investor’s representations and warranties with respect to Sections 5.1, 5.2, 5.3, 5.10(a) and 5.11 (the “Excluded Investor Representations”) shall survive until the expiration of the applicable statute of limitations, (ii) HNS’s representations and warranties with respect to the second sentence of Section 4.9 shall survive until the expiration of the applicable statute of limitations, and (iii) HNS’s representations and warranties with respect to Sections 4.14, 4.15 and 4.17 shall survive until the earlier of (A) expiration of the applicable statute of limitations and (B) the date that is the ten (10) year anniversary of the Closing Date, except in each case with respect to any claim as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Contribution Agreement on or prior to such date, in which case, such claim shall survive until the final resolution thereof.

(e) Subject to specific performance and other injunctive relief pursuant to Section 11.16, and subject to the provisions of Section 3.7, indemnification pursuant to this Section 9 shall be the sole and exclusive remedy for any breach of representations and warranties or of any covenant or agreement in this Contribution Agreement by any party or any other matter pertaining to this Contribution Agreement or the Contemplated Transactions, provided that the forgoing limitation shall not apply with respect to claims of fraud or willful misconduct. Without limiting the generality of the foregoing, the Newco Indemnified Persons shall have no recourse against HNS or its subsidiaries from and after Closing with respect to this Contribution Agreement (other than recourse with respect to the remedies provided in Section 11.16), it being understood that, following Closing, the sole recourse of any Newco Indemnified Person for any post-Closing Liability under this Contribution Agreement shall be against Parent.

9.2 Agreement of Parent to Indemnify. Subject to Section 9.4, Parent shall indemnify, defend and hold harmless the Newco Indemnified Persons from and against any and all Damages incurred or suffered by the Newco Indemnified Persons arising out of, relating to or in connection with any (a) breach of any representation or warranty, determined without regard to any materiality or Material Adverse Effect qualifiers contained therein, or (b) noncompliance with any covenant or other written agreements, in each case, given or made by HNS or Parent in this Contribution Agreement, in any other Transaction Document including HNS’s obligations pursuant to Section 3.7 or in any certificate delivered in connection herewith or therewith; provided that none of the Investor, its assignee or Affiliates shall be entitled to seek indemnification for Damages under this Section 9.2 based on any Damages incurred or suffered by Newco or any of its Subsidiaries, it being understood that any of the Newco Indemnified Persons (other than such Persons) shall be entitled to seek such indemnification.

9.3 Agreement of the Investor to Indemnify. The Investor shall indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Damages incurred or suffered by the Parent Indemnified Persons arising out of, relating to or in connection with any (a) breach of any representation or warranty, determined without regard to any materiality or Material Adverse Effect qualifiers contained therein, or (b) noncompliance with any covenants or other written agreements, in each case, given or made by the Investor in this Contribution Agreement, in any other Transaction Document or in any certificate delivered in connection herewith or therewith.

9.4 Limits of Indemnification.

(a) HNS and Parent shall not be liable to the Newco Indemnified Persons in respect of any indemnification pursuant to Section 9.2(a) until the aggregate Damages of the Newco Indemnified Persons exceed an amount equal to Five Million Dollars ($5,000,000) (the “Basket Amount”), and then Newco Indemnified Persons shall only be entitled to the aggregate Damages in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply to claims for indemnification based on (i) breaches of Excluded HNS Representations or (ii) fraud or willful misconduct.

(b) The parties acknowledge and agree that the maximum aggregate liability of HNS and Parent pursuant to Section 9.2(a) shall not exceed an amount equal to Sixty Million Dollars ($60,000,000) (the “Cap Amount”); provided, however, that the Cap Amount shall not apply to claims for indemnification based on (i) breaches of Excluded HNS Representations or (ii) fraud or willful misconduct.

(c) The Investor shall not be liable to the Parent Indemnified Persons in respect of any indemnification pursuant to Section 9.3(a) until the aggregate Damages of the Parent Indemnified Persons exceed an amount equal to the Basket Amount, and then Parent Indemnified Persons shall only be entitled to the aggregate Damages in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply to claims for indemnification based on (i) breaches of Excluded Investor Representations or (ii) fraud or willful misconduct.

(d) The parties acknowledge and agree that the maximum aggregate liability of the Investor pursuant to Section 9.3(a) shall not exceed an amount equal to the Cap Amount; provided, however, that the Cap Amount shall not apply to claims for indemnification based on (i) Excluded Investor Representations or (ii) fraud or willful misconduct.

9.5 Special Indemnification by Parent.

(a) Notwithstanding Section 9.4, Parent shall indemnify, defend and hold harmless, without regard to any limitations or any materiality, Material Adverse Effect, Knowledge or other qualifications in the representations, warranties, covenants or other agreements or in the Disclosure Schedule, the Newco Indemnified Persons from and against any and all Damages, whether or not involving a Third-Party Claim, arising out of, relating to or resulting from (i) the Excluded Assets and (ii) the Excluded Liabilities (without duplication for amounts otherwise provided for in Section 3.7).

(b) The special indemnities in this Section 9.5 shall not terminate or expire, shall survive for an unlimited period, and for the avoidance of doubt shall not be subject to the limitations set forth in Section 9.4.

9.6 Special Indemnification by Newco.

(a) Newco shall indemnify, defend and hold harmless, without regard to any limitations or any materiality, Material Adverse Effect, Knowledge or other qualifications in the representations, warranties, covenants or other agreements or in the Disclosure Schedule, the Parent Indemnified Persons from and against any and all Damages, whether or not involving a Third-Party Claim, arising out of, relating to or resulting from (i) noncompliance with any covenants or other written agreements, in each case, given or made by Newco in this Contribution Agreement, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, only to the extent such non-compliance occurs after Closing, (ii) operation of the Contributed Assets from and after Closing, and (iii) the Assumed Liabilities. The foregoing obligations of Newco shall not in any way relieve Parent of its obligation to indemnify, defend or hold harmless the Newco Indemnified Persons under Sections 9.2 and 9.5.

(b) The special indemnities in this Section 9.6 shall not terminate or expire, shall survive for an unlimited period, and for the avoidance of doubt shall not be subject to the limitations set forth in Section 9.4.

9.7 Conditions of Indemnification.

(a) Except as provided in Section 9.8, if any Newco Indemnified Person shall seek indemnification pursuant to Section 9.2 or Section 9.5, or if any Parent Indemnified Person, shall seek indemnification pursuant to Section 9.3 or Section 9.6, the party seeking indemnification (the “Indemnified Party”) shall give written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event within 60 days) after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer or director of the Indemnified Party) becomes aware that a claim for indemnification (an “Indemnified Claim”) may be made, specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, the method of computation thereof, containing a reference to the provision of this Contribution Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with this Section 9.7, or any delay in providing such notice, shall not constitute a waiver of that party’s claims to indemnification pursuant to this Section 9, except to the extent that (i) any such failure or delay in giving notice causes the amounts paid or to be paid by the Indemnifying Party to be greater than they otherwise would have been (in which case, only the excess amount of such claim resulting from such delay shall be waived) or otherwise results in prejudice to the Indemnifying Party or (ii) if such notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period, if any, set forth in Section 9.1. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any Proceeding brought by a Person that is not a party hereto (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any Documents theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim (a “Third Party Claim Notice”).

(b) The Indemnifying Party shall have 20 days from delivery of the Third Party Claim Notice to notify the Indemnified Party whether or not the Indemnifying Party elects to defend the Indemnified Party against such Third Party Claim. In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against such Third Party Claim and acknowledges its obligations to indemnify the Indemnified Party in full hereunder in connection with such Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall control such defense at the Indemnifying Party’s expense unless (i) the claim seeks only an injunction or other equitable relief, (ii) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, (iii) such Proceeding could have a material effect on any material matter beyond the scope of the indemnification obligation of the Indemnifying Party or (iv) the Indemnifying Party shall not have assumed the defense of the third party claim within the foregoing 20 day period. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless the Indemnifying Party fails to diligently pursue the defense of such Third Party Claim; provided that the Indemnified Party shall have the right to employ counsel to represent it. If the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, then the Indemnified Party may (but is not obligated to) defend such Third Party Claim by appropriate Proceedings and may (but is not obligated to) control such defense, at the expense of the Indemnifying Party.

(c) The parties shall render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Third Party Claim, including making employees available (with reasonable prior notice) during normal business hours to provide additional information and explanation of any relevant materials or to testify at any Proceedings relating to such Third Party Claim and giving the other party reasonable access to any books, records and other documents and information relating to the defense of such Third Party Claim. The Indemnifying Party shall reimburse the out-of-pocket costs and expenses reasonably incurred by the Indemnified Party in providing such assistance.

(d) The Indemnifying Party will not consent to the entry of any Order or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party, unless the Order (x) involves only the payment of money damages and (y) includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all Liability in respect of the Third Party Claim.

(e) Any obligation by an Indemnifying Party to indemnify an Indemnified Party shall be satisfied in cash. Parent and HNS hereby waive any right to seek indemnification or contribution from any Transferred Subsidiary for Damages as a result of any breach by HNS or any Transferred Subsidiary of any representation, warranty or any covenant or other agreement to be performed prior to Closing contained in this Contribution Agreement or any other Transaction Document.

9.8 Tax Controversies; Assistance and Cooperation.

(a) In the event any Tax authority informs any Newco Indemnified Person or any Parent Indemnified Person of any notice of proposed audit, claim, assessment or other dispute concerning a Tax with respect to which the other party may incur liability hereunder, the party so informed shall notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If an Indemnified Party has Knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Indemnified Party fails to provide the Indemnifying Party notice as provided herein, then the obligation of the Indemnifying Party to indemnify the Indemnified Party under this Section 9.8(a) shall be reduced or eliminated to the extent such Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall, at its own expense, control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which it may incur liability hereunder. Subject to the immediately preceding sentence, in the event an adverse determination may result in a party having responsibility for any increased amount of Taxes hereunder, each party shall be entitled to fully participate, at its own expense, in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder, including participation in conferences, meetings or proceedings with any Tax authority, participation in appearances before any court or tribunal, participation in the submission and determination of the content of the documentation, protests, memoranda of fact and law, briefs, and the conduct of oral arguments and presentations.

(c) No Indemnifying Party shall agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes (or right to tax benefit) of the other party, without such other party’s consent (which consent shall not be unreasonably withheld or delayed).

9.9 Notice of Breaches of Representations and Warranties.

(a) As of the date hereof, the Investor has no Knowledge of any inaccuracy of any representation or warranty of Parent or HNS contained in this Contribution Agreement that is sufficient to allow the Investor to bring a claim for indemnification against Parent pursuant to Section 9.2(a) hereof following Closing (without taking into account the Basket Amount). For purposes of this Section, “Knowledge” of the Investor means the actual knowledge of Andrew Africk, Aaron Stone and Jeffrey Leddy. Nothing set forth in this Section shall limit or otherwise affect the ability of any Newco Indemnified Person to seek indemnification pursuant to Section 9.2(a) hereof unless Parent can demonstrate that, based on information provided by HNS or Parent to the Investor, the Investor had Knowledge as of the date hereof that such representation and warranty was not true and correct.

(b) As of the date hereof, neither Parent nor HNS has any Knowledge of any inaccuracy of any representation or warranty of the Investor contained in this Contribution Agreement that is sufficient to allow Parent or HNS to bring a claim for indemnification against the Investor pursuant to Section 9.3(a) hereof following Closing (without taking into account the Basket Amount). Nothing set forth in this Section shall limit or otherwise affect the ability of any Parent Indemnified Person to seek indemnification pursuant to Section 9.3(a) hereof unless the Investor can demonstrate that, based on information provided by the Investor to Parent or HNS, Parent or HNS had Knowledge as of the date hereof that such representation and warranty was not true and correct.

10. TERMINATION.

10.1 Termination. This Contribution Agreement may be terminated at any time prior to Closing:

(a) by the Investor if (i) a material breach of any provision of this Contribution Agreement has been committed by Parent, Newco or HNS and such breach has not been (A) cured by Parent, Newco or HNS within thirty (30) days after notice thereof given by the Investor to HNS to the extent that such breach is capable of being cured or (B) waived in writing by the Investor, (ii) there has been any update to the Disclosure Schedule pursuant to Section 8.4 that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, or (iii) if any of the conditions set forth in Sections 8.1 or 8.2 shall have been incapable of fulfillment and shall not have been waived by the Investor;

(b) by Parent if (i) a material breach of any provision of this Contribution Agreement has been committed by the Investor and such breach has not been (A) cured by the Investor within thirty (30) days after notice thereof given by Parent to the Investor to the extent that such breach is capable of being cured or, (B) waived in writing by Parent, (ii) there has been any update to the Investor Disclosure Schedule pursuant to Section 8.4 that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Investor, or (iii) any of the conditions set forth in Sections 8.1 or 8.3 shall have been incapable of fulfillment and shall not have been waived by Parent;

(c) by mutual written consent of the Investor and Parent;

(d) by the Investor, if Closing has not occurred on or before June 30, 2005 or such later date as the parties may agree upon in writing, unless the Investor is in material breach of this Contribution Agreement;

(e) by Parent, if Closing has not occurred on or before June 30, 2005 or such later date as the parties may agree upon in writing, unless Parent or HNS is in material breach of this Contribution Agreement; or

(f) by either Parent or the Investor, if:

(i) the FCC shall have denied any Communications Application, or shall have designated any Communications Application for hearing, except any denials or designations with respect to Governmental Approvals that are immaterial to the Business taken as a whole; or

(ii) five (5) business days shall have elapsed following such time as any permanent injunction or other similar order of a court of competent jurisdiction or other competent U.S. federal or state (but not local) Governmental Authority (other than the FCC) preventing the consummation of the Contemplated Transactions shall have been entered (so long as such permanent injunction or similar order is still in effect at the expiration of such five (5) business day period), regardless of whether such order is appealable or has been appealed and, prior to such termination, the parties shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, such injunction or other similar order.

Any party hereto desiring to terminate this Contribution Agreement pursuant to this Section 10.1 shall give written notice of such termination to the other parties hereto.

10.2 Effect of Termination. If this Contribution Agreement is terminated as permitted by Section 10.1, (a) this Contribution Agreement shall forthwith become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: Section 3.4 (Public Announcements), Section 3.5 (b) and (c) (Confidentiality), Section 10 (Termination) and Section 11 (Miscellaneous); and (b) such termination shall be without Liability of any party hereto (or any Affiliate, stockholder, consultant or Representative of such party) to the other parties to this Contribution Agreement; provided, however, that if the Contemplated Transactions fail to close as a result of a breach of the provisions of this Contribution Agreement by any party hereto, such party shall be liable for any and all Damages incurred or suffered by the other parties as a result of all such breaches. The rights and remedies provided in this Section 10.2 shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

11. MISCELLANEOUS.

11.1 Additional Actions and Documents. Each party hereto hereby agrees that, from time to time, whether before, at or after Closing, such party will take or cause to be taken such further reasonable actions and to execute, deliver and file or cause to be executed, delivered and filed such further reasonable documents, in each case, in order to fully effectuate the purposes, intents, terms and conditions of this Contribution Agreement; provided, however, no party shall be required to make any additional representations or warranties or incur any burden or obligation to incur any material expense or potential exposure to legal liability pursuant to this section.

11.2 Expenses.

(a) Subject to the indemnity provisions of Section 9 and the provisions of Section 3.1, Section 11.2(b), Section 11.3(b) and Section 11.3(c), each party hereto shall pay its own expenses incident to this Contribution Agreement, the other Transaction Documents and the Contemplated Transactions, including all legal and accounting fees and disbursements.

(b) Any costs, fees or expenses paid or incurred by or on behalf of (i) the Investor or any of its Affiliates in connection with the preparation and negotiation of the Transaction Documents and in connection with the Contemplated Transactions shall be reimbursed by or assumed and paid by Newco at Closing, (ii) Parent or any of its Affiliates in connection with the preparation and negotiation of the Transaction Documents and in connection with the Contemplated Transactions in an amount not to exceed Five Million Dollars ($5,000,000) shall be reimbursed by or assumed and paid by Newco at Closing, and (iii) Newco in connection with the Financing shall be the responsibility of Newco, and any party incurring costs, fees or expenses on behalf of Newco shall be reimbursed by or assumed and paid by Newco at Closing.

11.3 Bulk Sales; Transfer Taxes.

(a) Each of Newco and HNS and its Affiliates hereby waive compliance with all bulk transfer Laws that may be applicable to them in connection with the Contemplated Transactions.

(b) Newco shall bear all sales (including bulk sales), use, value added, stamp, documentary, filing, gross receipts, registration, excise, license recording, transfer, conveyance or similar fees or Taxes or governmental charges as levied by any Governmental Authority in connection with the Contemplated Transactions (other than Taxes measured by or with respect to income imposed on Newco or HNS or their respective Affiliates).

(c) HNS shall bear all capital gains tax (if any), to be levied on a withholding basis under the name of the Foreign Enterprise Income Tax under Chinese Law, arising from or in connection with the direct transfer to Newco of equity interests in the Transferred Subsidiaries organized under the under the Laws of the People’s Republic of China.

11.4 Assignment. No party hereto shall assign its rights and obligations under this Contribution Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of each of the other parties hereto, except that (i) the Investor may assign its rights under this Contribution Agreement and the other Transaction Documents, in whole or in part, to one or more of its wholly-owned Subsidiaries that has no material Liabilities and that would not reasonably be expected to result in any additional regulatory filings (other than ministerial filings) or delay Closing and (ii) HNS may assign its rights and obligations under this Contribution Agreement to Parent; provided that no such assignment shall (x) prior to the consummation of the Contemplated Transactions, relieve the Investor of its obligations hereunder including its obligation to pay the cash portion of the Membership Interest Purchase Price and deliver shares of SkyTerra Stock in accordance with the terms of this Contribution Agreement (it being understood that from and after Closing the Investor shall have no further obligations under this Contribution Agreement provided that the assignee Subsidiary of the Investor shall have expressly assumed in writing the obligations of the Investor hereunder) or (y) relieve HNS of its obligations hereunder including its obligation to deliver the Contributed Assets in accordance with the terms of this Contribution Agreement. Any purported assignment or other disposition, except as permitted herein, shall be null and void. Except as provided above in clause (x) with respect to the Investor, in no event shall the assignment by HNS or the Investor of such party’s respective rights or obligations under this Contribution Agreement, whether before, at or after Closing, release such party from such party’s respective liabilities and obligations hereunder.

11.5 Entire Agreement; Amendment.

(a) All exhibits and schedules (including the Disclosure Schedule and the Investor Disclosure Schedule and including the covenants contained in the Exhibits that by their terms are meant to be complied with on or prior to Closing, including the covenants in Schedule B of the Intellectual Property Agreement) to this Contribution Agreement are hereby incorporated by reference into, and made a part of, this Contribution Agreement. This Contribution Agreement, including the Disclosure Schedule and the Investor Disclosure Schedule, the exhibits, schedules and other Transaction Documents referred to herein or furnished pursuant hereto, constitute the entire agreement among the parties hereto with respect to the Contemplated Transactions and supersede all prior oral or written agreements, commitments or understandings, including the Confidentiality Agreement, with respect to the matters provided for herein.

(b) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY HERETO OTHER THAN THOSE EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS OR ANY CERTIFICATES DELIVERED AT CLOSING HEREUNDER. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, (I) NEITHER HNS NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF HNS OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH

OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) NEWCO AND THE INVESTOR, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. THE INVESTOR ACKNOWLEDGES THAT HNS HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY HNS OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS CONTRIBUTION AGREEMENT OR IN ANY OF THE TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY.

(c) No amendment, modification or discharge of this Contribution Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by each of the parties hereto.

11.6 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Contribution Agreement or under any other Documents furnished in connection with or pursuant to this Contribution Agreement (including the other Transaction Documents) shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein. To the extent that the consent of Parent, HNS or the Investor is required pursuant to this Contribution Agreement, such consent may not be unreasonably withheld, conditioned or delayed; provided that the parties hereto agree that Parent, HNS and the Investor shall be permitted to make such decision taking into account its position as a direct or indirect equity owner (or potential equity owner, in the case of the Investor prior to Closing) of Newco.

11.7 Severability. If any part of any provision of this Contribution Agreement or any other agreement or Document given pursuant to or in connection with this Contribution Agreement (including the other Transaction Documents) shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Contribution Agreement or other such Document.

11.8 Governing Law. This Contribution Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the Laws of the State of New York (excluding the choice of law rules thereof, other than Section 5-1401 of the New York General Obligations Law).

11.9 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Contribution Agreement or another Transaction Document shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to HNS or, prior to Closing, Newco:

Hughes Network Systems, Inc.

c/o The DIRECTV Group, Inc.

2250 East Imperial Highway

El Segundo, CA 90245

Attn.: Larry D. Hunter, Esq.

Telecopy No.: 310-964-0838

with copies (which shall not constitute notice) to:

Hughes Network Systems, Inc.

11717 Exploration Lane

Germantown, MD 20876

Attn.: Dean Manson, Esq.

Telecopy No.: 301-428-2818

and

Hogan & Hartson L.L.P.

8300 Greensboro Drive

McLean, VA 22102

Attn.: Richard K.A. Becker, Esq.

Telecopy No.: 703-610-6200

(ii)	If to Parent:

The DIRECTV Group, Inc.

2250 East Imperial Highway

El Segundo, CA 90245

Attn.: Larry D. Hunter, Esq.

Telecopy No.: 310-964-0838

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

8300 Greensboro Drive

McLean, VA 22102

Attn.: Richard K.A. Becker, Esq.

Telecopy No.: 703-610-6200

(iii)	If to the Investor:

SkyTerra Communications, Inc.

19 West 44th Street, Suite 507

New York, New York 10036

Attn.: Jeffrey Leddy

Telecopy No.: 212-730-7541

with copies (which shall not constitute notice) to:

Apollo Management, L.P.

9 West 57th Street

New York, NY 10019

Attn.: Andy Africk

Telecopy No.: 212-515-3283

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attn.: John J. Suydam

Telecopy No.: 212-408-2420

(iv)	If after Closing, to Newco, to each of Parent and the Investor as set forth above.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent or mailed in the manner described above shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.10 Headings. Section headings contained in this Contribution Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Contribution Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

11.11 Interpretation; Absence of Presumption.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Contribution Agreement as a whole (including all of the exhibits and schedules hereto) and not to any particular provision of this Contribution Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Contribution Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Contribution Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated and (vi) “the date hereof” means December 3, 2004.

(b) This Contribution Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any agreement, instrument or document to be drafted.

11.12 Execution in Counterparts. To facilitate execution, this Contribution Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Contribution Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. This Contribution Agreement may be executed through delivery of duly executed signature pages by facsimile or electronic mail.

11.13 Limitation on Benefits. The covenants, undertakings and agreements set forth in this Contribution Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, except that the agreements set forth in Section 9 also shall be for the benefit of, and enforceable by, Newco Indemnified Persons, Parent Indemnified Persons and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14 Binding Effect. Subject to Section 11.4, this Contribution Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

11.15 Jurisdiction. This Contribution Agreement and the duties and obligations of the parties hereto and each of the other Transaction Documents referred to herein shall be enforceable against the parties hereto in the courts of the United States of America, and of the State of New York, having jurisdiction over New York County, New York. For such purpose, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of such courts, and agree that all claims in respect of this Contribution Agreement and such other Transaction Documents may be heard and determined in any of such courts. The parties hereto hereby irrevocably agree that a final judgment of any of the courts specified above in any action or proceeding relating to this Contribution Agreement or to any of the other Documents referred to herein shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

11.16 Provisional Relief; Specific Performance. Notwithstanding anything to the contrary herein, the parties agree that irreparable damage would occur in the event that any of the provisions of this Contribution Agreement or the other Transaction Documents are not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Contribution Agreement or the other Transaction Documents and to enforce specifically the terms and provisions of this Contribution Agreement or the other Transaction Documents in any state or federal court of the State of New York, in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby submit to the jurisdiction of such courts.

11.17 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS CONTRIBUTION AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONTRIBUTION AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE CONTEMPLATED TRANSACTIONS.

IN WITNESS WHEREOF, the parties hereto have duly executed this Contribution Agreement, or have caused this Contribution Agreement to be duly executed on their behalf, as of the day and year first above written.

HNS:

HUGHES NETWORK SYSTEMS, INC.

By:	/s/ DEAN MANSON
Name:	Dean Manson
Title:	General Counsel

PARENT:

THE DIRECTV GROUP, INC.

By:	/s/ J. WILLIAM LITTLE
Name:	J. William Little
Title:	Vice President

INVESTOR:

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ JEFFREY A. LEDDY
Name:	Jeffrey A. Leddy
Title:	Chief Executive Officer

NEWCO:

HUGHES NETWORK SYSTEMS, LLC

By:	/s/ J. WILLIAM LITTLE
Name:	J. William Little
Title:	President

LIST OF EXHIBITS

Exhibit	Reference
A	Definitions

B-1	List of Transition Services

B-2	Form of Transition Services Agreement

C	DirecWay Agreement Term Sheet

D	Form of Original LLC Agreement

E	Commitment Letters

F	Form of Restated LLC Agreement

G	Calculation of Working Capital

G	Working Capital Target Amount

H	Form of Spaceway Services Agreement

H	List of Spaceway Services

I	Foreign Employee Matters

J	U.S. Employee Matters

K	Form of Bill of Sale and Assumption Agreement

L	Form of Non-Competition Agreement

M	Form of Intellectual Property Agreement

N	Form of Investor Rights Agreement

O	HNS Knowledge Persons

P	Form of Registration Rights Agreement

EXHIBIT A

DEFINITIONS

“Adjustment Interest Rate” means the per annum interest rate announced as of the close of business on the day immediately prior to the Closing Date by Citibank, N.A. as its prime rate.

“Affiliate” means, with respect to any Person: (a) with respect to an individual, any member of such individual’s family; (b) with respect to an entity, any officer, director, stockholder, partner, member or investor of or in such entity or of or in any affiliate of such entity; and (c) also with respect to an entity, any Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity; provided that with respect to Newco, only Newco’s Subsidiaries shall be considered Affiliates of Newco; provided, further, that The News Corporation Limited and its Subsidiaries (other than Parent and its Subsidiaries) shall not be considered Affiliates of Parent or HNS.

“Antitrust Laws” means all United States federal and state, and any foreign (including those of the European Union), statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws relating to antitrust or competition matters, including Hart-Scott-Rodino, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign (including those of the European Union) statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assets” means assets of every kind, including tangibles and intangibles and real and personal property.

“Boeing Contract” means the HSCII Agreement between Parent and Boeing Satellite Systems International, Inc., dated December 17, 1999, as amended, and the related contracts, agreements, schedules and exhibits associated with that agreement.

“Business” means (i) the business, including the operations and assets thereof, conducted by HNS, whether directly or through its Subsidiaries or other investments, of providing broadband satellite networks and services to enterprises, including its and their core enterprise Very Small Aperture Terminal (or “VSAT”) business, and its and their consumer VSAT, mobile satellite and carrier network and services ancillary businesses (collectively, the “VSAT Business”) and (ii) the Spaceway Business; provided that the terms “Business” and “VSAT Business” do not include (A) any of the Excluded Businesses and (B) any Excluded Assets or Excluded Liabilities.

“Business Assets” means, collectively, the Contributed Assets and the Transferred Subsidiary Assets.

“Business Employee” means any employee who is working in the United States or is on HNS’s United States payroll, who is employed by, or associated with, HNS or any of its Subsidiaries in connection with the Business, and (i) whose services are primarily related to the Business and (ii) who is listed on Section 4.15(b) of the Disclosure Schedule.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“Communications Act” means the Communications Act of 1934, as amended.

“Communications Applications” means the applications to the FCC and other Governmental Authorities responsible for communications matters for authority to assign to Newco each of the communications, earth station and similar licenses and authorizations of HNS, HNS UK and the Transferred Subsidiaries that are primarily related to the Business under Titles II and III of the Communications Act and other Communications Laws, and to transfer control to Newco of the Transferred Subsidiaries.

“Communications Laws” means all United States federal and state, and any foreign (including those of the European Union), statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws that are designed or intended to regulate the communications or telecommunications industry, including the Communications Act, the Telecommunications Act of 1996, as amended, any rule, regulation or policy of the FCC, and/or any statute, rule, regulation or policy of any other Governmental Authority with respect to the operation of channels of radio communication and/or the provision of communications or telecommunications services.

“Communications Licenses” means the communications, earth station and similar licenses and authorizations of HNS and its Subsidiaries that are related to the Business under Titles II and III of the Communications Act and other Communications Laws.

“Confidential Information” means all Trade Secrets and other confidential or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulas, contract analyses, financial information, projections, confidential filings with any Governmental Authority, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its Representatives or consultants.

“Confidentiality Agreement” means (a) the letter agreement dated May 12, 2004 between Apollo Management, L.P. and HNS and (b) the letter agreement dated as of November 9, 2004 between Parent, Apollo Management, L.P. and the Investor.

“Consent” means any (i) approval, authorization, certificate, concession, consent, declaration, grant, exemption, license, permit, variance, vote or waiver, (ii) registration or filing or (iii) report or notice, including all renewals, amendments and extensions of any of the foregoing and any similar matters.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any agreement, contract, note, bond, mortgage, indenture, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied) which is legally binding, and including any amendment, modification, side letter, supplement or other agreement or change with respect to the foregoing, whether written or oral; provided that the foregoing shall not include Governmental Approvals.

“Control” (including as used in the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of (i) more than fifty percent (50%) of the securities or other ownership interests in a Person or the voting power of a Person or (ii) the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise) of a Person.

“Damages” means all claims, actions or causes of action, assessments, losses, damages, costs, Taxes, expenses, Liabilities, judgments, awards, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such Person, but specifically excluding (i) any costs incurred by or allocated to an Indemnified Party with respect to time spent by employees of the Indemnified Party or any of its Affiliates and (ii) any exemplary or punitive damages and any special, incidental or consequential damages, losses or expenses, including lost profits or opportunity costs; provided, that, if such damages, losses or expenses are assessed in connection with a Third-Party Claim with respect to which the Person against which such damages are assessed is entitled to indemnification hereunder, then such damages, losses or expenses shall be included as Damages.

“Disclosure Schedule” means the disclosure schedule identified as the Disclosure Schedule to this Contribution Agreement.

“Documents” means any paper or other material (including computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including legal opinions, mortgages, indentures, notes, instruments, leases, agreements, insurance policies, reports, studies, written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

“Encumbrances” means any lien, encumbrance, hypothecation, charge, mortgage, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, covenant, interference, proxy, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, limitation, impairment, imperfection of title or restriction of any nature (including any restrictions on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any Asset, any restriction on the use of any Asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Asset).

“Environment” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to any applicable Environmental, Safety and Health Law by any Person (including any Governmental Authority, private Person and citizens’ group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental, Safety and Health Law, (ii) violation of any environmental permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on or resulting from the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal.

“Environmental, Safety and Health Laws” means any and all applicable Laws that relate to protection of the environment, the protection of employees from exposure to Hazardous Substances or that impose Liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, Release, cleanup, transport or handling of Hazardous Substances including the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” Laws, and the Occupational Safety and Health Act of 1970, as amended, to the extent it relates to the handling of and exposure to hazardous or toxic chemicals, and the state analogues thereto, and any common law doctrine, including negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

“Equipment Lease Arrangements” means the Contracts entered into by HNS and its Affiliates from time to time pursuant to which HNS and its Affiliates sell equipment related to the VSAT Business to one or more financing sources and such equipment related to the VSAT Business subsequently is leased to a customer of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Businesses” means the businesses, joint ventures and investments of HNS other than the Business, including (i) the Set-Top Box Business and (ii) the equity and debt interests of HNS in the Excluded Subsidiaries and all other investments of HNS or any of the Excluded Subsidiaries, including the investment in Hughes Software Systems Limited and Tata Teleservices (Maharashtra) Limited (India).

“Excluded Subsidiaries” means (a) each Subsidiary identified on Section 2.3(g) of the Disclosure Schedule and (b) each other Subsidiary or other company in which HNS or any of its Affiliates owns any equity interests other than: (i) the Transferred Subsidiaries, (ii) the other entities listed on Section 2.2(b) of the Disclosure Schedule, (iii) Ukranian Wave Ltd., (iv) Shanghai Hughes Network Systems, Co., Ltd. and (v) Hughes Escorts Communications Limited.

“FCC” means the United States Federal Communications Commission.

“Final Order” means a grant by the FCC of the Communications Applications filed with the FCC at such time as each of the following shall have occurred with respect thereto (i) the grant shall have been listed in a public notice issued by the FCC, (ii) the 30-day period following publication of such notice, as provided for under the Communications Laws, for parties to file petitions for reconsideration, applications for review or similar filings with respect to such grant shall have expired without the filing of any petition for reconsideration, application for review or similar filing and (iii) a further 10-day period shall have passed without the FCC giving notice to the parties of its intent to review such grant sua sponte.

“Financial Support Arrangements” means the Liabilities of HNS, Parent or any of their respective Affiliates (other than the Transferred Subsidiaries), contingent or otherwise, in respect of any indebtedness or Liability (including assumed indebtedness or contingent obligations or Liabilities) of the

Business, of the following types: letters of credit and standby letters of credit (including any related reimbursement or indemnity agreements), direct or indirect guarantees, letters of comfort, performance bonds, indemnity agreements, recourse agreements, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received and any other financial accommodations of the type listed on Section 4.16(a)(v) of the Disclosure Schedule.

“GAAP” means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Governmental Approval” means any: (a) permit, license, certificate, concession, approval, Consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; (b) right under any Contract with any Governmental Authority, and (c) notice required to be given to any Government Authority.

“Governmental Authority” means any foreign (including those of the European Union), domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, arbitrator, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Ground Facility Rights” means all rights (which may include title, rights to use, or rights to receive service, as the case may be, under the applicable portion of the Boeing Contract and the Satellite Operations Contract) to and associated with (other than Intellectual Property rights) the satellite control facilities, network operations center facilities and other ground facilities to be constructed and all related Spaceway Business hardware.

“Handle” means to use, process, manufacture, produce, generate, handle, store, treat, recycle, dispose of or transport.

“Hart-Scott-Rodino” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“Hazardous Substance” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental, Safety and Health Law, including petroleum or petroleum products (including crude oil) and any derivative or by-product thereof, natural gas, synthetic gas and any mixture thereof, or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials (ACMs) or lead, and for the avoidance of doubt, excluding radio frequencies.

“HNS Permits” means all permits, approvals, authorizations, certificates, consents, franchises, licenses, concessions and rights issued or authorized by any Governmental Authority (as amended or modified) to, or held by, HNS, HNS Europe, HNS UK or any of the Transferred Subsidiaries, in connection with the Business.

“HNS UK Assets” means (a) all Assets of Hughes Network Systems Limited, a UK company (“HNS UK”), an indirect wholly-owned Subsidiary of HNS, but excluding the UK Plan Assets and (b) all Assets of Hughes Network Systems Europe Limited, a UK company (“HNS Europe”), a direct wholly-owned Subsidiary of HNS.

“HNS UK Liabilities” means (a) all Liabilities of HNS UK, but excluding the UK Plan Liabilities and (b) all Liabilities of HNS Europe.

“Income Tax” shall mean any Tax based upon, measured by, or calculated with respect to net income or profits (including, any alternative minimum, capital gains, franchise or similar Tax), including any interest, penalties, or additions to tax imposed thereon or in connection therewith.

“Indebtedness” means (A) all outstanding indebtedness for borrowed money of HNS, HNS Europe, HNS UK and the Transferred Subsidiaries relating to the Business listed on Section 4.6(d) of the Disclosure Schedule and all indebtedness for borrowed money of HNS, HNS Europe, HNS UK and the Transferred Subsidiaries relating to the Business incurred between the date hereof and Closing, in each case, including interest expense accrued but unpaid, and all prepayment premiums and penalties, fees and charges on, or relating to, any of such indebtedness, (B) indebtedness of the type described in clause (A) above guaranteed by HNS, HNS Europe, HNS UK or the Transferred Subsidiaries or in effect guaranteed, directly or indirectly, in any manner by HNS, HNS Europe, HNS UK or the Transferred Subsidiaries through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, and (C) all Capital Lease Obligations of HNS, HNS Europe, HNS UK and the Transferred Subsidiaries relating to the Business listed on Section 4.6(d) of the Disclosure Schedule and any Capital Lease Obligations of HNS, HNS Europe, HNS UK and the Transferred Subsidiaries relating to the Business incurred after the date hereof; provided that items related to Equipment Lease Arrangements shall not be included in Indebtedness.

“Intellectual Property” shall have the meaning given such term in the Intellectual Property Agreement.

“Intellectual Property Agreement” means the agreement between Newco and Parent to be entered into at Closing in the form attached as Exhibit M, pursuant to which Newco will acquire at Closing certain Intellectual Property that is used in the Business from Parent and Parent will retain a license under certain Intellectual Property.

“International Trade Laws” shall mean the following statutes and regulations, as amended: Angola (UNITA) Sanctions Regulations, 31 C.F.R. Part 590; Anti-Terrorism and Effective Death Penalty Act, Pub. L. 104-132 (Apr. 24, 1996); Arms Export Control Act, 22 U.S.C. § 2751 et seq.; Burmese Sanctions Regulations, 31 C.F.R. Part 537; Cuban Assets Control Regulations, 31 C.F.R. Part 515; Cuban Democracy Act, 22 U.S.C. §§ 6001-6010; Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § 6021 et seq.; Export Administration Act, 50 U.S.C. §§ 2401-2420 (2000); Export Administration Regulations, 15 C.F.R. Parts 730 et seq.; Federal Republic of Yugoslavia (Serbia and Montenegro) and Bosnian Serb-Controlled Areas of the Republic of Bosnia and Herzegovina Sanctions Regulations, 31 C.F.R. Part 585; Federal Republic of Yugoslavia (Serbia and Montenegro) Kosovo Sanctions Regulations, 31 C.F.R. Part 586; Federal Republic of Yugoslavia (Serbia and Montenegro) Milosevic Sanctions Regulations, 31 C.F.R. Part 587; Foreign Assets Control Regulation 31 C.F.R. Part 500; Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1 to 78dd-3; Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597; Global Terrorism Sanctions Regulations, 31 C.F.R. Part 594; Highly

Enriched Uranium Agreement Assets Control Regulations, 31 C.F.R. 540; ILSA Extension Act of 2001, 50 U.S.C. § 1701 note; International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706 (2000); International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; Iran and Libya Sanctions Act, Pub. L. 104-172 (Aug. 5, 1996); Iranian Assets Control Regulations, 31 C.F.R. Part 535; Iranian Transactions Regulations, 31 C.F.R. Part 560; Iran-Iraq Arms Nonproliferation Act, Pub. L. 102-484 (Oct. 23, 1992); Iraqi Sanctions Regulations, 31 C.F.R. Part 575; Iraq Sanctions Act, Pub. L. 101-513 (Nov. 5, 1990); Libya Sanctions Regulations, 31 C.F.R. Part 550; Narcotics Trafficking Sanctions Regulations, 31 C.F.R. Part 536; Nuclear Non-Proliferation Act, 22 U.S.C. §§ 3201 et seq.; Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236 (Apr. 30, 1994); Rough Diamonds (Sierra Leone and Liberia) Sanctions Regulations, 31 C.F.R. Part 591; Sudanese Sanctions Regulations, 31 C.F.R. Part 538; Syria Accountability and Lebanese Sovereignty Restoration Act of 2003, Public Law 108-175; Taliban (Afghanistan) Sanctions Regulations, 31 C.F.R. Part 545; Terrorism List Governments Sanctions Regulations 31 C.F.R. Part 596; Terrorism Sanctions Regulations, 31 C.F.R. Part 595; Tiananmen Square Sanctions, Pub. L. 101-246, Title IX (Feb. 16, 1990); Trade Sanctions Reform and Export Enhancement Act of 2000, 22 U.S.C. §§ 7201-7209; Trading With the Enemy Act, 50 U.S.C. App. 5(b); Weapons of Mass Destruction Trade Control Regulations, 31 C.F.R. 539; Western Balkans Stabilization Regulations, 31 C.F.R. 588; the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956-1957; and the Bank Secrecy Act, 31 U.S.C. §§ 5311-5332, 12 U.S.C. §§ 1818(s), 1829(b) and 1951-1959.

“Investor Disclosure Schedule” means the disclosure schedule identified as the Investor Disclosure Schedule to this Contribution Agreement.

“Investor Rights Agreement” means the agreement among Newco, HNS and the Investor to be entered into at Closing in the form attached as Exhibit N.

“Knowledge” means any fact or matter with respect to a Person, the current actual knowledge of such Person, if such Person is an individual or the current actual knowledge of any of such Person’s senior executive officers or members of its board of directors or board of managers if such Person is an entity. With respect to HNS, Knowledge of HNS shall mean the Knowledge of the employees of HNS listed on Exhibit O.

“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, principles of law or equity, rules, governmental and regulatory policies and practices, resolutions and Orders, applicable to the specified Persons or to the businesses and assets thereof (including any of the foregoing relating to (i) securities registration and regulation; (ii) the sale, leasing, ownership or management of real property; (iii) employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; (iv) safety, health and fire prevention; (v) environmental protection; and (vi) operation, marketing, sales and distribution of Products and Services).

“Legal Compliance Liabilities” means (a) all Liabilities to the extent arising in connection with or in any way relating to the Business or Business Assets or HNS’s or any of its Affiliate’s use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to (i) Environmental, Safety and Health Laws, (ii) Securities Laws or (iii) International Trade Laws, and (b) all Liabilities to make payments to the FCC for fines or forfeitures.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” means (i) with respect to the Business or the Business Assets, any occurrence, event or omission, as applicable, that would reasonably be expected to have a material adverse effect on the assets, financial condition or results of operations of the Business and the Business Assets taken as a whole, or (ii) with respect to any other Person, a material adverse effect on the assets, financial condition or results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that the following shall be deemed not to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect with respect to the Business or the Business Assets: (i) any effect arising from or relating to general economic, financial or political conditions or conditions affecting the communications data networks industry, provided that the effect does not affect the Business or the Business Assets in a materially disproportionate manner compared to similarly situated companies in such industry; (ii) any effect arising from or relating to any change in Law that applies to HNS or its Subsidiaries, (iii) any effect arising from a change in GAAP or interpretations thereof that apply to HNS or its Subsidiaries, (iv) any effect arising out of any condition or conditions to the extent affecting the Excluded Business or any Excluded Assets or Excluded Liabilities and to the extent not affecting the Contributed Assets and the Assumed Liabilities; (v) any effect arising out of any actions specifically required to be taken pursuant to the terms of this Contribution Agreement in furtherance of the Contemplated Transactions; or (vi) any effect arising out of the announcement of this Contribution Agreement or the Contemplated Transactions.

“Newco Indemnified Persons” means the Investor, Newco and its Subsidiaries and Representatives from time to time (including persons who were formerly employees, officers and directors of HNS or any of its Affiliates).

“Newco Specified Person” means one, but not more than one, Person designated as the “Newco Specified Person” in a notice of rejection of a Parent Offer given prior to the expiration of the applicable Newco First Ninety Day Period, any successor (by merger, consolidation, transfer or otherwise, and in one transaction or a series of transactions) to all or substantially all of the assets of such Person, or any Affiliate or Subsidiary of such Person or its successor. For the avoidance of doubt, Newco may not specify more than one Newco Specified Person.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Ordinary Course of Business” means the historical or customary practices of HNS, HNS Europe, HNS UK and the Transferred Subsidiaries.

“Parent Indemnified Persons” means Parent, HNS and their respective Affiliates and Representatives from time to time (including persons who were formerly employees, officers and directors of HNS or any of its Affiliates).

“Parent Specified Person” means one, but not more than one, Person designated as the “Parent Specified Person” in a notice of rejection of a Newco Offer given prior to the expiration of the applicable Parent First Ninety Day Period, any successor (by merger, consolidation, transfer or otherwise, and in one transaction or a series of transactions) to all or substantially all of the assets of such Person, or any Affiliate or Subsidiary of such Person or its successor. For the avoidance of doubt, Parent may not specify more than one Parent Specified Person.

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permitted Encumbrances” means any of the following (i) Encumbrances for Taxes that (x) are not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings in accordance with applicable Laws, (ii) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen and other Encumbrances imposed by Law, in each case, for amounts not yet due or amounts being contested in good faith by appropriate proceedings in accordance with applicable Laws, (iii) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other types of social security, (iv) leases or subleases granted to other Persons that do not materially interfere with the conduct of the Business, (v) Encumbrances in favor of a customer of the Business arising in the Ordinary Course of Business, (vi) with respect to any of the properties underlying the Real Property Leases, any Encumbrance affecting the interest of the landlord thereunder, (vii) Encumbrances that do not materially interfere with the use by HNS or its Subsidiaries of the Business Assets or the operation of the Business, (viii) rights of the third party owners or licensors of software that is licensed from such third parties for use in the Business, (ix) Encumbrances created by or in favor of Newco, (x) Encumbrances that will be released prior to or as of Closing, (xi) Encumbrances arising under this Contribution Agreement or the other Transaction Documents, (xii) Encumbrances arising out of any Governmental Approvals or HNS Permits and (xiii) Encumbrances clearly identified in the Disclosure Schedules.

“Permitted Person” means any Person that (x) is not in the business of directly or indirectly owning or operating satellites or providing satellite networks or satellite services, (y) is not a non-U.S. Person (i.e., a Person that is not a U.S. citizen or a legal entity established or organized under the Laws of a State or the United States) and (z) would own, directly or indirectly, individually or in the aggregate with all other Permitted Persons, a majority of the equity securities of Newco or any other company holding the Contributed Assets after Closing.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Prepaid Spaceway Amounts” means the aggregate of all amounts paid by Parent or HNS to Boeing prior to Closing pursuant to the Spaceway 3 Amendment (which includes any payments made by Parent prior to the date hereof); provided that Parent provides documentation evidencing such payments.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Products and Services” means all hardware, Software, integrated systems or other products or services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Registration Rights Agreement” means the agreement among Parent, HNS and the Investor to be entered into at Closing in the form attached as Exhibit P.

“Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party and their Affiliates. In addition, all Affiliates of HNS shall be deemed to be “Representatives” of HNS, all Affiliates of the Investor shall be deemed to be “Representatives” of the Investor, and all Affiliates of Newco shall be deemed to be “Representatives” of Newco.

“Satellite Operations Contract” means the contract between Parent and The Boeing Company, dated April 15, 2001, for the satellite control facilities, telemetry tacking and control equipment, satellite operations and maintenance.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

“Set-Top Box Business” means the Assets of the set-top box manufacturing, assembly, production, warehousing, shipping and distribution business of HNS which were sold to pursuant to the Asset Purchase Agreement dated May 11, 2004 among HNS, Parent and Thomson Inc.

“Severance Cap” means an amount equal to Twelve Million Dollars ($12,000,000) minus the SkyTerra Stock Shortfall Amount, if any.

“Severance Cap Adjustment” means the amount by which HNS’ total expenditures for the Severance Amount and the Foreign Severance Amount through the Closing Date are greater than or less than the Severance Cap.

“Site” means any of the real properties currently or previously owned, leased or operated by HNS or the Transferred Subsidiaries, any of their respective predecessors, or any entities previously owned by HNS or the Transferred Subsidiaries, including all soil, subsoil, surface waters and groundwater thereat.

“SkyTerra Stock” means the common stock of the Investor, $0.01 par value per share.

“SkyTerra Stock Average Trading Price” means the closing price of one share of SkyTerra Stock quoted on the OTC Bulletin Board, which trades are reported by the National Quotation Bureau, Incorporated or a similar successor organization, or, if not reported thereby, as reported in another authoritative source selected by Parent and the Investor, averaged over a period of twenty Trading Days ending two Trading Days prior to the Closing Date and beginning on the twenty-third Trading Day prior to the Closing Date.

“SkyTerra Stock Consideration” means an amount equal to the product of (x) the SkyTerra Stock Average Trading Price and (y) the number of shares of SkyTerra Stock to be issued to HNS pursuant to Section 2.7(c)(y).

“SkyTerra Stock Shortfall Amount” means the difference between (x) $4,500,000 and (y) the SkyTerra Stock Consideration; provided that in no case may the SkyTerra Stock Shortfall Amount be less than zero.

“Spaceway 1” means the planned geostationary Ka-Band satellite known as Spaceway 1 (or SW1) currently under construction that is intended to be the first satellite to be provided under the Boeing Contract (or any replacement satellite ordered by Parent or HNS under the Boeing Contract due to the failure to successfully launch the original Spaceway 1 or the inability to make the original Spaceway 1 suitable for commercial operation).

“Spaceway 2” means the planned geostationary Ka-Band satellite known as Spaceway 2 (or SW2) currently under construction that is intended to be the second satellite to be provided under the Boeing Contract (or any replacement satellite ordered by Parent or HNS under the Boeing Contract due to the failure to successfully launch the original Spaceway 2 or the inability to make the original Spaceway 2 suitable for commercial operation).

“Spaceway 3” means the planned geostationary Ka-Band satellite known as Spaceway 3 (or SW3) currently under construction that is intended to be the third satellite to be provided under the Boeing Contract or the first satellite to be provided under the Boeing Contract Separation Amendment (or any replacement satellite ordered by Newco under the Boeing Contract or Boeing Contract Separation Amendment due to the failure to successfully launch the original Spaceway 3 or the inability to make the original Spaceway 3 suitable for commercial operation).

“Spaceway 3 Amendment” means Amendment No. 11, dated December 3, 2004, to the Boeing Contract.

“Spaceway Business” is the developmental stage business of HNS, HNS Europe, HNS UK and the Transferred Subsidiaries known as Spaceway for the designing, developing, operating, and providing communications services in North America via a Ka-band satellite telecommunications system.

“Straddle Period” means a taxable period beginning prior to and ending after the Closing Date.

“Subsidiary” of a specified Person means a Person Controlled by such Person directly, or indirectly through one or more intermediaries.

“Tax Liabilities” means any Proceeding or claim pending or threatened in respect of any Taxes for which HNS is or may become liable, or any deficiency or claim for any such Taxes that has been to HNS’s Knowledge proposed, asserted or threatened.

“Tax Returns” means all federal, state, local, foreign and other applicable tax returns, declarations of estimated tax reports required to be filed by such Person.

“Taxes” means all federal, state, local and foreign taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Trademarks” means any and all U.S. and foreign trademarks, service marks, logos, trade names, corporate names, and Internet domain names and addresses, and all goodwill associated therewith throughout the world.

“Trade Secrets” means all trade secrets under applicable Law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing Software and compilations of information) and all claims and rights related thereto.

“Trading Day” means a day during which trading in the SkyTerra Stock generally occurs and trades are reported on the OTC Bulletin Board or a similar successor organization, or, if not reported thereby, as reported in another authoritative source selected by Parent and the Investor (provided that the following will not count as a Trading Day: (x) a day on which trading of the SkyTerra Stock is suspended; (y) a day on which no closing price is reported, and (z) a day on which the Investor (or any of its Affiliates) buys or sells any shares of SkyTerra Stock).

“Transaction Documents” means this Contribution Agreement, the Intellectual Property Agreement, the Restated LLC Agreement, the Transition Services Agreement, the DirecWay Agreement, the Investor Rights Agreement, the Spaceway Services Agreement, the Non-Competition Agreement, the Registration Rights Agreement, the Transfer Instruments, any related agreements and documents, and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transferred Subsidiaries” means each direct or indirect subsidiary of HNS or other company in which HNS owns shares or other equity interests listed on Section 4.1(b) of the Disclosure Schedule.

“Transferred Subsidiary Assets” means all Assets of the Transferred Subsidiaries as of the date hereof, and anything which becomes (in accordance with the terms of this Contribution Agreement) an Asset of the Transferred Subsidiaries between the date hereof and the Closing Date.

“UK Plan” means the Hughes Network Systems Ltd. Pension and Life Assurance Scheme.

“UK Plan Assets” means all Assets relating to the UK Plan.

“UK Plan Liabilities” means all Liabilities relating to the UK Plan.

Each of the following terms is defined in the Section of this Contribution Agreement set forth opposite each such term below:

Term	Section
Acquired Companies	2.2
Annual Statements	3.10
Article 5	3.8
Assigned Boeing Rights	3.11
Assumed Liabilities	2.4
Basket Amount	9.4
Bill of Sale and Assumption Agreement	8.5
Cap Amount	9.4

Capital Items Scheme	3.8
Cash Target Amount	2.10
ChinaCast Shares	3.14
CIC Agreements	Ex. J
CIC Continued Welfare Coverage	Ex. J
CIC Outplacement Services	Ex. J
CIC Severance Amount	Ex. J
Closing	2.8
Closing Cash Balance	2.10
Closing Date	2.8
Contributed Assets	2.2
Contributed Spaceway Assets	3.11
Contribution Agreement	Preamble
Customs	3.8
DirecWay Agreement	2.6
Earth Stations	4.24
Employee Benefit Plans	4.15
Enhanced Pension Benefit	Ex. J
Estimated Working Capital Amount	2.10
Estimated Working Capital Statement	2.10
ETA Plan	Ex. J
ETA COBRA Benefit	Ex. J
ETA Outplacement Services	Ex. J
ETA Severance Amount	Ex. J
ETA Tuition Reimbursement	Ex. J
Excluded Assets	2.3
Excluded HNS Representations	9.1
Excluded Investor Representations	9.1
Excluded Liabilities	2.4
Excluded Real Property Leases	2.3
Excluded Spaceway Assets	3.11
Final Working Capital Amount	2.10
Final Working Capital Statement	2.10
Financing	2.7
Financial Statements	4.6
Foreign Contract Employees	4.14
Foreign Employee Benefit Plans	4.14
Foreign Employees	4.14
Foreign Operations	4.14
Foreign Services Agreements	4.14
Foreign Services Company	4.14
Foreign Severance Amount	Ex. J
HNS	Preamble
HNS Europe	Ex. A
HNS UK	Ex. A
Indemnified Claim	9.7
Indemnified Party	9.7
Indemnifying Party	9.7
Insurance Policy	3.3
Interim Statements	3.10
Investor Interest	2.7

ITAR	3.1
Latest Balance Sheet	4.6
Laws of the HNS Countries of Operation	4.14
Lower Collar Amount	2.10
Material Contracts	4.16
Membership Interest Purchase Price	2.7
Newco	Preamble
Newco First Ninety Day Period	3.11
Newco Offer	3.11
Newco Offer Notice	3.11
Newco Offered Assets	3.11
Newco Purchase Option	3.11
Non-Competition Agreement	8.5
Original LLC Agreement	2.7
Owned Real Property	4.8
Parent	Preamble
Parent First Ninety Day Period	3.11
Parent Offer	3.11
Parent Offer Notice	3.11
Parent Offered Assets	3.11
Parent Purchase Option	3.11
Pass Through Arrangement	2.6
PBGC	4.15
Percentage	2.9
Potential Transaction	3.15
Pre-Closing Taxes	3.7
Prospective Newco Employee	Ex. J
Purchase Price	2.7
Real Property Leases	4.8
Real Property	4.8
Regulation	8.1
Relevant Accounting Rules	3.10
Restated LLC Agreement	2.7
Relevant Date	3.8
San Diego Premises	2.3
SAS 100	3.10
SEC	5.9
SEC Documents	5.9
Severance Amount	Ex. J
SkyTerra Common Stock	5.10
SkyTerra Non-voting Common Stock	5.10
SkyTerra Preferred Stock	5.10
SkyTerra Stock Plans	5.10
South Africa Manpower Agreement	Ex. I
Spaceway 4	3.11
Spaceway Services Agreement	3.11
Tax Group	4.5
Terminated Employee	Ex. J
Transfer	3.11
Third Party Claim	9.7
Third Party Claim Notice	9.7

Transfer Instruments	8.5
Transfer Restricted Asset	2.6
Transferred Employee	Ex. J
Transition Services Agreement	2.6
UK VAT	3.8
Updated Disclosure Schedule	8.4
Updated Investor Disclosure Schedule	8.4
Upper Collar Amount	2.10
VSAT	Ex. A
VSAT Business	Ex. A
WARN Act	2.4
Working Capital	Ex. G
Working Capital Target Amount	2.10

EXHIBIT B

LIST OF TRANSITION SERVICES

B-1

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

B-2

EXHIBIT C

DIRECWAY AGREEMENT TERM SHEET

C-1

EXHIBIT D

FORM OF ORIGINAL LLC AGREEMENT

D-1

EXHIBIT E

COMMITMENT LETTERS

E-1

EXHIBIT F

FORM OF RESTATED LLC AGREEMENT

F-1

EXHIBIT G

CALCULATION OF WORKING CAPITAL

G-1

“Working Capital” as of the Closing Date shall be determined in accordance with this Exhibit G-1 and shall be equal to (i) current assets of the VSAT Business as of the Closing Date; minus (ii) current liabilities of the VSAT Business as of the Closing Date. Working Capital shall be calculated consistent with the Interim Statements and Annual Statements, subject to the exceptions noted below. In no event shall any items related to any of the following be taken into account in the calculation of Working Capital: (a) ChinaCast Shares, (b) Assets included in the Closing Cash Balance, (c) Assets supporting the Financial Support Arrangements (d) Equipment Lease Arrangements, (e) Indebtedness (including for this purpose current portions thereof), (e) any intercompany receivables or payables to the extent that the same are to be cancelled pursuant to Section 3.2(c) or are to be transferred to Newco pursuant to Section 2.2(a)(viii), (f) accrued liabilities for year-end bonuses (or other incentive compensation) to officers and employees of the Business, (g) accrued liabilities for severance and related amounts payable to former employees of HNS, HNS Europe, HNS UK or the Transferred Subsidiaries whose employment was terminated with approval or consent of the Investor at or prior to the Closing Date and (h) Income Taxes. In addition, to the extent that there are any Assets or Liabilities of the Spaceway Business on the current portion of the Latest Balance Sheet, Assets or Liabilities of such type will be included in Working Capital in a consistent manner.

Subject to the above, “current assets” and “current liabilities” of Newco shall be determined in accordance with GAAP consistently applied using the same accounting methods, policies, practices and procedures, with consistent classifications, and estimation methodologies as were used in the preparation of the Latest Balance Sheet, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments or adjustments otherwise arising from or resulting as a consequence of the Contemplated Transactions on the Closing Date.

The Estimated Working Capital Statement and the Final Working Capital Statement (and any proposed adjustments thereto) shall be prepared so as to remove the effects, if any, resulting from any change in Working Capital, or the components thereof, caused by a change in GAAP required to be implemented by HNS or Parent between June 30, 2004 and the Closing Date.

For the avoidance of doubt, the attachment to this Exhibit G-1 illustrates the methodology for calculating the Working Capital Target Amount as of June 30, 2004.

G-2

The Working Capital Target Amount is One Hundred Ninety-Five Million Dollars ($195,000,000).

G-1

EXHIBIT H

FORM OF SPACEWAY SERVICES AGREEMENT

H-1

EXHIBIT I

FOREIGN EMPLOYEE MATTERS

I-1. Foreign Employees, Foreign Contract Employees and HNS UK Employees

Newco and HNS acknowledge and agree that all Foreign Employees, Foreign Contract Employees and HNS UK Employees shall be employed by Newco on and after Closing and that both parties shall comply with all applicable Laws of the HNS Countries of Operation in connection with such employment, including the giving of any required notices to such employees or to the applicable government and honoring the terms and conditions of the Foreign Employees’, the Foreign Contract Employees’ and the HNS UK Employees’ employment, including the assumption of any contracts of employment with the Foreign Employees or HNS UK Employees or any Foreign Services Agreements through which Foreign Contract Employees are employed; provided, however, that unless required by Law, Newco or its Affiliates shall have no obligation to provide HNS UK Employees with retirement benefits after the Closing Date in the manner provided before the Closing Date under the UK Plan. Prior to Closing, Newco agrees to use commercially reasonable efforts to cooperate in good faith with HNS regarding employee benefit matters for the Foreign Operations and HNS UK, including the provision of information about Newco’s intentions with regards to the Foreign Employees, Foreign Contract Employees and HNS UK Employees on or after the Closing Date or to facilitate HNS or its Affiliates’ compliance with its obligations under the Laws of the HNS Countries of Operation. Newco acknowledges and agrees that, on and after the Closing Date, Newco shall credit Foreign Employees with their applicable years of service with the applicable Foreign Operation and credit HNS UK Employees with their applicable years of service with HNS UK for all purposes under any Newco employee benefit plan, to the extent permissible under the Laws of the HNS Countries of Operation. If Newco or its Affiliates terminates an employment relationship with a Foreign Employee, a Foreign Contract Employee or an HNS UK Employee on or after the Closing Date, (1) Newco and its Affiliates shall be solely responsible for and shall make all payments and provide all benefits required under the Laws of the HNS Countries of Operation and the contractual arrangements with such employees and (2) Newco shall indemnify HNS for all claims made by Foreign Employees, Foreign Contract Employees and HNS UK Employees with respect to all such matters arising on or after Closing except for matters relating to the UK Plan.

I-2. South Africa Manpower Agreement

HNS shall assign to Newco and its Affiliates the Services Agreement by and between Hughes Network Systems, Inc. and Manpower SA (PTY), Limited, dated as of June 28, 2004 (the “South Africa Manpower Agreement”) and Newco shall accept such assignment. Newco and its Affiliates further acknowledges and agrees that the covenants set forth in Exhibit I-1 related to Foreign Services Agreements and Foreign Contract Employees shall be fully applicable to the South Africa Manpower Agreement.

I-3. HNS UK Employee Benefits

HNS shall transfer to Newco and Newco shall accept such transfer of all benefit plans, policies and arrangements listed on Section I-3 of the Disclosure Schedule, including all Assets and Liabilities with respect to such plans, policies and arrangements; provided, however, that HNS and its Affiliates shall have sole responsibility for any obligations or Liabilities with respect to the UK Plan and all obligations and Liabilities with respect to the UK Plan shall be Excluded Liabilities; provided, further, that unless required by Law, Newco or its Affiliates shall have no obligation to provide HNS UK Employees with retirement benefits after the Closing Date under a defined benefit pension plan or to provide credit for any HNS UK Employee’s service with HNS UK prior to Closing for purposes of benefit accruals under such a defined benefit pension plan.

I-1

EXHIBIT J

U.S. EMPLOYEE MATTERS

J-1. Business Employees

(a) (i) All Business Employees, whether such Business Employee is actively at work or on leave of absence, disability or medical leave, in each case, of less than 6 months (each a “Prospective Newco Employee”) whose employment with HNS is not terminated, whether voluntarily or involuntarily, on or before the Closing Date shall become a Newco employee as of the Closing Date (each a “Transferred Employee”). The Investor and Parent shall determine the terms and conditions of employment for each Transferred Employee.

(ii) (A) If a Business Employee is terminated by HNS prior to Closing or a Transferred Employee is terminated by Newco on or after Closing, but before December 23, 2005, and such termination is not due to either the voluntary resignation of such employee or the termination of such employee for cause by HNS or Newco as applicable (a “Terminated Employee”), the Terminated Employee shall be entitled to receive, consistent with the terms of The DIRECTV Group Employment Transition Assistance Plan (the “ETA Plan”), (1) a lump sum payment equal to the Terminated Employee’s Special Severance Benefit (as such term is described under the ETA Plan) under the ETA Plan, unless such Terminated Employee is subject to a CIC Agreement (the “ETA Severance Amount”); (2) payment by HNS or a refund by HNS of the Terminated Employee’s premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 for medical coverage up to a maximum of three months or until the Terminated Employee obtains coverage by another employer, whichever comes first (the “ETA COBRA Benefit”); (3) reimbursement for tuition expenses of up to $1,000 (the “ETA Tuition Reimbursement”); and (4) outplacement services to assist with career re-orientation, job search, interviewing skills and resume preparation (the “ETA Outplacement Services”). If the Terminated Employee is subject to a Change in Control Severance Agreement (each, a “CIC Agreement”), instead of receiving benefits under the ETA Plan, the Terminated Employee shall be entitled to receive, consistent with the terms of the applicable CIC Agreement, (1) a lump sum payment equal to the accrued compensation owed pursuant to sections 2.2.b and 2.2.c. of the CIC Agreement plus the Severance Compensation (as such term is defined under the CIC Agreement) (collectively, the “CIC Severance Amount”); (2) reimbursement for actual payments made for professional outplacement services, not to exceed 15% of base salary at the date of termination of employment (the “CIC Outplacement Services”); and (3) continued participation in HNS’ group health, dental and vision plans (or participation in plans with comparable benefits) for a period of time following termination of employment as set forth in the applicable CIC Agreement, except that such coverage shall expire if the Terminated Employee becomes eligible for coverage under a plan of another employer (the “CIC Continued Welfare Coverage”). A Terminated Employee shall be entitled to receive an enhanced pension benefit under the DIRECTV Pension Plan and the DIRECTV Employees’ Excess Benefit Plan if such Terminated Employee (1) is a participant in the contributory portion of the DIRECTV Pension Plan, (2) has not yet reached Magic 75 (as such term is defined under the DIRECTV Pension Plan) and (3) is eligible for the Pension Window Lump Sum Benefit (as such term is defined under the DIRECTV Pension Plan) pursuant to Section 6.1-A of the DIRECTV Pension Plan (the “Enhanced Pension Benefit”). Nothing in this paragraph shall be interpreted to entitle any Terminated Employee to any rights to an ETA Severance Amount, ETA COBRA Benefit, ETA Outplacement Services, CIC Severance Amount, CIC Outplacement Services, CIC Continued Welfare Coverage or an Enhanced Pension Benefit beyond those granted to such Terminated Employee under the ETA Plan, any applicable CIC Agreement and the DIRECTV Pension Plan.

(B) The determination as to whether a termination of an employee has been “for cause” shall be made in good faith solely by HNS or Newco, as applicable. HNS shall provide written notice to the Investor of HNS’s intent to terminate any Business Employee without cause no less than twenty (20) business days prior to the expected termination date. If the Investor objects in writing to such termination within fifteen (15) business days of the Investor’s receipt of HNS’s notice, HNS and the Investor shall negotiate in good faith to find a mutually acceptable solution with respect to whether such Business Employee should be terminated prior to Closing. The failure to object to a planned termination by the Investor within fifteen (15) business days of receipt of notice of such planned termination by HNS shall be deemed prior approval of such termination.

(C) HNS shall (a) pay 100% of the total cost of the ETA Severance Amount, the ETA COBRA Benefit, the ETA Tuition Reimbursement, the ETA Outplacement Services, the CIC Severance Amount, the CIC Outplacement Services, the CIC Continued Medical Coverage, and the Enhanced Pension Benefit applicable to a Terminated Employee plus the withholding Taxes and employer Taxes related to the payment of any of these benefits (collectively, the “Severance Amount”) for any Terminated Employees terminated prior to Closing and (b) pay 100% of the total cost of the severance payments to which a Foreign Employee, a Foreign Contract Employee or an HNS UK Employee is entitled under Law or a Foreign Employee Benefit Plan if such Foreign Employee, Foreign Contract Employee or HNS UK Employee is terminated prior to Closing, so long as Parent, HNS, and Investor agree to terminate such employment relationship (the “Foreign Severance Amount”). The total cost of the Severance Amount and the Foreign Severance Amount expended by HNS with the Investor’s approval on or prior to the Closing Date shall be charged against the Severance Cap. After Closing, Newco shall pay 100% of the Severance Amount and the Foreign Severance Amount. HNS, for terminations occurring prior to Closing, or Newco, for terminations occurring on or after Closing, shall pay the applicable withholding Taxes and employer Taxes in connection with the Severance Amount or the Foreign Severance Amount to the applicable Governmental Authorities in a timely manner. Notwithstanding anything to the contrary in any provision of this Agreement, HNS shall pay 100% of the Severance Amount with respect to any Business Employee terminated prior to Closing if a mutually acceptable solution is not found by the parties after the Investor objects pursuant to Section J-1(a)(ii)(B) and the costs of the Severance Amount with respect to such Business Employee shall not apply toward the Severance Cap. All payments and obligations owed to a Terminated Employee with respect to the Severance Amount shall be conditioned upon the execution and delivery, and the expiration of any applicable revocation period, of a general release by the applicable Terminated Employee that is satisfactory to Newco and HNS and its Affiliates. Newco shall within twenty (20) business days of receipt of a written request by HNS provide such other information as is reasonably requested by HNS for the purpose of monitoring Newco and its respective Subsidiaires’ compliance with this Exhibit J-1(a)(ii).

(D) Section J-1(a) of the Disclosure Schedule shall set forth the ETA Severance Amount, CIC Severance Amount, ETA COBRA Benefit, ETA Tuition Reimbursement, ETA Outplacement Services, CIC Continued Welfare Coverage, CIC Outplacement Services and Enhanced Pension Benefit applicable to any Business Employee assuming a termination date of July 1, 2005. HNS shall update the applicable ETA Severance Amount, CIC Severance Amount, ETA COBRA Benefit, ETA Tuition Reimbursement, ETA Outplacement Services, CIC Continued Welfare Coverage, CIC Outplacement Services and Enhanced Pension Benefit on Section J-1(a) of the Disclosure Schedule for any Terminated Employee within a commercially reasonable amount of time after a decision has been made as to the actual termination date for such Terminated Employee. The cost of the ETA COBRA Benefit and the CIC Continued Welfare Coverage shall be determined based on the actual cost of the applicable coverage for all Business Employees. The value of the Enhanced Pension Benefit shall be determined in accordance with the actuarial assumptions used by the DIRECTV Pension Plan and the DIRECTV Employees’ Excess Benefit Plan in their most recent actuarial reports. If the Investor in good faith disagrees with such calculations, the Investor and HNS shall negotiate in good faith to find a mutually acceptable calculation.

(E) Notwithstanding anything to the contrary contained herein, in no event shall the costs of the Severance Amount for any Terminated Employee, the costs of the Foreign Severance Amount for any Foreign Employee or the costs of the Foreign Severance Amount for any HNS UK Employee be charged against the Severance Cap unless such Terminated Employee’s employment with HNS, such Foreign Employee’s employment with the applicable Foreign Operation or such HNS UK Employee’s employment with HNS UK is terminated with the prior approval of the Investor.

(b) HNS shall use its commercially reasonable efforts to make the Prospective Newco Employees available to Newco, and HNS hereby authorizes Newco to enter into discussions with the Prospective Newco Employees regarding employment with Newco after the execution of this Contribution Agreement. Neither Parent nor HNS shall engage in any activity intended to discourage any Prospective Newco Employee from accepting an offer of employment from Newco and shall use its best efforts to provide that Prospective Newco Employees (other than Prospective Newco Employees who have applied for a position outside the Business prior to the date hereof with HNS) will not be offered employment by HNS, Parent or its Affiliates prior to the Closing Date; provided, however, that HNS and its Affiliates shall be permitted to (x) take any action they reasonably believe they are legally required to take in order to comply with applicable employment Laws, and (y) one year after the Closing Date offer employment to, and employ, any Business Employee who does not, on or prior to the Closing Date, accept an offer of employment from Newco. Except as otherwise set forth herein, neither HNS nor any of its Affiliates shall have any liability to any Transferred Employee relating to such Person’s employment with Newco or termination thereof on or after the Closing Date.

(c) Nothing in this Exhibit J, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Exhibit J on any Persons other than the parties to this Contribution Agreement and their respective successors and permitted assigns, nor is anything in this Contribution Agreement intended to relieve or discharge the obligation or Liability of any third party to any party to this Contribution Agreement, nor shall any provisions give any third party any right of subrogation over or action against any party to this Contribution Agreement.

J-2. HNS’s Employee Benefit Plans

(a) Except as set forth in this Exhibit J, HNS and its respective Affiliates shall retain all obligations and Liabilities (including Taxes) (i) under or in any way relating to the Employee Benefit Plans or (ii) otherwise in respect of each current or former participant in the Employee Benefit Plans (including any beneficiary thereof) with respect to obligations and liabilities incurred in respect of such participant or his or her covered dependents prior to the Closing Date, and neither Newco nor any of its Affiliates shall have any liability with respect thereto. Except as expressly provided in this Exhibit J or otherwise provided in the Contribution Agreement, Newco shall be liable for all obligations and liabilities in respect of each Transferred Employee (including any beneficiary thereof) with respect to obligations and liabilities incurred in respect of such Transferred Employee or his or her covered dependents on or after the Closing Date, and neither HNS nor any of its Affiliates shall have any liability with respect thereto. Except as provided in this Exhibit J-2, no assets or liabilities of any Employee Benefit Plan shall be transferred to, or assumed by, Newco or any plan of Newco.

(b) Effective as of the Closing Date, the Transferred Employees shall cease to be covered by the Employee Benefit Plans. HNS and Parent shall retain responsibility for and continue to pay all medical and dental plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his or her covered dependents prior to the Closing Date.

Newco shall be responsible for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date including medical, dental, short-term disability, long-term disability, life insurance benefits and worker’s compensation, to the extent such benefits are provided by Newco. For purposes of this paragraph, a claim is deemed incurred (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed, (ii) in the case of life insurance, when the death occurs, (iii) in the case of short-term and long-term disability benefits, when the disability occurs and (iv) in the case of worker’s compensation benefits, when the event giving rise to the benefit occurs.

(c) With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by Newco, Newco shall (i) provide coverage for Transferred Employees under its medical, dental and welfare plans on and after the Closing Date, (ii) cause there to be waived any pre-existing condition, actively at work requirements and waiting periods, except pre-existing conditions, actively at work requirements and waiting periods currently provided under HNS’s medical, welfare and dental plans and (iii) cause such plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under similar plans of HNS and its respective Affiliates during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(d) Transferred Employees shall receive credit for such Transferred Employee’s past service with HNS or any of its Affiliates or predecessors as reflected in Section J-2(d) of the Disclosure Schedule for purposes of vesting and any period of service requirements for commencement of participation in any employee benefit or compensation plan, program or arrangement that Newco sponsors or maintains on or after the Closing Date, and in which Transferred Employees are eligible to participate, Transferred Employees shall not receive credit for such past service for the purposes of (i) benefit accruals under a defined benefit plan of Newco or its Affiliates or (ii) calculating the amount of a Transferred Employee’s severance benefits under Newco’s and its Affiliates’ severance plan(s).

(e) HNS shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state Law), with respect to any Business Employee that is not a Transferred Employee in accordance with applicable Law with respect to any “qualifying event” occurring prior to, on or after the Closing Date. HNS shall also be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4908B of the Code (or any similar state Law), with respect to any Business Employee who is a Transferred Employee in accordance with applicable Law with respect to any “qualifying event” occurring prior to or on the Closing Date. Newco shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state Law), with respect to any Transferred Employee in accordance with Law with respect to any “qualifying event” which occurs after the Closing Date. Newco shall not entice or encourage any Transferred Employee to elect continued group health plan coverage under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state Law) with respect to plans maintained by HNS and its Affiliates.

(f) Except as otherwise provided in this Exhibit J, Newco shall be responsible for, and neither HNS nor its Affiliates shall have any liability or obligation with respect to any severance, termination or comparable payments or benefits with respect to any Transferred Employee who is subsequently terminated by Newco on or after the Closing Date.

(g) HNS shall be responsible for, and neither Newco nor its Affiliates shall have, any liability or obligation with respect to any retention payments or retention awards granted by HNS or its Affiliates to the Business Employees.

(h) Unless applicable Law requires a cash out of accrued but unused vacation, personal time, sick time and extended pay time off upon termination of employment, Newco shall recognize, honor and assume the liability for each such Transferred Employee’s accrued but unused vacation, personal time, sick time and extended pay time off with HNS and its Affiliates, as accrued as of the Closing Date, as set forth on a schedule that will be provided to Newco on or before five (5) business days prior to the Closing Date.

(i) Prior to Closing, Newco and HNS shall negotiate in good faith to determine whether, and to what extent, Newco shall assume, adopt, succeed to, honor and continue to perform all obligations of HNS and its Affiliates under all outsourcing and independent contractor arrangements set forth in Section J-2(i) of the Disclosure Schedule.

(j) Newco shall take all steps necessary to permit each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted under the Law into an account under Newco’s 401(k) Plan.

Business Employees with vested stock options with respect to Parent stock shall be entitled to exercise such stock options until the earlier of the normal expiration of the option or five (5) years from the Closing Date.

EXHIBIT K

FORM OF BILL OF SALE AND ASSUMPTION AGREEMENT

K-1

EXHIBIT L

FORM OF NON-COMPETITION AGREEMENT

L-1

EXHIBIT M

FORM OF INTELLECTUAL PROPERTY AGREEMENT

M-1

EXHIBIT N

FORM OF INVESTOR RIGHTS AGREEMENT

N-1

EXHIBIT O

HNS KNOWLEDGE PERSONS

Pradman Kaul, Chairman and Chief Executive Officer

James Lucchese, Executive Vice President and Chief Financial Officer

Paul Gaske, Executive Vice President and General Manager, North America Division

Bahram Pourmand, Executive Vice President and General Manager, HNS International

Adrian Morris, Senior Vice President, Engineering

Tom McElroy, Vice President Finance, Controller

Dean Manson, General Counsel

John Whelan, Associate General Counsel – Intellectual Property

O-1

EXHIBIT P

FORM OF REGISTRATION RIGHTS AGREEMENT

P-1